Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF JANUARY 14, 2014

BY AND AMONG

VERISK ANALYTICS, INC.,

INSURANCE SERVICES OFFICE, INC.,

ISO MERGER SUB I, INC.,

EAGLEVIEW TECHNOLOGY CORPORATION

AND

FORTIS ADVISORS LLC, AS THE STOCKHOLDERS’ REPRESENTATIVE

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Exhibit A	Definitions
Exhibit B	Certificate of Merger
Exhibit C	Letter of Transmittal
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Opinion of Counsel to the Acquired Companies
Exhibit F	Form of Landlord Estoppel Certificate
Exhibit G	Form of Opinion of General Counsel of Buyer

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of the 14th day of January, 2014 by and among VERISK ANALYTICS, INC., a Delaware corporation (“Parent”), INSURANCE SERVICES OFFICE, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Buyer”), ISO MERGER SUB I, INC., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Acquisition Corporation”), EAGLEVIEW TECHNOLOGY CORPORATION, a Delaware corporation formerly known as Aerial Holding, Inc., (the “Company”), and FORTIS ADVISORS LLC, a Delaware limited liability company, as the representative of the Securityholders (the “Stockholders’ Representative”).

W I T N E S S E T H:

WHEREAS, the boards of directors of Buyer, Acquisition Corporation and the Company have determined that it would be advisable and in the best interests of the stockholders of their respective companies that Acquisition Corporation merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Buyer, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement; and

WHEREAS, pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company, and certain stock options to purchase shares of Company Common Stock (as defined below), shall each be converted into the right to receive cash in the manner set forth herein; and

WHEREAS, the Company, Acquisition Corporation and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to the willingness of Buyer and Acquisition Corporation to enter into this Agreement, holders representing at least forty percent (40%) of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis, shall have executed and delivered to Buyer a Stockholder Voting Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Certain capitalized terms used in this Agreement are defined in Exhibit A and other capitalized terms used in this Agreement are defined in the Sections of this Agreement where they first appear.

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Section 1.2 Construction and Interpretation.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Each definition in this Agreement includes the singular and the plural, and references to any gender include the other genders where appropriate.

(c) Any reference to any federal, state, local, or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. References to any statute or regulation mean such statute or regulation as amended at the time and include any successor legislation or regulation.

(d) The word “including” means “including without limitation.” The word “or” is not exclusive.

(e) References to Articles, Sections, Exhibits and Schedules mean the Articles, Sections, Exhibits and Schedules of this Agreement (unless otherwise indicated). The Exhibits and Schedules (including the Disclosure Schedule) are incorporated by reference into and shall be deemed a part of this Agreement.

(f) The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

(g) Any and all accounting terms utilized in this Agreement shall, unless the context otherwise requires, be construed in accordance with GAAP.

(h) All references to dollar amounts in this Agreement shall be references to United States Dollars unless otherwise provided.

(i) In computing any time period provided for in this Agreement, the first day of the time period shall not be counted but the last day of the time period shall be counted. Any action required to be taken on a particular day must be taken before 5:00 p.m., Eastern Time, on that day. For example, if an action were required to be taken within ten (10) days after the Closing Date, and the Closing Date were November 30, 2013, the first day to be counted would be December 1, 2013 and the action would be required to be taken before 5:00 p.m., Eastern Time, on December 10, 2013.

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Acquisition Corporation

shall be merged with and into the Company, the separate corporate existence of Acquisition Corporation shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Buyer. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of McCarter & English, LLP at Four Gateway Center, 100 Mulberry Street, Newark, New Jersey 07102 at 10:00 a.m. (EST) on a date to be designated by Buyer, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date upon which the Closing occurs is herein referred to as the “Closing Date.” Subject to the provisions of this Agreement, in connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with any required certificates, with the Secretary of State of Delaware, in accordance with the relevant provisions of the DGCL (the date and time of the acceptance of such filing, or such later date and time as specified in the Certificate of Merger, being the “Effective Time”).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Acquisition Corporation shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corporation shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will be amended and restated in their entirety to be identical to the Certificate of Incorporation and Bylaws of Acquisition Corporation.

Section 2.5 Directors and Officers. At the Effective Time, the directors of the Surviving Corporation shall be those persons who were the directors of Acquisition Corporation immediately prior to the Effective Time, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal. At the Effective Time, the officers of the Surviving Corporation shall be those persons who were the officers of Acquisition Corporation immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

Section 2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Acquisition Corporation, Buyer or the holders of any Equity Securities of the Company and subject in all cases to the terms and conditions of this Agreement:

(a) Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, subject to

Section 2.6(g), and excluding Dissenting Shares, will be cancelled and extinguished and be converted automatically into the right to receive an amount (the “Series A Preferred Consideration”), without interest, equal to the sum of (i) the Per Share Upfront Stock Consideration, (ii) following the Release Date and subject to and in accordance with Section 2.10(c), Article X and the Escrow Agreement, the Per Share Escrow Consideration, if any, (iii) following the final determination of the Closing Working Capital and the Closing Certificate pursuant to Section 2.10(b), the Per Share Working Capital Surplus, if any, and (iv) following the Representative Fund Release Date, the Per Share Representative Fund Consideration, if any. All shares of Series A Preferred Stock, when so converted will be automatically cancelled and extinguished and shall cease to exist, and each holder of a share of Series A Preferred Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the rights, in each case subject to the terms and conditions of this Agreement and the Escrow Agreement, to receive the Series A Preferred Consideration.

(b) Company Series B-1 Preferred Stock. Each share of Company Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, subject to Section 2.6(g), and excluding Dissenting Shares, will be cancelled and extinguished and be converted automatically into the right to receive an amount (the “Series B-1 Preferred Consideration”), without interest, equal to the sum of (i) the Per Share Upfront Stock Consideration, (ii) the Series B-1 Per Share Preference Amount, (iii) following the Release Date and subject to and in accordance with Section 2.10(c), Article X and the Escrow Agreement, the Per Share Escrow Consideration, if any, (iv) following the final determination of the Closing Working Capital and the Closing Certificate pursuant to Section 2.10(b), the Per Share Working Capital Surplus, if any, and (v) following the Representative Fund Release Date, the Per Share Representative Fund Consideration, if any. All shares of Company Series B-1 Preferred Stock, when so converted will be automatically cancelled and extinguished and shall cease to exist, and each holder of a share of Company Series B-1 Preferred Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the rights, in each case subject to the terms and conditions of this Agreement and the Escrow Agreement, to receive the Series B-1 Preferred Consideration.

(c) Company Series B-2 Preferred Stock. Each share of Company Series B-2 Preferred Stock issued and outstanding immediately prior to the Effective Time, subject to Section 2.6(g), and excluding Dissenting Shares, will be cancelled and extinguished and be converted automatically into the right to receive an amount (the “Series B-2 Preferred Consideration”), without interest, equal to the sum of (i) the Per Share Upfront Stock Consideration, (ii) following the Release Date and subject to and in accordance with Section 2.10(c), Article X and the Escrow Agreement, the Per Share Escrow Consideration, if any, (iii) following the final determination of the Closing Working Capital and the Closing Certificate pursuant to Section 2.10(b), the Per Share Working Capital Surplus, if any, and (iv) following the Representative Fund Release Date, the Per Share Representative Fund Consideration, if any. All shares of Company Series B-2 Preferred Stock, when so converted will be automatically cancelled and extinguished and shall cease to exist, and each holder of a share of Company Series B-2 Preferred Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the rights, in each case subject to the terms and conditions of this Agreement and the Escrow Agreement, to receive the Series B-2 Preferred Consideration.

(d) Company Series B-3 Preferred Stock. Each share of Company Series B-3 Preferred Stock issued and outstanding immediately prior to the Effective Time, subject to Section 2.6(g), and excluding Dissenting Shares, will be cancelled and extinguished and be converted automatically into the right to receive an amount (the “Series B-3 Preferred Consideration”), without interest, equal to the sum of (i) the Per Share Upfront Stock Consideration, (ii) the Series B-3 Per Share Preference Amount, (iii) following the Release Date and subject to and in accordance with Section 2.10(c), Article X and the Escrow Agreement, the Per Share Escrow Consideration, if any, (iv) following the final determination of the Closing Working Capital and the Closing Certificate pursuant to Section 2.10(b), the Per Share Working Capital Surplus, if any, and (v) following the Representative Fund Release Date, the Per Share Representative Fund Consideration, if any. All shares of Company Series B-3 Preferred Stock, when so converted will be automatically cancelled and extinguished and shall cease to exist, and each holder of a share of Company Series B-3 Preferred Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the rights, in each case subject to the terms and conditions of this Agreement and the Escrow Agreement, to receive the Series B-3 Preferred Consideration.

(e) Company Series C Preferred Stock. Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, subject to Section 2.6(g), and excluding Dissenting Shares, will be cancelled and extinguished and be converted automatically into the right to receive an amount (the “Series C Preferred Consideration”), without interest, equal to the sum of (i) the Per Share Upfront Stock Consideration, (ii) following the Release Date and subject to and in accordance with Section 2.10(c), Article X and the Escrow Agreement, the Per Share Escrow Consideration, if any, (iii) following the final determination of the Closing Working Capital and the Closing Certificate pursuant to Section 2.10(b), the Per Share Working Capital Surplus, if any, and (iv) following the Representative Fund Release Date, the Per Share Representative Fund Consideration, if any. All shares of Company Series C Preferred Stock, when so converted will be automatically cancelled and extinguished and shall cease to exist, and each holder of a share of Company Series C Preferred Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the rights, in each case subject to the terms and conditions of this Agreement and the Escrow Agreement, to receive the Series C Preferred Consideration.

(f) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, subject to Section 2.6(g) and Section 2.6(i), and excluding Dissenting Shares, will be cancelled and extinguished and be converted automatically into the right to receive an amount (the “Common Stock Consideration”), without interest, equal to the sum of (i) the Per Share Upfront Stock Consideration, (ii) following the Release Date and subject to and in accordance with Section 2.10(c), Article X and the Escrow Agreement, the Per Share Escrow Consideration, if any, (iii) following the final determination of the Closing Working Capital and the Closing Certificate pursuant to Section 2.10(b), the Per Share Working Capital Surplus, if any, and (iv) following the Representative Fund Release Date, the Per Share Representative Fund Consideration, if any. All shares of Company Common Stock, when so converted will be automatically cancelled and extinguished and shall cease to exist, and each holder of a share of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the rights, in each case subject to the terms and conditions of this Agreement and the Escrow Agreement, to receive the Common Stock Consideration.

(g) Company Capital Stock Owned by the Company. Each share of Company Common Stock and Company Preferred Stock owned by the Company (or held as treasury stock) immediately prior to the Effective Time will be cancelled and extinguished without any conversion thereof or payment thereon.

(h) Company Options. Each Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time shall be accelerated and become fully vested. At the Effective Time, each such then unexercised and outstanding Company Vested Option shall, by virtue of the Merger, be immediately cancelled and extinguished and the holder thereof shall be entitled to receive upon the terms and subject to the conditions set forth in this Section 2.6 and throughout this Agreement, including the indemnity provisions set forth in Article X, in consideration of such cancellation, for each share of Company Common Stock as to which such Company Vested Option is vested (including accelerated vesting pursuant to the preceding sentence), an amount (the “Company Vested Option Consideration”), without interest, equal to the sum of (i) the Per Share Upfront Option Consideration, (ii) following the Release Date and subject to and in accordance with Section 2.10(c), Article X and the Escrow Agreement, the Per Share Escrow Consideration, if any, (iii) following the final determination of the Closing Working Capital and the Closing Certificate pursuant to Section 2.10(b), the Per Share Working Capital Surplus, if any, and (iv) following the Representative Fund Release Date, the Per Share Representative Fund Consideration, if any. At the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the rights, in each case subject to the terms and conditions of this Agreement and the Escrow Agreement, to receive the Company Vested Option Consideration. To the extent permissible by applicable Legal Requirements, any ambiguities will be interpreted so that the payments contemplated under this Section 2.6 are exempt from or comply with Code Section 409A. The payment of the foregoing amounts shall be reduced by any applicable income or employment or other Tax withholding required under the Code or any provision of applicable state, local or foreign Tax Legal Requirements. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Vested Options. Each Company Option (or portions thereof) that are unvested, unaccelerated and outstanding immediately prior to the Effective time, if any, will, as of the Effective Time, automatically be cancelled and extinguished and no consideration will be delivered in exchange therefor.

(i) Company Warrants. Each Company Warrant (or portion thereof) that (A) is outstanding and remains unexercised immediately prior to the Effective Time, shall, by virtue of the Merger, be immediately cancelled and extinguished and the holder thereof shall be entitled to receive upon the terms and subject to the conditions set forth in this Section 2.6 and throughout this Agreement, including the indemnity provisions set forth in Article X, in consideration of such cancellation, for each share of Company Common Stock as to which such Company Warrant is exercisable, and (B) is or will have been exercised prior to and effective conditionally upon the consummation of the Merger shall be entitled to receive upon the terms and subject to the conditions set forth in this Section 2.6 and throughout this Agreement, including the indemnity provisions set forth in Article X for each share of Company Common Stock issued upon exercise of such Company Warrant, an amount (the “Company Warrant Consideration”), without interest, equal to the sum of (i) the Per Share Upfront Warrant Consideration, (ii) following the Release Date and subject to and in accordance with Section 2.10(c),

Article X and the Escrow Agreement, the Per Share Escrow Consideration, if any, (iii) following the final determination of the Closing Working Capital and the Closing Certificate pursuant to Section 2.10(b), the Per Share Working Capital Surplus, if any, and (iv) following the Representative Fund Release Date, the Per Share Representative Fund Consideration, if any. At the Effective Time, all Company Warrants shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Warrant shall cease to have any rights with respect thereto, except the rights, in each case subject to the terms and conditions of this Agreement and the Escrow Agreement, to receive the Company Warrant Consideration.

(j) Capital Stock of Acquisition Corporation. Each share of common stock of Acquisition Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Buyer. Each stock certificate of Acquisition Corporation evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(k) Dissenting Shares.

(i) If, in connection with the Merger, any holders of Company Capital Stock shall have demanded and perfected their appraisal rights with respect to such shares (the “Dissenting Shares”) in accordance with the DGCL, none of such Dissenting Shares shall be converted into a right to receive that portion of the Merger Consideration payable to the holder of such Dissenting Shares as provided in Sections 2.6(a) through and including 2.6(f), as applicable, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. After the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except, subject to the following sentence, the right to receive the fair value of such Dissenting Shares pursuant to the DGCL. In the event that any holder of Company Capital Stock fails to make an effective demand for payment or fails to perfect its appraisal rights as to its shares of Company Capital Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Sections 2.6(a) through and including 2.6(f), as applicable, in respect of such shares as if such shares had never been Dissenting Shares, and Buyer shall issue and deliver, if it has not already done so, to the Exchange Agent, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.8, following the satisfaction of the applicable conditions set forth in Section 2.8, the portion of the Merger Consideration to which such holder would have been entitled under Sections 2.6(a) through and including 2.6(f), as applicable with respect to such shares (subject to the provisions of Sections 2.6 and 2.8). The Company shall give Buyer prompt written notice (and in no event more than five (5) Business Days) of any demand received by the Company for appraisal of Company Capital Stock or notice of exercise of a holder’s of Company Capital Stock appraisal rights in accordance with the DGCL.

(ii) The Stockholders’ Representative may elect to assume the defense of any proceeding with respect to any appraisal of Company Capital Stock with counsel reasonably satisfactory to Buyer (it being agreed by Buyer that the Designated Firm is per se reasonable) by giving notice to Buyer of its election to assume such defense no later than ten (10) days after the Company gives Buyer notice of any demand for appraisal of such Company Capital Stock. If the Stockholders’ Representative elects to assume the defense of any such proceeding, it shall diligently conduct such defense. Except with Buyer’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed, the Company shall not make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights unless (A) such payment or offer of settlement does not exceed that portion of the Merger Consideration otherwise payable to the holder of such Dissenting Shares as provided in Sections 2.6(a) through and including 2.6(f), as applicable, and (B) Buyer and the Company receive a full release of, and from, any other claims that may be made against, Parent, Buyer, the Company or any of the other Acquired Companies by the holder of such Dissenting Shares. Buyer, the Company and the Stockholders’ Representative shall cooperate in good faith in connection with any proceeding with respect to any appraisal of Company Capital Stock and each shall make available all information reasonably requested by each other party for such purposes.

(l) Adjustments. All amounts payable as hereinafter set forth in this Article II, shall be adjusted to reflect appropriately the effect of any recapitalization, reorganization, stock dividend, forward or reverse stock split or other like change with respect to the Company Capital Stock occurring prior to the Effective Time (it being acknowledged and agreed that the right of the Company to effect any of the foregoing shall be subject to the provisions hereinafter set forth).

Section 2.7 Pre-Closing Deliveries; Payments at Closing.

(a) Pre-Closing Deliveries.

(i) At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer (A) a certificate of the Company’s Chief Financial Officer (the “Estimated Closing Certificate”) setting forth the Company’s calculation of the Estimated Merger Consideration as of the anticipated Closing Date, including an itemized statement of the Estimated Closing Working Capital and (B) an estimated balance sheet of the Acquired Companies as of the anticipated Closing Date reflecting the Company’s calculation of each of the components of the Estimated Merger Consideration, which shall have been prepared in accordance with GAAP applied on a basis consistent with and used in preparing the Historical Financial Statements. Prior to the Closing, the Company shall afford Buyer a reasonable opportunity to receive and review any information and any calculation relating to the preparation of the Estimated Closing Certificate. The Estimated Closing Certificate shall be used to determine the Estimated Merger Consideration on the Closing Date, subject to further adjustment in accordance with Section 2.10(c).

(ii) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a definitive closing payment schedule (the “Closing

Payment Schedule”) certified by the Company’s Chief Financial Officer and the Stockholders’ Representative setting forth (A) the distribution of the Estimated Merger Consideration, including (w) the name of each Securityholder immediately prior to the Effective Time, (x) the portion of the Upfront Merger Consideration payable to each Securityholder under Subsections 2.6(a) through and including 2.6(f), 2.6(h) and 2.6(i), (y) each Securityholder’s share of the Escrow Consideration and the Representative Fund Consideration, and (z) the amount of Tax withholding, if any, required in connection with any payment at Closing with respect to each Securityholder; (B) the name of each Person entitled to receive any payment of Transaction Expenses at Closing, if any, and the aggregate amount of Transaction Expenses payable to each such Person, (C) the name of each Person entitled to receive any payment of Acquired Company Indebtedness at Closing, if any, and the aggregate amount of such Acquired Company Indebtedness payable to each such Person and (D) the Pro Rata Share for each Securityholder. The Company agrees that the Merger qualifies as a “Liquidation” within the meaning specified in the Company Certificate of Incorporation and the Closing Payment Schedule shall be prepared consistent with the liquidation provisions set forth in the Company Certificate of Incorporation. Buyer, the Exchange Agent, the Surviving Corporation and the Stockholders’ Representative shall be entitled to rely conclusively on the Closing Payment Schedule and shall have no liability to any Securityholder if the Merger Consideration is distributed in accordance with the Closing Payment Schedule.

(iii) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a spreadsheet (the “Company Spreadsheet”) in a form acceptable to Buyer, which spreadsheet shall be certified as true, complete and correct by the Company’s Chief Executive Officer as of the Closing and which shall include as of the Closing: (A) all Stockholders (other than the holders of any Company Options or Company Warrants who have, prior to such time, provided proper written notice to the Company that such Company Options or Company Warrants have been or will be exercised prior to and effective conditionally on consummation of the Merger) and their respective addresses, indicating whether each such Stockholder is a current or former employee of any of the Acquired Companies; the number of shares of Company Capital Stock held by such Stockholder (including whether such shares are Company Common Stock, Company Series A Preferred Stock, Company Series B-1 Preferred Stock, Company Series B-2 Preferred Stock, Company Series B-3 Preferred Stock or Company Series C Preferred Stock), and the respective certificate numbers; the date of acquisition of such shares; whether such shares of Company Capital Stock were acquired pursuant to the exercise of an incentive stock option and such other information relevant thereto or which Buyer or the Exchange Agent may reasonably request; (B) all Stockholders who are or were holders of any Company Options or Company Warrants who have, prior to such time, provided proper written notice to the Company that such Company Options or Company Warrants have been or will be exercised prior to and effective conditionally on consummation of the Merger, their respective addresses, indicating whether each such Stockholder is a current or former employee of any of the Acquired Companies, the number of shares of Company Common Stock underlying each such Company Vested Option or Company Warrant and the per share exercise price for each Company Option or Company Warrant, and such other information relevant thereto or which Buyer or the Exchange Agent may reasonably request; and (C) all holders of Company Vested Options and their respective addresses, indicating whether each such holder is a current or former employee of any of the Acquired Companies; the number of shares of Company Common Stock underlying each such Company Vested Options; the grant dates of such Company Vested Options and the vesting arrangement with respect to such Company Vested Options and indicating the per share exercise price for each Company Vested Option; whether such Company Vested Options are incentive stock options or non-qualified stock options; and such other information relevant thereto or which Buyer or the Exchange Agent may reasonably request.

(iv) The Company agrees that the Closing Payment Schedule shall be accompanied by such pay-off statements and other evidence as shall be reasonably requested by Buyer in order to confirm the payment thereof required at Closing to fully satisfy and discharge any and all Acquired Company Indebtedness which has not been fully paid and discharged prior to Closing and any associated Liens and such pay-off statements and other evidence as shall be reasonably requested by Buyer in order to confirm the payment thereof with respect to all Transaction Expenses to be paid at Closing. If there are any changes between the date of the delivery of the Closing Payment Schedule or Company Spreadsheet to Buyer and the Closing Date, the Company shall deliver an updated Closing Payment Schedule and/or Company Spreadsheet to Buyer setting forth the changes and any details relating thereto. Prior to Closing, the Company shall afford Buyer a reasonable period to receive and review any information and any calculation relating to the Closing Payment Schedule and/or the Company Spreadsheet and any updates delivered by the Company to Buyer prior to the Effective Time.

(b) Payments at Closing. At Closing:

(i) Buyer shall deposit the Escrow Amount in immediately available funds with Escrow Agent, such deposit of the Escrow Amount to constitute an escrow fund to be governed by the terms set forth herein and in the Escrow Agreement;

(ii) Buyer shall deposit the Representative Fund Amount with the Stockholders’ Representative, such deposit to constitute a fund to be available to the Stockholders’ Representative to be governed by the terms set forth herein and for which, upon deposit with the Stockholders’ Representative, Buyer shall have no liability;

(iii) Buyer shall make available to the Surviving Corporation for payment in accordance with this Article II the portion of the Total Upfront Option Consideration payable to the former holders of Company Vested Options who are employees of any of the Acquired Companies at the Effective Time, in cash, and the Surviving Corporation shall make any payments to such former holders of Company Vested Options pursuant to the foregoing, net of any applicable Tax withholding, via a regular or special payroll run, in accordance with its regular payroll practices;

(iv) Buyer shall deposit the Exchange Fund in immediately available funds with the Exchange Agent for exchange in accordance with this Article II; and

(v) Buyer, on behalf of the Acquired Companies, shall pay to the respective payees of Transaction Expenses and/or Acquired Company Indebtedness

which have not been fully paid prior to the Effective Time, the amounts of such Transaction Expenses and Acquired Company Indebtedness as specified in the Closing Payment Schedule.

Section 2.8 Exchange of Company Stock Certificates and Payment for Company Options and Company Warrants.

(a) Exchange Agent. Wells Fargo Bank, National Association, or another Person selected by Buyer and reasonably satisfactory to the Stockholders’ Representative, shall serve as the exchange agent (the “Exchange Agent”) in connection with the Merger to receive the funds from Buyer to which the Stockholders (including the holders of Company Warrants who exercised their Company Warrants prior to the Effective Time), former holders of Company Vested Options who are not employees of any of the Acquired Companies as of the Effective Time (each such option holder, a “Non-Employee Option Holder”) and former holders of Company Warrants who did not exercise their warrants prior to the Effective Time shall become entitled pursuant to Section 2.6. Buyer shall be solely responsible for fees and expenses of the Exchange Agent.

(b) Exchange Procedures. (i) Promptly following the Closing Date, Buyer or the Exchange Agent shall mail a letter of transmittal in substantially the form attached hereto as Exhibit C (the “Letter of Transmittal”) to each Stockholder (including the holders of Company Warrants who exercised their Company Warrants prior to the Effective Time) at the address set forth opposite each such holder’s name on the Company Spreadsheet. After receipt of the Letter of Transmittal and any other documents that Buyer or the Exchange Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), the Stockholders will surrender their certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Buyer, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 2.8(d), the Stockholder shall be entitled to receive from the Exchange Agent in exchange therefor (A) the portion of the Exchange Fund, (B) the portion of the Adjusted Working Capital Surplus, if any, and (C) to the extent deposited with the Exchange Agent, the portion of the Representative Fund, to which such Stockholder is entitled pursuant to Sections 2.6(a) through and including 2.6(f) and Section 2.6(i), as applicable, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate (other than those representing Dissenting Shares) outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the amounts payable, if any, in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to a Stockholder of any unsurrendered Company Stock Certificate with respect to such shares of Company Capital Stock formerly represented thereby until the Stockholder of record of such Company Stock Certificate shall surrender such Company Stock Certificate or documentation satisfactory to Buyer and the Exchange Agent evidencing the loss of such Company Stock Certificate as contemplated by Section 2.13 and shall deliver validly executed Exchange Documents. Notwithstanding anything in this Section 2.8(b), neither the Buyer nor any of its Affiliates shall be required to deliver to the Exchange Agent any Company Stock Certificate with respect to any shares of Company Common Stock held by Buyer or any of its Affiliates prior to the Effective Time as a result of the exercise of any Company Warrants in order to receive the portion of the Merger Consideration payable to Buyer or its Affiliates.

(ii) At least ten (10) Business Days prior to the Closing Date, the Company shall mail or deliver to each holder of Company Vested Options who is an employee of the Company (each such option holder, an “Employee Option Holder”) notice of the proposed Merger and an Option Acknowledgement Form. Upon surrender to Buyer or the Company of an Option Acknowledgement Form, duly completed and validly exercised in accordance with the instructions thereto, Buyer shall cause the Surviving Corporation to pay to each Employee Option Holder such former holder’s Per Share Upfront Option Consideration, net of applicable Tax withholding amounts, if any. The Employee Option Holder shall also be entitled to receive from Buyer or the Surviving Corporation (A) the portion of the Adjusted Working Capital Surplus, if any, and (B) to the extent deposited with Buyer or the Surviving Corporation, the portion of the Representative Fund, if any, in each case to which such holder is entitled to pursuant to Section 2.6(h) in accordance with and at the respective times set forth in this Agreement. Buyer shall make or cause to be made any payments of the applicable Company Vested Option Consideration to Employee Option Holders by depositing such funds with the Surviving Corporation for distribution through its normal payroll systems and shall cause such distribution to Employee Option Holders to be made.

(iii) At least ten (10) Business Days prior to the Closing Date, the Company shall mail to each Non-Employee Option Holder a notice of the proposed Merger and an Option Acknowledgement Form with appropriate instructions and any other documents that Buyer or the Exchange Agent may reasonably require in order to effect the exchange of their Company Vested Options for the Company Vested Option Consideration. Upon return of such materials to the Exchange Agent, the Exchange Agent shall pay to each Non-Employee Option Holder such former holder’s Per Share Upfront Option Consideration, net of applicable Tax withholding amounts, if any. The Non-Employee Option Holder shall also be entitled to receive from the Exchange Agent (A) the portion of the Adjusted Working Capital Surplus, if any, and (B) to the extent deposited with the Exchange Agent, the portion of the Representative Fund, if any, in each case to which such holder is entitled to pursuant to Section 2.6(h) in accordance with and at the respective times set forth in this Agreement.

(iv) At least ten (10) Business Days prior to the Closing Date, the Company shall mail or deliver to each holder of a Company Warrant a notice of the proposed Merger and an agreement in the form approved by Buyer and the Company (a “Warrant Cash-Out Agreement”) providing that such Company Warrant, if not exercised (conditionally upon the consummation of the Merger or any time prior thereto), be cancelled as of the consummation of the Merger, and that such holder (a) accepts the consideration set forth in Section 2.6(i) in lieu of any other consideration that might be claimed by any such holder, (b) unconditionally and irrevocably waives and releases all right or claim that such holder might have or assert in respect of such consideration, (c) acknowledges that such holder’s Company Warrants shall terminate upon and may not be exercised after the Closing Date, and (d) approving the appointment of the Stockholders’ Representative and agreeing to be bound by the indemnification obligations contained in this Agreement and the provisions set forth in Article X and the Escrow Agreement with appropriate instructions and any other documents that Buyer or the Exchange Agent may reasonably require in order to effect the exchange of their Company Warrants for the Company Warrant Consideration. Prior to and effective conditionally on consummation of the Merger such holder shall be entitled to receive from Buyer upon consummation of the Merger, in respect of each share of Company Common Stock subject to such Company Warrant, the Company Warrant Consideration. Upon return of such materials to the Exchange Agent, including the Warrant Cash-Out Agreement if a holder has not exercised such holder’s Company Warrant prior to the Effective Time, the Exchange Agent shall pay to each such former holder of Company Warrants such former holder’s Per Share Upfront Warrant Consideration. Such former holder shall also be entitled to receive from the Exchange Agent (A) the portion of the Adjusted Working Capital Surplus, if any, and (B) to the extent deposited with the Exchange Agent, the portion of the Representative Fund, if any, in each case to which such holder is entitled to pursuant to Section 2.6(i) in accordance with and at the respective times set forth in this Agreement.

(c) Rights of Former Company Stockholders. At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Capital Stock immediately prior to the Effective Time and no transfer of Company Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.8, each Company Stock Certificate (other than shares to be cancelled pursuant to Section 2.6(g) or as to Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 2.6(a) through 2.6(f) and 2.6(i), as applicable, in exchange therefor. All Dissenting Shares (for so long as they retain the status of Dissenting Shares) shall represent the right to receive the fair value of such shares in accordance with the DGCL.

(d) Transfer of Ownership. If any payment for shares of Company Capital Stock is to be made to a Person other than the Person in whose name such Company Stock Certificate is registered, it shall be a condition of such payment that the Company Stock Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the payment amount of any stock transfer or similar Taxes (whether imposed on the registered holder, transferee or otherwise) payable on account of the transfer to such Person shall be deducted from the amount paid by Buyer, or otherwise paid in full to Buyer or to any agent designated by Buyer, or Buyer or the Exchange Agent may refuse to make payment of any portion of the Merger Consideration otherwise payable to such Person unless such Person establishes to the satisfaction of Buyer or any agent designated by Buyer that such Tax has been paid or is not payable.

(e) Termination of Exchange Agent Fund. Any portion of the Exchange Fund that remains in possession of the Exchange Agent and undistributed to any of the former Securityholders six (6) months after the Effective Time shall be delivered to Buyer, upon demand, and the former Securityholders who have not previously complied with this Section 2.8 shall thereafter look only to Buyer for payment of such cash amounts to the extent payable to such former Securityholders pursuant to Section 2.6 upon, in the case of former Stockholders, the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 2.8(b). No interest shall be payable as to the amounts delivered to Buyer pursuant to the provisions of this Section 2.8(e) and which are subsequently delivered to the former Securityholders.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, the Surviving Corporation, Buyer, any party hereto or any of their respective Affiliates shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

(g) Dissenting Shares. The provisions of this Section 2.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Buyer under this Section 2.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for each such share (i) the applicable Per Share Upfront Merger Consideration, (ii) following the Release Date and subject to and in accordance with Section 2.10(c), Article X and the Escrow Agreement, the Per Share Escrow Consideration, if any, (iii) following the final determination of the Closing Working Capital and the Closing Certificate pursuant to Section 2.10(b), the Per Share Working Capital Surplus, if any, and (iv) following the Representative Fund Release Date, the Per Share Representative Fund Consideration, if any, in each case to which such holder is entitled pursuant to Sections 2.6(a) through and including 2.6(f) and 2.6(i), as applicable.

Section 2.9 Escrow. In connection with the Closing, Buyer, the Stockholders’ Representative and the Escrow Agent shall have executed and delivered to the other an escrow agreement (the “Escrow Agreement”), which shall be in substantially the form attached hereto as Exhibit D. At the Closing, Buyer shall deposit the Escrow Amount in immediately available funds with Wells Fargo Bank, National Association (or other institution selected by Buyer with the reasonable consent of the Company), as escrow agent (“Escrow Agent”), to be held in escrow, in accordance with the provisions of the Escrow Agreement and this Agreement.

Section 2.10 Adjustment Procedure.

(a) Within ninety (90) days after the Closing, Buyer shall prepare and deliver to the Stockholders’ Representative (i) a certificate (the “Closing Certificate”) setting forth Buyer’s calculation of the Merger Consideration as of the Closing Date, including an itemized statement of the Closing Working Capital and (ii) a balance sheet of the Acquired Companies as of the Closing Date reflecting Buyer’s calculation of each of the components of the Merger Consideration (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP applied on a basis consistent with and used in preparing the Historical Financial Statements.

(b) The Stockholders’ Representative shall have thirty (30) days from the date on which the Closing Certificate and Closing Balance Sheet has been delivered to it to raise any objection(s) to the Closing Certificate and the Closing Balance Sheet, by delivery of written notice to Buyer setting forth such objection(s) in reasonable detail (the “Disputed Items”). In the event that the Stockholders’ Representative shall not deliver any such objection(s) with respect to the Closing Certificate and the Closing Balance Sheet within such 30-day period, then the Closing Certificate and the Closing Balance Sheet shall be deemed final for purposes of this Section 2.10 and this Agreement. In the event that any such objection(s) are so delivered, the Closing Certificate and the Closing Balance Sheet shall be deemed not final and Buyer and the Stockholders’ Representative shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within 30 days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items related to the Closing Working Capital to the Independent Accounting Firm. Buyer, the Surviving Corporation and the Stockholders’ Representative shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items related to the Closing Working Capital reasonably requested by the Independent Accounting Firm to the extent available to the Surviving Corporation or its Representatives, Buyer or its Representatives or the Stockholders’ Representative or its Representatives. Buyer and the Stockholders’ Representative shall be afforded an opportunity to present to the Independent Accounting Firm any material related to the Disputed Items related to the Closing Working Capital and to discuss the issues with the Independent Accounting Firm. The Independent Accounting Firm will (i) resolve only the outstanding Disputed Items related to the Closing Working Capital and may not assign a value greater than the greatest value claimed for any item by either party or smaller than the smallest value claimed for any item by either party, and (ii) re-calculate the Merger Consideration as of the Closing Date using the calculations set forth in the Closing Certificate, as modified only by (A) the Independent Accounting Firm’s resolution of the outstanding Disputed Items and/or (B) the written agreement of Buyer and the Stockholders’ Representative. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Buyer and the Stockholders’ Representative within thirty (30) days after the submission of the Disputed Items related to the Closing Working Capital to the Independent Accounting Firm, shall be final, binding and conclusive on Buyer, the Stockholders’ Representative and all Securityholders. The fees, costs and expenses of the Independent Accounting Firm will be borne by the party whose positions generally did not prevail in such determination, as determined by such Independent Accounting Firm, or if the Independent Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Stockholders’ Representative (payable solely out of the Representative Fund) and 50% by Buyer.

(c) At such time as the Closing Certificate and the Closing Balance Sheet shall become final in accordance with Section 2.10(b), the Merger Consideration determined in accordance with the final Closing Certificate (the “Final Merger Consideration”) shall be compared to the Estimated Merger Consideration. If the Estimated Merger Consideration is greater than the Final Merger Consideration, the Securityholders shall pay to Buyer an amount equal to such excess (the “Adjusted Working Capital Deficiency”). Any payment to be made by the Securityholders pursuant to this Section 2.10(c) shall be made, within five (5) Business Days from the date that the Closing Certificate and the Closing Balance Sheet are finally determined pursuant to this Section 2.10, first by release of such amount from the Escrow Fund, second, if necessary, from the Representative Fund, and, third, if necessary, from the Securityholders (other than the holders of Dissenting Shares). If the Final Merger Consideration is greater than the Estimated Merger Consideration, the amount by which the Final Merger Consideration is greater than the Estimated Merger Consideration shall be referred to as the “Adjusted Working Capital Surplus”. Buyer shall pay to the Exchange Agent, for distribution to the Securityholders (other than former holders of Company Vested Options who are employees of any of the Acquired Companies at the time of such payment and holders of Dissenting Shares), the portion of the Adjusted Working Capital Surplus payable to such Securityholders (net of any applicable Tax withholding amounts as contemplated by Section 2.14) within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to this Section 2.10. At such time, Buyer also shall make available to the Surviving Corporation the portion of the Adjusted Working Capital Surplus payable to the former holders of Company Vested Options who are employees of any of the Acquired Companies at the time of such payment and the Surviving Corporation shall make the payments to such former holders in accordance with the terms of this Agreement, net of any applicable Tax withholding amounts contemplated by Section 2.14, via a regular or special payroll run, in accordance with its regular payroll practices.

(d) From and after the delivery of the Closing Certificate, the Stockholders’ Representative and its accountants, lawyers and representatives will be given full access at all reasonable times to (and shall be allowed to make copies of) the books and records of the Surviving Corporation and its Subsidiaries and to any personnel of the Surviving Corporation or any Subsidiaries reasonably requested by such persons, in each case solely in connection with their review of Buyer calculations and determination of the final Merger Consideration or any dispute relating thereto.

(e) If, for any reason, Buyer fails to deliver the Closing Certificate within the time period required by Section 2.10(a), the Estimated Working Capital set forth in the Estimated Closing Certificate delivered by the Company to Buyer prior to the Closing shall be considered for all purposes of this Agreement to be Buyer’s calculation of the Closing Working Capital in Buyer’s “Closing Certificate” and the Stockholders’ Representative shall have all of its rights under this Section 2.10 with respect to such certificate.

Section 2.11 No Further Ownership Rights in Company Capital Stock. The Upfront Merger Consideration, the Escrow Consideration, if any, the Representative Fund Consideration, if any, and the Adjusted Working Capital Surplus, if any, delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

Section 2.12 Stockholder Voting Agreements. Concurrently with the execution and delivery of this Agreement, holders representing at least forty percent (40%) of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis, shall have executed and delivered to Buyer a Stockholder Voting Agreement.

Section 2.13 Lost, Stolen or Destroyed Certificates. In the event that any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificates, upon the making of an affidavit of that fact by the holder thereof or such other documentation acceptable to Buyer and the Exchange Agent, such consideration into which the shares represented by such lost, stolen or destroyed Company Stock Certificate shall have been converted pursuant to the terms of this Agreement. The Exchange Agent, Buyer or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of any such lost, stolen or destroyed Company Stock Certificate to give the Exchange Agent, Buyer or the Surviving Corporation a bond in such sum as it may reasonably direct as indemnity against any claim that may reasonably be made against the Surviving Corporation with respect to the Company Stock Certificate alleged to have been lost, stolen or destroyed.

Section 2.14 Withholding Rights. Each of Buyer, the Surviving Corporation, the Acquired Companies, the Stockholders’ Representative and the Exchange Agent shall be entitled to (a) deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including, but not limited to, payments in respect of Company Vested Options) to any Securityholder such amounts, if any, as it is required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign Tax Legal Requirements and (b) request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information from the Securityholders and, to the extent required by applicable Tax Legal Requirements, any beneficial owner of any interest in any of the Securityholders. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholder in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, any Acquired Company, the Stockholders’ Representative or the Exchange Agent, as the case may be. The Surviving Corporation or any Acquired Company may make such payments and required withholdings through its normal payroll process. The Stockholders’ Representative shall be permitted to deposit any funds held in the Representative Fund in respect of Company Vested Options with the Surviving Corporation or any Acquired Company, such amounts to be disbursed by the Surviving Corporation or any of the Acquired Companies through its normal payroll process. In the event any Tax withholding is required of the Surviving Corporation or any Acquired Company with respect to any amounts payable by the Stockholders’ Representative or the Exchange Agent to any Securityholder pursuant to this Agreement, the amount of such withholding shall be deposited by the Stockholders’ Representative or the Exchange Agent, as applicable, to the Surviving Corporation or the relevant Acquired Company for remittance to the proper Tax Authority.

Section 2.15 Taking of Necessary Action; Further Action. Each of Buyer, Acquisition Corporation and the Company will take all such reasonable and lawful action as may be necessary or desirable to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Corporation, the officers and directors of the Company and Acquisition Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents, warrants and covenants to Buyer, subject in each case to such exceptions as are specifically disclosed in the Disclosure Schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Article III) as follows:

Section 3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts (including, without limitation, this Agreement). The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties and assets owned or used by it, or the nature of the activities conducted by it, requires such qualification. Section 3.1 of the Disclosure Schedule sets forth a true, correct and complete list each jurisdiction other than the State of Delaware, in which the Company is qualified to do business.

(b) The Company has delivered or made available to Buyer true, correct and complete copies of the Organizational Documents of the Company.

Section 3.2 Authority and Enforceability.

The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, subject to the receipt of the Company Stockholder Approval, and to consummate the transactions contemplated hereby or thereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each of the Acquired Companies and no other action is necessary on the part of any of the Company to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby except, in the case of the Merger, for the receipt of the Company Stockholder Approval. This Agreement and each Ancillary Agreement to which it is a party have been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by Buyer and each other party thereto, this Agreement and each of the Ancillary Agreements constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 3.3 No Conflict; Consents.

(a) Except as set forth on Section 3.3(a) of the Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party does not, the performance by each of the Acquired Companies of any of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with or result in the breach of the provisions of any of the Organizational Documents of any of the Acquired Companies, (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, modification, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or result in a loss of any rights, or require a Consent or the delivery of notice, under (A) any Applicable Contract, or (B) any Legal Requirement or Permit applicable to any Acquired Company or to which any Acquired Company is a party or a beneficiary or otherwise subject, or in respect of any Company Intellectual Property, or (iii) result in the creation of any Lien upon any asset owned or used by any Acquired Company.

(b) Except as set forth on Section 3.3(b) of the Disclosure Schedule, other than as required under the HSR Act, no Permit or Order of, with, or to any Person or Consent or notice of or to any Person under any Material Contract is required by any Acquired Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby or for any Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights and benefits to the Company and its Subsidiaries under such Material Contracts from and after the Effective Time.

Section 3.4 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 120,000,000 million shares of which: (i) 100,000,000 shares are designated as Company Common Stock, of which 20,306,249 shares are issued and outstanding; (ii) 6,800,000 shares are designated as Company Series A Preferred Stock, of which 6,401,335 shares are issued and outstanding; (iii) 1,096,340 shares are designated as Company Series B-1 Preferred Stock, all of which are issued and outstanding; (iv) 1,000,544 shares are designated as Company Series B-2 Preferred Stock, all of which are issued and outstanding; (v) 628,884 shares are designated as Company Series B-3 Preferred Stock, of which 627,620 shares are issued and outstanding; and (vi) 6,843,930 shares are designated as Company Series C Preferred Stock, all of which shares are issued and outstanding. Section 3.4(a) of the Disclosure Schedule sets forth a true, correct and complete list of the issued and outstanding Company Capital Stock (classified by type and class or series) and the owners of record of such shares of Capital Stock. Except as provided in this Section 3.4 and set forth on Section 3.4(a) of the Disclosure Schedule, no other Company Capital Stock are authorized, issued or outstanding. All of the outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with the Securities Act and all other applicable Legal Requirements. None of the shares of Company Capital Stock were issued in violation of (i) any Contract to which any Acquired Company is or was a party or beneficiary or by which any Acquired Company or their respective properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person.

(b) Section 3.4(b) of the Disclosure Schedule sets forth a true, correct and complete list of all outstanding: (i) Company Options, including the number of shares of Company Capital Stock underlying each such Company Option, the grant dates of such Company Options, the vesting arrangement with respect to each such Company Option, and the strike price for each such Company Option; and (ii) Company Warrants, including the number of shares of Company Capital Stock underlying such Company Warrants, the grant dates of such Company Warrants, and the exercise price for each such Company Warrant. Except as set forth on Section 3.4(b) of the Disclosure Schedule, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any Capital Stock or other equity or voting interests of the Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Company. There are no Contracts of any kind to which the Company or any other Acquired Company is a party or beneficiary or by which the Company or any other Acquired Company or its assets are subject, obligating the Company or any other Acquired Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional Capital Stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, Capital Stock of, or other equity or voting interests in, the Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Company, or obligating the Company or any other Acquired Company to enter into any such Contract. In connection with the transactions contemplated hereby, prior to the Closing, all options, warrants and other rights to purchase shares of Company Capital Stock will be exercised or terminated. All shares of Company Common Stock subject to issuance as described above and on Section 3.4(b) of the Disclosure Schedule will, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, be validly issued and fully-paid and non-assessable, and will have been issued without violating the preemptive rights of any party. The Board of Directors of the Company has properly accelerated the vesting of all Company Options pursuant to the applicable Option Plans and the applicable option agreements. All outstanding Company Options that were granted under any of the Prior Option Plans are evidenced by one of the three stock option agreements substantially identical to one of the three forms of stock option agreements delivered to Buyer and no option agreement granted under any of the Prior Option Plans contains terms (other than the name and address of the option holder, number of shares of Company Common Stock covered by such Company Option, the exercise price and vesting of the Company Option and the date of the option agreement) that are materially inconsistent with the terms contained therein and the Company has delivered or made available to Buyer true, correct and complete copies of each Company Option or award granted under the Company 2013 Stock Incentive Plan.

(c) Except for the Company Voting Agreement, the Company Investor Rights Agreement and as set forth on Section 3.4(c) of the Disclosure Schedule, there are no voting agreements, voting trusts, registration rights agreements, stockholder agreements or other similar arrangement with respect to the Company Capital Stock.

(d) As of immediately after the Effective Time, Buyer will own, directly or indirectly, all of the issued and outstanding Equity Securities of all of the Acquired Companies, free and clear of all Liens, other than any Lien imposed by reason of the Company being a Subsidiary of Buyer.

Section 3.5 Subsidiaries.

(a) Section 3.5(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of the Company, the shares of Capital Stock of Subsidiaries of the Company, and indicates as to each the type of entity and its jurisdiction of organization. Other than as set forth on Section 3.5(a) of the Disclosure Schedule, neither the Company nor any other Acquired Company has or has ever had any Subsidiaries; and other than the shares of Capital Stock of the Subsidiaries of the Company set forth on Section 3.5(a) of the Disclosure Schedule, the Company does not, and none of the other Acquired Companies, own any Capital Stock or other proprietary interest, directly or indirectly, in any other corporation, limited liability company, association, trust, partnership, joint venture or other entity, and does not have any agreement to acquire any such Capital Stock or other proprietary interest. Section 3.5(a) of the Disclosure Schedule sets forth a true, correct and complete list of the authorized and outstanding Equity Securities (including type thereof) of each Subsidiary of the Company and the record and beneficial owner of such outstanding Equity Securities. All of the outstanding Equity Securities of each Subsidiary of the Company (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Legal Requirements. All of the Subsidiary Shares are owned by the Company and the record owner of such outstanding Equity Securities set forth on Section 3.5(a) of the Disclosure Schedule free and clear of all Liens. None of the Subsidiary Shares were issued in violation of any (i) Contract to which any Acquired Company is or was a party or beneficiary or by which any Acquired Company or their respective properties or assets is or was subject or (ii) preemptive or similar rights of any Person.

(b) Each of the Subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the full power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to perform all its obligations under the agreements to which it is a party, and to conduct its business as currently being conducted. Section 3.5(b) of the Disclosure Schedule sets forth a true, correct and complete list (designated by Subsidiary) of each jurisdiction in which any Subsidiary of the Company is qualified to do business. Each of the Subsidiaries of the Company is duly qualified to do business and, except as set forth on Section 3.5(b) of the Disclosure Schedule, is in good standing in each other jurisdiction wherein it is required to be so qualified in order to own its assets and properties or engage in its business. There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any Capital Stock or other equity or voting interests of any Subsidiary of the Company and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to any Subsidiary of the Company. There are no Contracts of any kind to which the Company or any Subsidiary of the Company is a party or beneficiary or by which any Subsidiary of the Company or of their respective assets are subject, obligating any Subsidiary of the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional Capital Stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, Capital Stock of, or other equity or voting interests in, any Subsidiary of the Company, or any “phantom stock” right, stock appreciation right or other similar right with respect to any Subsidiary of the Company, or obligating any Subsidiary of the Company to enter into any such Contract.

(c) The Company has delivered or made available to Buyer true, correct and complete copies of the Organizational Documents of each of the Subsidiaries of the Company.

Section 3.6 Financial Statements.

(a) The Company has delivered or made available to Buyer copies of: (i) the consolidated audited balance sheet of Eagle View as and at December 31, 2010, 2011 and 2012, respectively, and the related statements of income, stockholders’ equity and cash flows for the fiscal years then ended, together with the report of Deloitte & Touche LLP with respect thereto; (ii) the consolidated audited balance sheet of Pictometry as and at July 31, 2010, 2011 and 2012, and as and at December 31, 2012, respectively, and the related statements of income, stockholders’ equity and cash flows for the year then ended, together with the report of PriceWaterhouseCoopers LLP (Deloitte & Touche LLP and PriceWaterhouseCoopers LLP, collectively, the “Accountants”); the financial statements set forth in foregoing clauses (i) and (ii) collectively referred to as the “Audited Financial Statements”); and (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as and at October 31, 2013, and the related unaudited statements of income and cash flows for the ten (10) months then ended (the “Interim Financial Statement” and, together with the Audited Financial Statements, the “Historical Financial Statements”).

(b) The Historical Financial Statements are true, correct and complete and have been prepared in conformity with GAAP consistently applied throughout the periods to which such financial statements relate, except as otherwise indicated therein or, in the case of the Audited Financial Statements, in the report of the Accountant with respect thereto. The Historical Financial Statements fully and fairly present, in conformity with such principles as so applied, the financial position and results of operations of the Company and its Subsidiaries, and the changes in its cash flows, on a consolidated basis, at the dates shown and for the periods therein specified, subject (in the case of the Interim Financial Statement) to normal year-end adjustments (the effect of which will not be material in amount). The balance sheets constituting a part of the Historical Financial Statements fully and fairly present all liabilities of the Company and its Subsidiaries, on a consolidated basis, of the types normally reflected in balance sheets as and at the respective dates thereof. All adjustments necessary to present fully and fairly the financial position and results of operations of the Company and its Subsidiaries, and the changes in their cash flows, on a consolidated basis, for such periods have been included in the Historical Financial Statements, subject (in the case of the Interim Financial Statement) to normal year-end adjustments. The Audited Financial Statements are in material compliance with the requirements of Financial Accounting Standard Board’s Interpretation 48 (Accounting for Uncertainty in Income Taxes) (“FIN 48”). The Company has delivered or made available to Buyer any and all of the accounting work papers with respect to compliance with FIN 48. No financial statements of any Person other than the Acquired Companies are (A) required by GAAP to be included in the Historical Financial Statements or (B) included in the Historical Financial Statements.

(c) Internal Controls.

(i) Each of the Acquired Companies maintains proper and adequate internal accounting controls designed to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each of the Acquired Companies maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(ii) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of any of the Acquired Companies, any of the Acquired Companies’ boards of directors or any committee thereof. Except as set forth on Section 3.6(c) of the Disclosure Schedule, none of the Company, any of the other Acquired Companies or any of their independent auditors have identified (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by any of them, (B) any fraud, whether or not material, that involves any of their respective managements or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by any of them or (C) any claim or allegation regarding any of the foregoing.

(d) (i) Section 3.6(d) of the Disclosure Schedule contains a true, correct and complete list of all of the Acquired Company Indebtedness as of the date of this Agreement, identifying with regard to each such Indebtedness, the creditor to whom any of the Acquired Companies is indebted, the instrument or Contract pursuant to which such Liability was created, the total amount due and owing, and the required payment schedule. Except as set forth on Section 3.6(d) of the Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of any Acquired Company.

(ii) When delivered to Buyer by the Company prior to the Closing, the Closing Payment Schedule shall (a) fairly and accurately present the aggregate total amount of the Acquired Company Indebtedness as of the Closing Date, if any, and (b) provide Buyer with detailed and accurate information to allow for full and final discharge of each item of the Acquired Company Indebtedness, if any.

Section 3.7 Books and Records.

(a) The books of account, minute books, stock record books, and other records of each of the Acquired Companies are true, correct and complete in all respects and have been maintained in accordance with sound business practices. The minute books of each of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the boards of directors of each of the Acquired Companies, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

(b) Except as set forth on Section 3.7(b) of the Disclosure Schedule, none of the Acquired Companies has ever conducted business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than its current legal name.

(c) There have not been any uncured violations of (i) any provisions of the Organizational Documents of any of the Acquired Companies or (ii) any resolutions adopted by the board of directors or any committee thereof of any of the Acquired Companies and no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in such a violation.

(d) All of the books and records of the Acquired Companies are in the actual possession or control of the Company. At the Closing, the books and records of the Acquired Companies will be in the possession or control of the Company.

Section 3.8 Real Property.

(a) None of the Acquired Companies owns or has ever owned any real property. Section 3.8 of the Disclosure Schedule contains a true, correct and complete list as of (i) all real property leased by any of the Acquired Companies and (ii) all leases, licenses and other occupancy Contracts affecting any real property leased by any of the Acquired Companies, including all amendments, extensions and renewals thereof and related notices and Contracts thereto (collectively, the “Real Property Leases”). There are no oral Real Property Leases. The Company has delivered or made available to Buyer true, correct and complete copies of all Real Property Leases.

(b) Each Acquired Company has peaceful, undisturbed and exclusive possession of the real property which it leases. No Acquired Company has assigned (collaterally or otherwise) or granted any other security interest in the Real Property Leases or any interest therein, and there are no Liens on the estate or interest created by the Real Property Leases. The real property leased by the Acquired Companies is sufficient for the continued conduct of the businesses of the Acquired Companies after the Closing in substantially the same manner as conducted prior to the Closing. The full amount of security deposits required under each Real Property Lease, if any, is on deposit thereunder.

Section 3.9 Properties and Assets.

(a) Section 3.9(a) of the Disclosure Schedule sets forth a true, correct and complete list as of all physical properties and assets, in each case with a fair market value in excess of $50,000, that are owned, leased or used by any Acquired Company as of the date hereof. Each of the Acquired Companies leases or owns all properties and assets necessary for the operation of their respective businesses as currently conducted, and such assets and properties include all of the assets and properties, of every kind and nature, whether tangible or intangible, and wherever located, which are used or necessary for the Acquired Companies in the operation of their respective businesses as currently conducted or as presently contemplated to be conducted. None of the Acquired Companies has received notice of any violation of, or default under, any Legal Requirement or governmental or contractual requirement relating to its owned or leased properties which remains uncured or has not been dismissed. Each of the Acquired Companies owns all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own (or that are reflected as owned in the books and records of the Acquired Companies), including all of the properties and assets reflected in the Historical Financial Statements (except for personal property sold since the date of the Historical Financial Statements, as the case may be, in the Ordinary Course of Business). Except as set forth on Section 3.9(a) of the Disclosure Schedule, all properties and assets owned by the Acquired Companies are free and clear of all Liens except, with respect to all such properties and assets, (i) liens for Taxes not yet due and payable, (ii) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements not in default, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements, (iv) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims not yet due and payable for labor, materials or supplies, and other like Liens or (v) municipal and zoning ordinances, easements for public utilities and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. The execution and delivery of this Agreement and the Ancillary Agreements contemplated hereby, and the consummation of transactions contemplated hereunder will not adversely affect or otherwise impair the ability of the Acquired Companies to use, and fully to enjoy the benefits of all of, the tangible properties and assets which are currently employed, owned or leased by any of the Acquired Companies or necessary in the conduct of their business and upon consummation of the transactions contemplated hereunder, the Acquired Companies will be entitled to continue to use all the tangible properties and assets which are currently employed, owned or leased, by any of the Acquired Companies or necessary in the conduct of their business. This section does not apply to Owned Intellectual Property, which is covered by the representations of Section 3.24.

(b) The tangible properties and assets that are owned, leased or used by any of the Acquired Companies in the operation of its business are in good operating condition (ordinary wear and tear excepted), free from any material defect and are adequate for the uses to which they are being put and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings that each of the Acquired Companies lease and the equipment of each of the Acquired Companies are sufficient for the continued conduct of the business of the Acquired Companies after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.10 Accounts Receivable. All accounts receivable of the Acquired Companies that are reflected on the Interim Financial Statements or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed by the Acquired Companies in the Ordinary Course of Business. Subject to reserves shown on the Interim Financial Statement or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and were calculated in a manner consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Financial Statement represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. No further goods or services are required to be provided in order to complete the sales and to entitle the Acquired Companies to collect the Accounts Receivable in full and none of the Accounts Receivable has been pledged or assigned to any Person. Section 3.10 of the Disclosure Schedule contains a true, correct and complete list of all Accounts Receivable as of the date hereof, which list sets forth the aging of such Accounts Receivable.

Section 3.11 Inventory. Except as set forth on Section 3.11 of the Disclosure Schedule, none of the Acquired Companies owns or maintains any inventory.

Section 3.12 No Undisclosed Liabilities. None of the Acquired Companies has any Liabilities whether due or to become due and whether the amount thereof is readily ascertainable or not, except for (a) Liabilities reflected or reserved against in the Company Balance Sheet or Interim Financial Statement, (b) those current Liabilities incurred in the Ordinary Course of Business since the Company Balance Sheet Date, (c) those incurred in connection with this Agreement, (d) Liabilities for the performance of executory obligations of the Acquired Companies under Applicable Contracts, to the extent such Liabilities are readily ascertainable from the face of such Applicable Contracts and (e) the Liabilities set forth on Section 3.12 of the Disclosure Schedule.

Section 3.13 Tax Matters.

(a) Except as set forth on Section 3.13(a) of the Disclosure Schedule, each of the Acquired Companies has filed all income Tax Returns, sales and use Tax Returns and all other material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Return) have been paid. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return other than automatic extensions permitted under applicable Legal Requirements, each of which is identified on Section 3.13(a) of the Disclosure Schedule. With respect to each of the Acquired Companies, no written claim has ever been made and, to the Knowledge of the Company, no unwritten claim has been made since December 31, 2009 by a Tax Authority in a jurisdiction where such Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Companies.

(b) Each of the Acquired Companies has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all Tax Returns required with respect thereto (including Forms W-2 and 1099) have been properly completed and timely filed.

(c) To the Knowledge of the Company, neither the Company nor any of the other Acquired Companies expects any Tax Authority to assess any additional Taxes for any period for which Tax Returns have been filed by the Acquired Companies other than as may be reflected in the charges, accruals and reserves with respect to Taxes as set forth on the Interim Financial Statement or, as of the Closing Date, on the Closing Balance Sheet. Except as set forth on Section 3.13(c) of the Disclosure Schedule, no foreign, federal, state, or local Tax audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to any of the Acquired Companies. Except as set forth on Section 3.13(c) of the Disclosure Schedule, none of the Acquired Companies has received from any Tax Authority (including jurisdictions where any of the Acquired Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Acquired Companies. Section 3.13(c) of the Disclosure Schedule identifies all Tax Returns that have been audited for Taxable periods ended on or after December 31, 2006, and all Tax Returns that currently are the subject of an audit. The Company has delivered or made available to Buyer true, correct and complete copies of (x) all federal, state, local and foreign Tax Returns, (y) all Tax examination reports, and (z) all statements of Tax deficiencies, in each case filed, received, assessed against or agreed to by any of the Acquired Companies since December 31, 2006.

(d) Except as set forth on Section 3.13(d) of the Disclosure Schedule, none of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth on Section 3.13(d) of the Disclosure Schedule, there is no power of attorney granted by any of the Acquired Companies that is currently in force.

(e) Except as set forth on Section 3.13(e) of the Disclosure Schedule, none of the Acquired Companies is a party to any Contract, arrangement or plan (including this Agreement and any agreements executed in connection herewith) that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax Legal Requirement). None of the Acquired Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Acquired Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Acquired Companies is a party to or bound by any Tax allocation or sharing agreement (other than Applicable Contracts the principal purpose of which is unrelated to Taxes). None of the Acquired Companies (i) has been a member of an affiliated group (within the meaning Code Section 1504(a) or any similar provision of state, local, or foreign law) filing a consolidated income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of each of the Acquired Companies (i) did not, as of the date of the Interim Financial Statement, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statement (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Interim Financial Statement, none of the Acquired Companies has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.

(g) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code Section 108(i).

(h) None of the Acquired Companies has distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(i) None of the Acquired Companies is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b)(1).

(j) Except as set forth on Section 3.13(j) of the Disclosure Schedule, none of the Acquired Companies (A) is a controlled foreign corporation as defined in Code Section 957, (B) is a passive foreign investment company within the meaning of Code Section 1297, or (C) has a permanent establishment (within the meaning of any applicable Tax treaty or convention) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) None of the Acquired Companies has received any private letter ruling from the IRS (or any other Tax ruling from any other Tax Authority).

(l) Each Person who renders, or has rendered, services to any of the Acquired Companies who is, or was, classified by any of the Acquired Companies as having the status of an independent contractor or other nonemployee status for any Tax purpose is, or was, so properly classified.

Section 3.14 No Material Adverse Effect. Except as set forth on Section 3.14 of the Disclosure Schedule, since January 8, 2013, there has not occurred any change in the business, assets, financial condition or results of operation of the Acquired Companies taken as a whole that had or is reasonably likely to have a Company Material Adverse Effect.

Section 3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Disclosure Schedule contains a true, correct and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life, or other insurance, supplemental unemployment benefits, profit-sharing, 401(k), pension or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement, or arrangement, sponsored, maintained, or contributed to or required to be contributed to by any of the Acquired Companies or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) (l) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder or any successor law (“ERISA”), for the benefit of any employee or former employee of any of the Acquired Companies, whether formal or informal and whether legally binding or not (the “Benefit Plans”). Section 3.15(a) of the Disclosure Schedule identifies each of the Benefit Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”). Section 3.15(a) of the Disclosure Schedule identifies each employee handbook(s) and each report and/or plan prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended, true, current and complete copies of which have been provided to Buyer.

(b) The Company has provided to Buyer true, correct and complete copies of each of the following documents, as applicable: (i) a copy of each Benefit Plan (including all amendments, insurance and annuity contracts, funding media, and all other documents relating thereto) or in the case of unwritten Benefit Plans, descriptions thereof; (ii) the annual report on Form 5500 (and accompanying schedules attached thereto), for each of the last three (3) plan years; (iii) the financial statements with respect to each such Benefit Plan for the last three (3) plan years; (iv) the most recent summary plan description for each Benefit Plan for which a summary plan description is required and summaries of material modifications distributed to participants with respect to the ERISA Plans; (v) the most recent determination letter received from the IRS with respect to each Benefit Plan that is intended to be qualified under Section 401 of the Code, and any outstanding requests for determination letters; and (vi) each trust agreement or other funding instrument relating to any Benefit Plan.

(c) None of the Acquired Companies, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction or has taken or failed to take action in connection with which any of the Acquired Companies, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Sections 4971 through 4980I, inclusive, of the Code.

(d) Each of the Benefit Plans has been and is operated and administered in accordance with its terms and in compliance in all respects with applicable requirements of the Code, ERISA and other applicable Legal Requirements, and may in accordance with their terms be amended and/or terminated at any time and each of the Acquired Companies and each ERISA Affiliate has made all contributions and paid all insurance premiums to or under each of the Benefit Plans when due.

(e) Each ERISA Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter as to its qualification under the Code, or a favorable opinion letter as to the qualification of the form of the plan document under the Code, and no such determination letter or opinion letter has been revoked and none of the Acquired Companies have taken any action or omitted to take any action which would cause the loss of such qualification or which would result in costs to any of the Acquired Companies under the IRS’s Employee Plans Compliance Resolution System. All ERISA Plans have been amended to comply with all applicable Legal Requirements within the applicable remedial amendment period and each ERISA Plan has filed or will file for a favorable determination letter with the IRS in an on-cycle filing within the applicable remedial amendment period.

(f) None of the Acquired Companies or any ERISA Affiliate contributes, is obligated to contribute, or has ever been obligated to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(g) With respect to any such ERISA Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA: (i) there is no voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code maintained with respect to any such welfare plan; and (ii) no such welfare plan is a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40). Each of the Acquired Companies and each ERISA Plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code and Section 607(1) of ERISA) comply and have complied with the applicable requirements of Section 4980B of the Code, Sections 601-609 of ERISA, and the applicable provisions of the Social Security Act. None of the Acquired Companies maintains, contributes to, or has any liability or obligation with respect to an employee welfare benefit plan that provides health or life insurance or other benefits for current or future retired or terminated employees or directors (or any spouse or dependents thereof).

(h) None of the Acquired Companies or any ERISA Affiliate sponsors, maintains or has ever sponsored or maintained a plan that is (A) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or (B) subject to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA.

(i) None of the Acquired Companies or any ERISA Affiliate has ever withdrawn (partially or totally within the meaning of ERISA) from any Benefit Plan; and, without limitation by reference to any other provision of the Agreement or any of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the withdrawal (partial or total within the meaning of ERISA) by the Acquired Companies or any ERISA Affiliate from any Benefit Plan, or in any withdrawal or other liability of any nature to any of the Acquired Companies, any ERISA Affiliate, or Buyer under any Benefit Plan.

(j) There are no contributions which are, or hereafter will be, required to have been made to trusts in connection with “defined contribution plans” (within the meaning of section 3(34) of ERISA) with respect to services rendered by current or former employees of the Acquired Companies prior to the Closing Date.

(k) Other than routine claims in the ordinary course for benefits with respect to the Benefit Plans, there are Proceedings or claims pending or threatened with respect to any Benefit Plan or Multiemployer Plan, or any circumstances which might give rise to any liability of any of the Acquired Companies under any such action, suit, or claims.

(l) Each Benefit Plan and each Company Employee Agreement that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) at all times complied in form and operation with the provisions of Section 409A of the Code.

Section 3.16 Compliance with Legal Requirements; Permits.

(a) Except as set forth on Section 3.16(a) of the Disclosure Schedule, (i) each of the Acquired Companies is, and for the last five (5) years has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or its ownership or use of any of its assets or properties; (ii) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any of the Acquired Companies of, or a failure on the part of any of the Acquired Companies to comply with, any Legal Requirement; and (iii) within the last five (5) years, none of the Acquired Companies has received any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

(b) Section 3.16(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Permit that is held by each of the Acquired Companies or that otherwise relates to the business of, or to any of the assets or properties owned or used by, any of the Acquired Companies. Each Permit listed or required to be listed on Section 3.16(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth on Section 3.16(b) of the Disclosure Schedule (i) each of the Acquired Companies is and has been in material compliance with all of the terms and requirements of each Permit identified or required to be identified on Section 3.16(b) of the Disclosure Schedule; (ii) to the Knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time): (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any material term or requirement of any Permit listed or required to be listed on Section 3.16(b) of the Disclosure Schedule; or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit listed or required to be listed on Section 3.16(b) of the Disclosure Schedule; (iii) none of the Acquired Companies has received any written notice or other written communication from any Governmental Body or any other Person regarding: (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit; or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit; and (iv) all applications required to have been filed for the renewal of the Permits listed or required to be listed on Section 3.16(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

(c) The Permits listed on Section 3.16(b) of the Disclosure Schedule collectively constitute all of the Permits necessary to permit each of the Acquired Companies to lawfully conduct and operate its business in the manner it currently conducts and operates its business and to permit each of the Acquired Companies to own and use its assets and properties in the manner in which it currently owns and uses such assets.

(d) Each of the Acquired Companies is, and at all times as to which the applicable statute of limitations has not expired, has been, in material compliance with all applicable U.S. and foreign export and re-export control Legal Requirements and applicable regulations administered by, without limitation, the United States Department of Commerce, the United States Department of State and the United States Department of the Treasury. No director, officer, manager, or, to the Knowledge of any of the Acquired Companies, employee of any of the Acquired Companies is identified on the Office of Foreign Assets Control of the United States Department of Treasury list of “Specially Designated Nationals and Blocked Persons,” the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List,” the Directorate of Defense Trade Controls of the United States Department of State “List of Debarred Parties,” or the United Nations Security Council Counter-Terrorism Committee “Consolidated List.”

Section 3.17 Legal Proceedings; Orders.

(a) Section 3.17(a) of the Disclosure Schedule identifies each pending Proceeding or claim: (i) that has been commenced by or against any of the Acquired Companies or that otherwise relates to or may affect the business of, or any of the assets or properties owned or used by, any of the Acquired Companies; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; or (iii) that involves a claim by any Person that such Person is a holder or beneficial owner of or has the right to acquire or to obtain beneficial ownership of any stock of, or any other voting, equity or ownership interest in any of the Acquired Companies. No such Proceeding or claim has been threatened in writing and, to the Knowledge of the Company, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding or claim. The Company has delivered or made available to Buyer copies of all pleadings, correspondence relating to each Proceeding or claim listed on Section 3.17(a) of the Disclosure Schedule. None of the Proceedings or claims listed on Section 3.17(a) of the Disclosure Schedule will have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.17(b) of the Disclosure Schedule: (i) there is no Order to which any of the Acquired Companies, or any of the assets or properties owned or used by any of the Acquired Companies, is subject; (ii) to the Knowledge of the Company, no officer, director, agent, or employee of any of the Acquired Companies is subject to any Order that relates to the business of, or any of the assets or properties owned or used by, any of the Acquired Companies; and (iii) to the Knowledge of the Company, no officer, director, agent, or employee of any of the Acquired Companies is subject to any Order that prohibits such officer, director, agent, or employee from engaging in the businesses of the Acquired Companies. This paragraph does not apply to office actions in the United States Patent and Trademark Office for Registered Intellectual Property.

(c) (i) Each of the Acquired Companies is, and at all times has been, in material compliance with all of the terms and requirements of each Order to which it, or any of the assets or properties owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply with any term or requirement of any Order to which any of the Acquired Companies, or any of the assets or properties owned or used by any of the Acquired Companies, is subject; and (iii) none of the Acquired Companies has received any written notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any of the Acquired Companies, or any of the assets or properties owned or used by any of the Acquired Companies, is or has been subject.

Section 3.18 Absence of Certain Changes and Events. Except as set forth on Section 3.18 of the Disclosure Schedule, since January 8, 2013, each of the Acquired Companies has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in the authorized or issued Capital Stock of any of the Acquired Companies; grant of any stock option or right to purchase shares of Capital Stock of any of the Acquired Companies; issuance of any security convertible into such Capital Stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any of the Acquired Companies of any shares of any such Capital Stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of Capital Stock of any of the Acquired Companies (except as required pursuant to Article Fourth, Section C(2) of the Company Certificate of Incorporation); except in each case for issuances of Company Capital Stock upon the exercise of Company Options or Company Warrants;

(b) amendment to the Organizational Documents of any of the Acquired Companies;

(c) payment or increase by any of the Acquired Companies of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee, except in the Ordinary Course of Business or as may be required under existing agreements with officers or employees of the Acquired Companies, or entry into any employment, severance, change of control or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any officers or employees of any of the Acquired Companies;

(e) damage to or destruction or loss of any asset or property of any of the Acquired Companies, whether or not covered by insurance, that has resulted, or may result, in a Company Material Adverse Effect;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any of the Acquired Companies of at least $500,000;

(g) sale, lease, or other disposition of any material asset or property of any of the Acquired Companies or mortgage, pledge, or imposition of any Lien on any asset or property of any of the Acquired Companies other than in the Ordinary Course of Business, including the sale, lease, or other disposition of any of the material Intellectual Property of any the Acquired Companies other than the non-exclusive license of Company Intellectual Property to customers in the Ordinary Course of Business;

(h) cancellation or waiver of any claims or rights with a value to any of the Acquired Companies in excess of $500,000 individually or in the aggregate;

(i) change in the financial accounting methods or Tax accounting methods used by any of the Acquired Companies;

(j) the disposal, or permission to lapse, of any material rights to use any invention, patent, trademark or other intellectual property rights, disclosure of any trade secrets or other confidential information of any of the Acquired Companies to a third party other than to customers of the Acquired Companies in the Ordinary Course of Business or failure to maintain in force any patent, trademark, copyright or any application therefor;

(k) material change to any royalty arrangements to which any Acquired Company is a party or to which any of the assets or properties of any of the Acquired Companies are subject;

(l) participation in and/or preparation for any arbitration, trial, hearing or other proceeding or adjudication of any kind, whether before a court, judge, agency, arbitrator, panel or any other type of adjudicator or official, concerning any claim(s) of any kind against any Acquired Company and/or any of their respective directors, officers, executives, managers, or employees; or

(m) agreement, whether oral or written, by any of the Acquired Companies to do any of the foregoing.

Section 3.19 Contracts; No Defaults.

(a) Section 3.19(a) of the Disclosure Schedule contains a true, correct and complete list of, and the Company has delivered or made available to Buyer true, correct and complete copies of, any Applicable Contract:

(i) that involves performance of services or delivery of goods, materials or products to or by any of the Acquired Companies of value in excess of $500,000;

(ii) that evidences Indebtedness;

(iii) that evidences a capital lease;

(iv) under which any Acquired Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(v) pursuant to which any Acquired Company has committed to provide or license any Company Intellectual Property other than in the Ordinary Course of Business;

(vi) under which (A) any Person has directly or indirectly guaranteed Indebtedness or Liabilities of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed Indebtedness or Liabilities of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

(vii) pursuant to which any Acquired Company is leasing, renting, licensing or acquiring personal property, including any lease or rental agreement, occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year and so-called “shrink-wrap” license agreements relating to computer software licensed by any of the Acquired Companies in the Ordinary Course of Business);

(viii) that is a collectively bargained agreement or similar Contract with any labor union or other employee representative of a group of employees;

(ix) creating or relating to any joint venture, partnership or other arrangement involving a sharing of profits, losses, costs, or liabilities by any of the Acquired Companies with any other Person;

(x) under which there is a continuing obligation of any of the Acquired Companies to pay any “earn out” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets;

(xi) each Contract with any foreign Governmental Body;

(xii) each Contract with any Securityholder or any Affiliate or family member of any Securityholder;

(xiii) imposing any restrictions on the business activity of any of the Acquired Companies or, to the Knowledge of the Company, any Affiliate of any of the Acquired Companies or limit the freedom of any of the Acquired Companies or, to the Knowledge of the Company, any Affiliate of any of the Acquired Companies to engage in any line of business or to compete with any Person;

(xiv) each broker, franchise, marketing, advertising, management, service, distributor, dealer, manufacturer’s representative, sales agency, consulting or other similar type of Contract;

(xv) providing for payments to or by any of the Acquired Companies based on sales, purchases, or profits, other than direct payments for goods;

(xvi) creating any power of attorney to which any of the Acquired Companies is a party that is currently effective and outstanding;

(xvii) that contains or provides for an express undertaking by any of the Acquired Companies to be responsible for consequential damages;

(xviii) relating to capital expenditures and involving future payments relating to such underlying capital assets in excess of $100,000;

(xix) that contains a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any of the Acquired Companies other than in the Ordinary Course of Business;

(xx) that would reasonably be expected to have a Company Material Adverse Effect if breached by any of the Acquired Companies;

(xxi) each Contract regulating or controlling the voting or disposition of any of the Equity Securities of any of the Acquired Companies or giving any Person the right to appoint directors or control the management of any of the Acquired Companies;

(xxii) each Applicable Contract that was not entered into the Ordinary Course of Business; and

(xxiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

The Applicable Contracts in the respective categories described in clauses (i) through (xxiii) above, the Real Property Leases, the Active Government Contracts, the Applicable Contracts set forth on Section 3.24(c) of the Disclosure Schedule and all Applicable Contracts to which any Acquired Company is a party or otherwise bound pursuant to which any of the Acquired Companies provide or license any Company Intellectual Property are collectively referred to as “Material Contracts.”

(b) To the Knowledge of the Company, no officer, director, employee, consultant or contractor of any of the Acquired Companies is bound by any Contract that purports to limit the ability of such officer, employee, director, consultant or contractor to: (A) engage in or continue any conduct, activity, or practice relating to the business of the Acquired Companies; or (B) assign to the Acquired Companies, as applicable, or to any other Person any rights to any invention, improvement, or discovery.

(c) Except as set forth on Section 3.19(c) of the Disclosure Schedule, each Material Contract is in full force and effect and is valid and enforceable by the Acquired Companies, if applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Except as set forth on Section 3.19(d) of the Disclosure Schedule:

(i) each of the Acquired Companies is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Material Contract under which it has any Liability or by which it or any of the assets or properties owned or used by it is bound;

(ii) to the Knowledge of the Company, each other Person that has any Liability under any Material Contract under which any of the Acquired Companies has any rights is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Material Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give any of the Acquired Companies or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(iv) none of the Acquired Companies has given to or received from any other Person any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(e) Except as set forth on Section 3.19(e) of the Disclosure Schedule, none of the Acquired Companies nor any Person has demanded that any material amounts paid or payable to any of the Acquired Companies under current or completed Material Contracts be renegotiated.

(f) The Material Contracts relating to the sale, design or provision of products or services by any of the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act by any of the Acquired Companies (or on behalf of any of the Acquired Companies) alone, by, or in concert with any other Person, or any consideration having been paid or promised to or by any of the Acquired Companies (or on behalf of any of the Acquired Companies), that is or would be in violation of any Legal Requirement.

Section 3.20 Insurance.

(a) The Company has delivered or made available to Buyer:

(i) true, correct and complete copies of all policies of insurance to which any of the Acquired Companies is a party or under which any of the Acquired Companies, or any officer or director of any of the Acquired Companies, in his or her capacity as such, is or has been covered at any time within the five (5) years preceding the date of this Agreement; and

(ii) any statement by the auditor of any of the Acquired Companies’ financial statements with regard to the adequacy of coverage or of the reserves for claims.

(b) Section 3.20(b) of the Disclosure Schedule describes:

(i) any fronting policy or statutory self-insurance arrangement for any of the Acquired Companies, including any reserves established thereunder;

(ii) any active contract or arrangement, other than a policy of insurance, whose primary purpose is transfer or sharing of any risk by any of the Acquired Companies; and

(iii) any current contract to which any of the Acquired Companies is a party with respect to insurance (including such obligations under leases, service agreements or other Contracts).

(c) Section 3.20(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

(i) a summary of the loss experience under each policy (loss runs are acceptable); and

(ii) a statement describing each open claim under an insurance policy for a reserved amount in excess of $100,000, which sets forth the name of the claimant, a description of the policy by insurer, type of insurance, and period of coverage; and the amount and a brief description of the claim; and

(iii) a statement, if applicable, describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth on Section 3.20(d) of the Disclosure Schedule, all current policies to which any of the Acquired Companies is a party or that provide coverage to any of the Acquired Companies or any director or officer of the Acquired Companies, in his or her capacity as an officer or director of any of the Acquired Companies are valid, outstanding, and enforceable; taken together provide commercially reasonable insurance coverage for the assets and the operations of the Acquired Companies for (i) the types of risks to which each of the Acquired Companies is normally exposed and (ii) for the types of risks normally insured against by a Person carrying on the same or substantially similar business or businesses as the Acquired Companies; are sufficient for compliance with all Legal Requirements and Contracts to which the Acquired Companies are parties or by which they are bound that require a minimum level or certain type of insurance coverage by the Acquired Companies; and do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any of the Acquired Companies other than all Workers Compensation coverage.

(e) Except as set forth on Section 3.20(e) of the Disclosure Schedule, regarding any open claims with a likely loss over $100,000, none of the Acquired Companies has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights or any notice of cancellation or any other indication in writing that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(f) Except as set forth on Section 3.20(f) of the Disclosure Schedule, each of the Acquired Companies has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to any of the Acquired Companies.

(g) Each of the Acquired Companies has given notice to the insurer of all claims that may be insured thereby.

Section 3.21 Environmental Matters. The Acquired Companies make no representation or warranty in this Agreement as to any matters relating to the Environment, Hazardous Substances, or Environmental Laws except as expressly set forth in this Section 3.21. Except as set forth on Section 3.21 of the Disclosure Schedule:

(a) The operations of each of the Acquired Companies are and for the past five (5) years have been in material compliance with all applicable Environmental Laws and Permits required under Environmental Laws to conduct the operations of each of the Acquired Companies;

(b) None of the real property utilized by any of the Acquired Companies nor any condition thereon nor the conduct of the business of any of the Acquired Companies, would reasonably be expected to result in Liability to the Acquired Companies, under any Environmental Law. None of the Acquired Companies or, to the Knowledge of the Company, any owner of any property leased or used by any of the Acquired Companies during the period of such lease or use, has filed any notice under applicable Environmental Law indicating that any past or present treatment, storage or disposal of a Hazardous Substance has occurred in violation of any applicable Environmental Law or reported a spill or release of a Hazardous Substance into the Environment in connection with its business;

(c) None of the Acquired Companies has received any written notice from any Governmental Body or any other Person of any Liability under any applicable Environmental Law in connection with, or with respect to, a release of any Hazardous Substance into the Environment, or the placement of any Hazardous Substance on property, now or formerly leased or used by any of the Acquired Companies in connection with the operation of the Business as to which there remains any outstanding obligations;

(d) None of the Acquired Companies has generated, treated, stored or disposed of any Hazardous Substance on any property currently or formerly leased by any of the Acquired Companies or at any other location in connection with the operation of its business; and

(e) There are no underground storage tanks that are registered in the name of or operated or used by any of the Acquired Companies located on properties currently or formerly leased by the Acquired Companies.

Section 3.22 Employees.

(a) Section 3.22(a) of the Disclosure Schedule contains a true, correct and complete list of all written Contracts and other agreements and arrangements, including all amendments thereto, between any of the Acquired Companies and any employee or director, or former employee or director, of any of the Acquired Companies with regard to compensation or severance, including any agreement with regard to salary, wages, bonuses, commissions, change-of-control, pension, options, retirement, or profit-sharing (the “Company Employee Agreements”), except agreements which have expired by their terms or pursuant to the mutual agreement of the respective parties. The Company has delivered or made available to Buyer true, correct and compete copies of each Company Employee Agreement and each Proprietary Rights Agreement (as defined below) used by any of the Acquired Companies with respect to its directors, officers and employees or to which any employee, officer or director of any of the Acquired Companies is a party.

(b) Section 3.22(b) of the Disclosure Schedule contains a true, correct and complete list of the following information for each employee of the Acquired Companies (broken down by entity), including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any material change in compensation since January 1, 2013; vacation accrued; and service credited for purposes of vesting and eligibility to participate any of the Benefit Plans.

(c) To the Knowledge of the Company, no employee or director of any of the Acquired Companies is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement (“Proprietary Rights Agreement”), between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of any of the Acquired Companies, or (ii) the ability of any of the Acquired Companies to conduct its business. To the Knowledge of the Company, no officer or other key employee of any of the Acquired Companies intends to terminate his or her employment with any of the Acquired Companies.

(d) There are no retired employees or directors of any of the Acquired Companies, or any dependent thereof, who are receiving or are scheduled to receive benefits in the future from any of the Acquired Companies except to the extent required by COBRA or pursuant to a tax qualified retirement or savings plan sponsored by any of the Acquired Companies.

(e) Each Person who renders, or has rendered, services to any of the Acquired Companies who is, or was, classified by any of the Acquired Companies as having the status of an independent contractor or other nonemployee status is, or was, so properly classified.

(f) Except as set forth on Section 3.22(f) of the Disclosure Schedule, each of the employees of the Acquired Companies is so employed without any such employee or employer being required to obtain or maintain a US H1B or H2B Visa, green card, temporary work visa or other work permit.

Section 3.23 Labor Relations; Compliance.

(a) Except as set forth on Section 3.23(a) of the Disclosure Schedule, none of the Acquired Companies has been or is currently a party to any collective bargaining agreement or other similar labor Contract. There has not been, there is not presently pending or existing, and to the Knowledge of the Company, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding or claim against or affecting any of the Acquired Companies or any of its Subsidiaries relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their respective premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any of the Acquired Companies, and no such action is contemplated by any of the Acquired Companies. Each of the Acquired Companies has complied with all Legal Requirements relating to employment, employment practices, equal employment opportunity, nondiscrimination, non-retaliation, whistle-blowing, wrongful discharge, immigration, health and safety, disability, family and medical leave, wages, hours, benefits, collective bargaining, occupational safety and health, and plant closing, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes.

(b) Except as set forth on Section 3.23(b) of the Disclosure Schedule, none of the Acquired Companies is liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(c) During the two (2) years preceding the Closing Date, (i) none of the Acquired Companies has effectuated a “mass layoff” or “plant closing”, as defined in the WARN Act or comparable state, local or foreign Legal Requirements, and (ii) none of the Acquired Companies has been affected by any transaction or engaged in layoffs or employment termination sufficient in number to trigger application of any similar state, local or foreign Law. Within the past ninety (90) days, no employee of any of the Acquired Companies has experienced an “employment loss,” as defined by the WARN Act or any similar applicable state, local or foreign Legal Requirements, requiring notice to employees in the event of a closing or layoff.

Section 3.24 Intellectual Property.

(a) Section 3.24(a) of the Disclosure Schedule contains a true, correct and complete list as of: (i) all Registered Intellectual Property (including the owner; inventor (if applicable); application, registration, Patent or other identifying number under which such right is identified; application or registration/issue date; and jurisdiction); and (ii) all common law Marks that constitute other Owned Intellectual Property of the Acquired Companies. Except as set forth on Section 3.24(a) of the Disclosure Schedule, the applicable Acquired Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property, free and clear of all Liens other than licenses granted by the Acquired Companies to their respective customers in the Ordinary Course of Business.

(b) With respect to any of the Registered Intellectual Property owned by an Acquired Company: (i) Section 3.24(b) of the Disclosure Schedule contains a list of all deadlines for prosecuting any applications or maintaining any registrations or Patents (including timely payment of any annuity, maintenance, renewal or related fees) with the relevant Governmental Body that will be arising up to and including the date one hundred eighty (180) days after the date hereof and the applicable Acquired Company has in all material respects timely satisfied all such deadlines that are within one hundred eighty (180) days after the date hereof; (ii) the applicable Acquired Company that owns such Intellectual Property is listed as the record title owner in the records of the relevant Governmental Body for such Intellectual Property; and (iii) the applicable Acquired Company has taken all reasonable and prudent actions with any Governmental Body required to maintain its validity and enforceability. True, complete and correct copies of all Company Registered Intellectual Property filings, registrations and material correspondence have been delivered to the Buyer (or its legal counsel) or made available to Buyer. The Acquired Companies have taken actions, as determined necessary by the Acquired Companies in the exercise of reasonable and prudent business judgment, to maintain and to protect the Registered Intellectual Property and to enforce the Registered Intellectual Property with the exception of applications. All Registered Intellectual Property (excluding applications) is subsisting and presumed valid and enforceable. No abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered Intellectual Property (excluding applications) is anticipated by the Acquired Companies.

(c) Section 3.24(c) of the Disclosure Schedule identifies all Licensed Intellectual Property and the corresponding licenses, sublicenses, work-for-hire agreements and other agreements that are material to operation of the Acquired Companies (except for “shrinkwrap” or other off-the-shelf end-user licenses that are generally commercially available). None of the Licensed Intellectual Property that is exclusively licensed to any Acquired Company is, to the Knowledge of the Company, subject to any outstanding Order. The Acquired Companies have taken, and to the Knowledge of the Company, the owners of any Licensed Intellectual Property have taken, reasonable and prudent actions in their good faith business judgment necessary to maintain and protect the validity and enforceability of the Licensed Intellectual Property and the licenses thereto.

(d) Section 3.24(d) of the Disclosure Schedule lists as of the date hereof all (i) exclusive licenses, exclusive sublicenses, and other exclusive agreements pursuant to which any Acquired Company authorizes a third party to use, practice any rights under, co-exist with, or grant sublicenses with respect to any Intellectual Property, and (ii) non-exclusive licenses, non-exclusive sublicenses, and other non-exclusive agreements pursuant to which any Acquired Company authorizes a third party to use, practice any rights under, co-exist with, or grant sublicenses with respect to any Intellectual Property that by their express terms will result in receipts or expenditures in any twelve-month period in excess of $500,000.

(e) The Company Intellectual Property constitutes all of the Intellectual Property used in and all of the non-Patent Intellectual Property and, to the Knowledge of the Company, all of the Patent Intellectual Property, necessary for use in the operation of the Acquired Companies’ businesses as they are currently conducted and as they are currently proposed by the Acquired Companies to be conducted.

(f) No aspect of the Owned Intellectual Property or the operation of the Acquired Companies’ businesses as currently conducted infringes, misappropriates, dilutes or otherwise violates the Intellectual Property rights of any Person. There currently are no claims and there have not been any claims made against any of the Acquired Companies and, to the Knowledge of the Company, there are no claims threatened, asserting the invalidity, misuse, unenforceability or challenging the title, use or inventorship of any Owned Intellectual Property;

provided, however, that this representation does not apply to office actions in the United States Patent and Trademark Office for Registered Intellectual Property. Except as set forth in Section 3.24(f) of the Disclosure Schedule, the Acquired Companies have not received any written threats or notices of infringement or misappropriation of the Licensed Intellectual Property, nor is any Acquired Company a party to any Proceeding alleging infringement or misappropriation of Intellectual Property.

(g) Except as set forth on Section 3.24(g) of the Disclosure Schedule, (i) to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property, and (ii) the Acquired Companies have not sent a cease and desist letter asserting the infringement, misappropriation, likelihood of confusion, dilution, substantial similarity, or any other violation of rights in and to any Company Intellectual Property. Except as set forth on Section 3.24(g) of the Disclosure Schedule, no Proceeding has been instituted by any of the Acquired Companies or any other Person relating to any Owned Intellectual Property, or, to the Knowledge of the Company, threatened relating to any Owned Intellectual Property, and none of the Owned Intellectual Property is subject to any outstanding Order; provided, however, the representation set forth in this sentence does not apply to office actions in the United States Patent and Trademark Office for Registered Intellectual Property. None of the Acquired Companies has received any opinion of counsel regarding the infringement by any of the Acquired Companies of any Patents of any other Person.

(h) Except as set forth on Section 3.24(h) of the Disclosure Schedule: (i) all current and former employees, consultants, and contractors of each Acquired Company that performed or are performing engineering or software development services for the current product or service offerings of an Acquired Company or those under development have executed and delivered and, to the Knowledge of the Company, are in compliance with, written agreements under which they have (A) agreed to maintain the confidentiality of the Trade Secrets of the Acquired Companies; and (B) assigned to the relevant Acquired Company all Intellectual Property conceived or developed by such employees, consultants, or contractors (other than moral rights and subject to statutory reversionary rights (in the case of consultants), or where applicable, were otherwise assigned to the Acquired Companies as “works made for hire;” and (ii) no Affiliate or current or former partner, director, equity holder, member, officer, employee, consultant or contractor of any Acquired Company will, after giving effect to the transactions contemplated by this Agreement, own or retain any rights to use any of the Company Intellectual Property other than in the conduct of the Acquired Companies’ business, excluding moral rights and subject to statutory reversionary rights (in the case of contractors or consultants). Each employee or consultant of the Acquired Companies involved in the development of any of the Acquired Companies’ current products and services or any of the Acquired Companies’ products and services under development has executed and delivered a confidentiality and invention assignment agreement and the Company has delivered or made available to Buyer copies of such agreements and copies of all agreements with consultants and contractors of the Acquired Companies. Each of the foregoing agreements are valid and enforceable, except as may be limited by bankruptcy or insolvency laws or principles of equity.

(i) Each Acquired Company has taken steps reasonable under the circumstances to protect and maintain its rights under each item of Owned Intellectual Property, and the confidentiality of the Trade Secrets of the Acquired Companies with respect to which the

Acquired Companies wish to maintain as confidential and that is not otherwise disclosed by any of the Acquired Companies’ published patents, patent applications or copyrights or of any third party that has provided any confidential information or trade secrets to any Acquired Companies under a non-disclosure obligation and which remains subject to such obligation. Without limiting the foregoing, any receipt or use by, or disclosure to, any other Person of Trade Secrets owned by any Acquired Company has been pursuant to the terms of a written confidentiality agreement between the applicable Acquired Company and such other Person.

(j) Except as set forth on Section 3.24(j) of the Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body or educational institution, were directly used to develop or create, in whole or in part, any of the Owned Intellectual Property or any Licensed Intellectual Property exclusively licensed to any Acquired Company or, to the Knowledge of the Company, any other Licensed Intellectual Property licensed to any Acquired Company.

Section 3.25 Software and Information Systems.

(a) The Software and other information technology hardware used by the Acquired Companies to operate the businesses of the Acquired Companies as they are currently conducted and as they are currently proposed to be conducted by the Company (i) are in satisfactory working order, are substantially free from reproducible programming errors other than customary bugs and are believed by the Acquired Companies in good faith to be scalable to meet current and reasonably anticipated capacity; (ii) except as set forth on Section 3.25(a) of the Disclosure Schedule, have reasonably appropriate security, backups, disaster recovery arrangements, and hardware and software support and maintenance intended to minimize the risk of material error, breakdown, failure, or security breach occurring; (iii) are configured and maintained using practices intended to minimize the effects of viruses and malware; and (iv) have not suffered any material error, breakdown, failure, or security breach in the last twelve (12) months that has caused material disruption or material damage to the operation of the business of any Acquired Company or that was reportable to any Governmental Body. The Acquired Companies use commercially available anti-virus Software to screen their products and service offerings for computer viruses, worms, Trojan horse routines and similar code and the products and service offerings of each of the Acquired Companies do not contain any undisclosed malicious code or protective feature designed to prevent its use, including, without limitation, any computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, bomb or any other code or instruction that may be used in an unauthorized way to access, modify, delete, damage or disable it, excluding license keys and other self-help mechanisms (such as password controls and time-out devices).

(b) The Acquired Companies are in possession of, and Buyer will receive, all of the Acquired Companies’ Software, including object and source code, and all related manuals, and other technical and end user documentation, as used for the current conduct of the business of the Acquired Companies.

(c) Section 3.25(c) of the Disclosure Schedule identifies: (i) any Contracts pursuant to which any Acquired Company licensed or otherwise provided to any Person any Company source code, other than those with employees, contractors and consultants (to the extent utilizing such code in the performance of work for any Acquired Company); and (ii) any escrow arrangements to which an Acquired Company is a party regarding source code. No licensee of source code that is Company Intellectual Property may sublicense such source code under a Contract with any Acquired Company without the written consent of the applicable Acquired Company. This paragraph does not apply to Open Source Software.

(d) Section 3.25(d) of the Disclosure Schedule identifies all Open Source Software that forms a part of any current product or service offering of any of the Acquired Companies or product or service currently under development by any of the Acquired Companies.

(e) Except as set forth on Section 3.25(e) of the Disclosure Schedule, all Open Source Software that forms a part of any current product or service offering of any Acquired Company is fully segregable and independent from any Software that is proprietary to any Acquired Company, and no Open Source Software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed, in whole or in part, with any proprietary Software of any Acquired Company.

(f) Each Acquired Company owns or has the legal right to hold, use and/or own all data used in the business operation of such Acquired Company. Each Acquired Company has taken reasonable and prudent or customary measures to preserve the confidentiality of non-public data that is subject to Legal Requirements and/or confidentiality obligations owed to third parties and, to the Knowledge of the Company, there has not been unauthorized use or disclosure of such data. The ownership or use of such data by the Acquired Companies does not violate any Legal Requirement or Order.

Section 3.26 Certain Improper Payments. None of the Acquired Companies or any director, officer, agent, or employee thereof, or any other Person associated with or acting for or on behalf of any of the Acquired Companies, has directly or indirectly corruptly made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other improper payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Acquired Companies or any Affiliate of any of the Acquired Companies, or (iv) in violation of any Legal Requirement; or established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

Section 3.27 Relationships with Affiliates. To the Knowledge of the Company, no Securityholder has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the operation of the business of any of the Acquired Companies. To the Knowledge of the Company, no Securityholder is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any of the Acquired Companies, or (ii) engaged in competition with any of the Acquired Companies with respect to any line of the products or services of any of the Acquired Companies (a “Competing Business”) (except for the ownership of less than five (5%) percent of the outstanding Capital Stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market). Except as set forth on Section 3.27 of the Disclosure Schedule, no holder of Equity Securities of any of the Acquired Companies is a party to any Contract with any of the Acquired Companies.

Section 3.28 Product and Service Warranties. Each product manufactured, distributed, sold, leased, or delivered, and each service provided by, any of the Acquired Companies has been in substantial conformity with all applicable contractual commitments and all express warranties. None of the Acquired Companies has had any material Liability (and, to the Knowledge of the Company, there is no reasonable basis for any present or future Proceeding against any of the Acquired Companies that would give rise to any material Liability) for replacement or repair of any such product or service or other damages in connection therewith, subject to any reserve for warranty claims in accordance with the past practice of the Acquired Companies. No product manufactured, distributed, sold, leased, or delivered, and no service provided, by any of the Acquired Companies is subject to any guaranty, warranty, or indemnity beyond the applicable standard terms and conditions of sale or lease, including any guaranty or warranty offered by any of the Acquired Companies currently on their websites or in customer contracts, true, correct and complete copies of which the Company has delivered or made available to Buyer. None of the Acquired Companies has had any Liability (and, to the Knowledge of the Company, there is no basis for any present or future Proceeding against any of the Acquired Companies that could give rise to any Liability) arising out of any injury to any individual or tangible property as a result of the use of any product manufactured, distributed, sold, leased, or delivered, or any service provided, by the Acquired Companies.

Section 3.29 Supplies; Equipment and Customers.

(a) The relationships of the Acquired Companies with their customers and suppliers are satisfactory in all material respects. No supplier of any of the Acquired Companies has, within the previous twelve (12) months, cancelled or threatened in writing to cancel or modify or, to the Knowledge of the Company, threatened orally to cancel or modify, its relationship with any of the Acquired Companies.

(b) With respect to each of the two (2) calendar years most recently completed prior to the date hereof and the ten (10) month period ended October 10, 2013, Section 3.29 of the Disclosure Schedule lists (i) the ten largest (by dollar volume) customers of each of the Acquired Companies during each such period (showing the volume in dollars for each such period) and (ii) the ten largest (by dollar volume) product generators or other suppliers of each of the Acquired Companies during each such period (showing the volume in dollars for each such period). Since December 31, 2012, no customer or supplier listed on Section 3.29 of the Disclosure Schedule has notified any of the Acquired Companies orally or in writing, of a likely decrease in the volume of purchases from or sales to any of the Acquired Companies, or a decrease in the price that any such customer is willing to pay for products or services of any of the Acquired Companies, or an increase in the price that any such supplier will charge for products or services sold to any of the Acquired Companies, or of the bankruptcy or liquidation of any such customer or supplier. The consummation of the transactions contemplated hereby will not adversely affect the relationship with any of the suppliers or customers of any of the Acquired Companies.

Section 3.30 Government Contracting.

(a) Section 3.30(a) of the Disclosure Schedule sets forth a true, correct and complete list with respect to the Acquired Companies of each Government Body that is a party to a Government Contract and Government Subcontract, the period of performance of which has not yet expired or terminated, for which final payment has not yet been received, and for which there is a reasonable likelihood of payment being received or financial liability arising, in either event subsequent to the date hereof, in an amount greater than $250,000.

(b) Section 3.30(b) of the Disclosure Schedule sets forth a true, correct and complete list with respect to the Acquired Companies of each Government Body that was a party to a Government Contract for which final payment has been received and with respect to which an Acquired Company received in excess of $250,000 in payments in any calendar year commencing on or after January 1, 2009 (“Closed Government Contracts”).

(c) Except as set forth on Section 3.30(c) of the Disclosure Schedule:

(i) Each Active Government Contract to which any of the Acquired Companies is a party is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the applicable Acquired Company and, to the Knowledge of the Company, the other party thereto in accordance with its terms and applicable Legal Requirements, and no such Active Government Contract is subject to any oral modifications or amendments.

(ii) With respect to any Government Contract that is a General Services Administration (“GSA”) or Federal Supply Schedule (“FSS”) Contract held by an Acquired Company (or any GSA or FSS Contract under which that entity performs as a subcontractor or any task order, basic ordering agreement or any other arrangement pursuant to which a Governmental Body obtains goods and/or services from an Acquired Company pursuant to a GSA or FSS Contract), such Acquired Company has complied with (A) all material terms and conditions, (B), all applicable material statutory and regulatory provisions, (B) all “Industrial Funding Fee” obligations arising under GSAR 552.238-74 or its equivalent, (C) any “Price Reductions” clause obligations arising under GSAR 552.238.75(c) or its equivalent; and (D) any applicable reporting and disclosure requirements, including but not limited to disclosures of commercial pricing and discount policies and practices applicable to the customer(s) or categories of customers which are the basis of award of a GSA or FSS Contract.

(iii) Each Acquired Company is in compliance and has complied with all material terms and conditions of each Active Government Contract and Closed Government Contract to which such Acquired Company is a party, and all material statutory and regulatory requirements governing such Active Government Contracts and Closed Government Contracts, including the Trade Agreements Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the FAR, supplements to the FAR, including the GSAR and related cost principles, where and as applicable to each such Government Contract.

(iv) No Governmental Body, prime contractor, subcontractor or any other Person has notified any of the Acquired Companies that such Acquired Company has breached or violated in any material respect any applicable Legal Requirement or any certification or representation pertaining to any Active Government Contract or Closed Government Contract, or Government Bid, in each case since January 1, 2009.

(v) No Active Government Contract was awarded to any of the Acquired Companies pursuant to any set-aside program (e.g., small business, small disadvantaged business, “section 8(a),” woman-owned business, etc.) or as a result of any of the Acquired Companies’ “small business” or other preferred status under applicable Legal Requirements.

(vi) No Active Government Contract was unlawfully or improperly awarded to Company or any of its Subsidiaries on the basis of a sole source and without competition.

(d) Each of the Acquired Companies has complied in all material respects with its obligations relating to Government-Furnished Property, if and as relevant and appropriate.

(e) During the past five (5) years none of the Acquired Companies or, to the Knowledge of the Company, any of their respective directors, officers or employees has ever been or is now suspended, debarred or proposed for suspension or debarment under federal, state or other applicable Legal Requirements. To the Knowledge of Company, no such suspension or debarment actions with respect to any Government Contract have been commenced or threatened against any Acquired Company or any of their respective directors, officers or employees. No negative determination of responsibility has been issued against Company or any of the other Acquired Companies during the past three (3) years with respect to any Active Government Bid.

(f) For the last five (5) years, (i) no Active Government Contract or Closed Government Contract has been terminated for convenience or default; and (ii) no cure notice, show cause notice or other written notice threatening termination has been issued to any of the Acquired Companies with respect to any Active Government Contract or Closed Government Contract.

(g) In the past five (5) years none of the Acquired Companies has (i) had access to non-public information, (ii) provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, (iii) prepared specifications or statements of work, or (iv) engaged in any other conduct, that would create in any current procurement by the U.S. Government in which the Acquired Company is competing, an “organizational conflict of interest” for Company or any of the other Acquired Companies (as such term is defined in FAR § 9.501).

(h) Not one of the Acquired Companies or, to the Knowledge of the Company, their respective directors, officers, employees, agents or consultants is (or has been since January 1, 2009) (A) under any administrative, civil or criminal investigation or indictment involving false statements, false claims or other misconduct giving rise to civil or criminal liability arising under or relating to any Government Contract or Government Bid, or (B) a party to any action involving alleged false statements, false claims or other misconduct arising out of or relating to any Government Contract or Government Bid.

(i) There are no reports relating to any Government Bid or Government Contract issued to any of the Acquired Companies by the Defense Contract Audit Agency, any inspector general or the Department of Labor’s Office of Federal Contract Compliance Programs, or report cards issued by the GSA Industrial Operations Analyst Group, identifying any material violations of any Legal Requirement by any of the Acquired Companies since January 1, 2009.

(j) To the Knowledge of the Company, no outstanding Active Government Contract is currently the subject of any protest to a procuring agency, the U.S. Government Accountability Office, the U.S. Small Business Administration or any other Governmental Body.

(k) Each of the Acquired Companies that is a party to any Government Contract has developed and implemented corporate policies and procedures designed to ensure compliance with applicable Legal Requirements, including those related to statutory, regulatory and contract requirements pertaining to Government Contracts.

Section 3.31 Bank Accounts. Section 3.31 of the Disclosure Schedule sets forth a true, correct and complete list of all bank and/or brokerage accounts maintained in the name of any of the Acquired Companies and a brief description of each person having a power to sign on behalf of any of the Acquired Companies with respect to each such account.

Section 3.32 Brokers or Finders. Neither the Company nor any of the other Acquired Companies, nor their respective Representatives and agents have incurred any Liability for any brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.

Section 3.33 Disclosure.

(a) No representation or warranty of the Company in this Agreement and no statements in the Disclosure Schedule, when taken as a whole, omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

(b) No notice given pursuant to Section 5.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which made, not misleading.

(c) There is no fact known to the Company that has specific application to any of the Acquired Companies (other than general economic or industry conditions) and that could reasonably be expected to have a Company Material Adverse Effect that has not been set forth in this Agreement or the Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND ACQUISITION CORPORATION

Parent, Buyer and Acquisition Corporation each represent, warrant and covenant to the Company as follows:

Section 4.1 Organization and Good Standing. Parent, Buyer and Acquisition Corporation are each corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware.

Section 4.2 Authority and Enforceability. Each of Parent, Buyer and Acquisition Corporation have the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance by each of Parent, Buyer and Acquisition Corporation of this Agreement and the Ancillary Agreements to which each is a party and the consummation by Parent, Buyer and Acquisition Corporation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent, Buyer and Acquisition Corporation, and no other action is necessary on the part of Parent, Buyer or Acquisition Corporation to authorize this Agreement or any Ancillary Agreement to which either is a party or to consummate the transactions contemplated hereby and thereby except in the case of Acquisition Corporation, for receipt of the consent of its sole stockholder. This Agreement and each Ancillary Agreements to which Parent is a party, and this Agreement and each Ancillary Agreement to which Buyer is a party, and this Agreement and each Ancillary Agreements to which Acquisition Corporation is a party, have been duly executed and delivered by each of Parent, Buyer and Acquisition Corporation. Assuming due authorization, execution and delivery by each of the Acquired Companies and each other party thereto, this Agreement and each of the Ancillary Agreements to which Parent, Buyer or Acquisition Corporation is a party constitutes a legal, valid and binding obligation of Parent, Buyer and Acquisition Corporation, enforceable against each of Parent, Buyer and Acquisition Corporation in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3 No Conflict.

(a) The execution and delivery by Parent, Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the execution and delivery by Acquisition Corporation of this Agreement and the Ancillary Agreements to which it is a party, does not, and the performance by Parent, Buyer and Acquisition Corporation of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder and thereunder (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate or conflict with the provisions of any of the Organizational Documents of Parent, Buyer or Acquisition Corporation or (ii) violate, breach, conflict with or constitute a default, an event of default, or an event creating any additional rights (including rights of amendment, impairment, suspension, revocation, acceleration, termination or cancellation), impose additional obligations or result in a loss of any rights or except as contemplated by Section 4.3(b), require a Consent or the delivery of notice, under any Contract, Legal Requirement or Permit applicable to Parent, Buyer or Acquisition Corporation or to which Parent, Buyer or Acquisition Corporation is a party or a beneficiary or by which Parent, Buyer or Acquisition Corporation or their respective assets are subject, except in the case of clause (ii) where such violation, conflict, breach, default, event or other item would not materially impair or delay the ability of Parent, Buyer or Acquisition Corporation to perform their respective obligations under this Agreement and the Ancillary Agreements to which each is a party and except in the case of Acquisition Corporation, the Consent of its sole stockholder.

(b) Except as otherwise required under the HSR Act, no Permit or Order of, with, or to any Person is required by Buyer or Acquisition Corporation in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which each is a party, the performance of the obligations hereunder and thereunder and the consummation of the transactions contemplated hereunder or thereunder, except where the failure to obtain such Permit or Order would not materially impair or delay the ability of Buyer or Acquisition Corporation to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

Section 4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Parent, Buyer or Acquisition Corporation that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Parent or Buyer, no such Proceeding has been threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

Section 4.5 Brokers or Finders. Neither Parent, Buyer nor Acquisition Corporation, or their respective officers and agents have incurred any Liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.

Section 4.6 Availability of Funds.

(a) Parent has, and will cause Buyer to have, available through the Effective Time, the funds and/or committed financing necessary to consummate the Merger and the other transactions contemplated hereby.

(b) Assuming (i) satisfaction of the conditions to the obligation of Buyer and Acquisition Corporation to consummate the Merger and (ii) the accuracy of the representations and warranties of the Company set forth in Article III hereof, then immediately after giving effect to the Merger and the transaction contemplated hereby (including any financing in connection with the Merger and the transactions contemplated hereby), as of the Effective Time, (A) the aggregate “fair saleable value” of the assets of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, as of such date, will exceed the value of all “liabilities” of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, on their existing debts (including contingent liabilities) as such debts become absolute and matured, (B) the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which they are engaged or proposed to be engaged following such date, and (C) the Surviving Corporation and is consolidated Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, subject to (a) applicable Legal Requirements, including Antitrust Law and regulations relating to the exchange of information, (b) applicable Legal Requirements protecting the privacy of employees and personnel files, (c) applicable obligations of any of the Acquired Companies under Applicable Contracts to other Persons requiring confidential treatment of documents or information, and (d) appropriate limitations on the disclosure of other information to maintain attorney-client privilege and/or business sensitive information, the Company will and will cause each of the other Acquired Companies and each of their respective Representatives to, (x) afford Buyer and its Representatives full and free access (upon reasonable prior notice and during normal business hours) to the personnel, properties, contracts, books and records, and other documents and data of the Acquired Companies, (y) furnish Buyer and its Representatives with copies of all such Contracts, books and records and other existing documents and data as Buyer may reasonably request, and (z) furnish Buyer and its Representatives with such additional financial, operating and other data and information as Buyer may reasonably request.

Section 5.2 General Pre-Closing Covenants.

(a) The Company covenants and agrees that, except as otherwise consented to in writing by Buyer, from and after the date of this Agreement and until earlier of the termination of this Agreement or the Effective Time, it shall and it shall cause each of the other Acquired Companies to:

(i) conduct its business consistent with its Ordinary Course of Business and use its best efforts to (A) preserve its present business organization intact, (B) keep available the services of its present employees, and (C) preserve its present relationships with Persons having business dealings with it;

(ii) maintain its books and records in accordance with good business practices, on a basis consistent with prior practice, but in all respects in accordance with GAAP;

(iii) maintain and pay all premiums with respect to all policies of insurance relating to its business and its assets and properties as are presently held in its name and timely renew or extend all such policies;

(iv) bill and collect for products sold or services rendered and pay accounts payable in connection with its business, consistent with its Ordinary Course of Business and prior practice;

(v) comply with all Legal Requirements and Orders applicable to it and to the conduct of its business and perform all its obligations (including obligations imposed under this Agreement) without default; and

(vi) otherwise conduct its business and affairs in the Ordinary Course of Business.

(b) The Company covenants and agrees that, except as consented to in writing by Buyer, from and after the date of this Agreement and until the earlier of the termination of this Agreement and the Effective Time, it shall not and it shall cause each of the other Acquired Companies not to:

(i) split, combine or reclassify any shares of its Capital Stock, declare, set aside or pay any dividend or other distribution in respect of any of its Capital Stock or other equity (except as required pursuant to Article Fourth, Section C(2) of the Company Certificate of Incorporation), or, directly or indirectly, purchase, redeem, or otherwise acquire or dispose of any share of its Capital Stock or other equity;

(ii) (A) issue, grant, sell or encumber any shares of its Capital Stock other than the issuance of shares upon the exercise of Company Options or Company Warrants, (B) issue, grant, sell or encumber any security, option, phantom option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of its Capital Stock or other equity interests, (C) enter into any Contract calling for any transaction referred to in clause (A) or (B) of this sub-paragraph (ii), or (D) make any other changes in its equity capital structure, except in each case for issuances of Company Capital Stock upon the exercise of Company Options or Company Warrants;

(iii) make or permit any change in any of its Organizational Documents;

(iv) make any purchase, sale, or lease in respect of, or introduce any method of management or operation in respect of, its business or its assets and properties, except in the Ordinary Course of Business;

(v) except for advances to employees for travel and business expenses in the Ordinary Course of Business, make any loans to any Person;

(vi) incur, or agree to incur, any Indebtedness, or issue any bond, debenture, note, or similar obligation;

(vii) mortgage, pledge, or subject to Lien any of its assets and properties;

(viii) guarantee or otherwise take any affirmative action to become liable for any Indebtedness or Liability of any Person;

(ix) make any change in the terms of any Material Contract other than in the Ordinary Course of Business;

(x) waive, cancel, sell, or otherwise dispose of, for less than the face value thereof, any claim or right it has against others, except with respect to payments, discharge or satisfaction of Liabilities in the Ordinary Course of Business;

(xi) amend, modify, supplement, or in any way change any Benefit Plan, except for changes or modifications (A) required under applicable Legal Requirements or (B) which are made in the Ordinary Course of Business under arrangements in existence as of the date of this Agreement and which have been disclosed to Buyer;

(xii) make any material change in the banking and/or brokerage arrangements identified on Section 3.31 of the Disclosure Schedule;

(xiii) take any action which would result in any breach of any of its representations, warranties or covenants contained herein;

(xiv) change an annual Tax accounting period, adopt or change any Tax accounting method, make any Tax election not previously elected or change any Tax election previously elected, file any amended Tax Return unless a copy of such Tax Return has been submitted to Buyer for review a reasonable period of time prior to filing and Buyer has not objected to such Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment relating to any of the Acquired Companies, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Acquired Companies; or

(xv) take any action described in Sections 3.18(a) thorough 3.18(k).

(c) If the Company desires to take an action which would be prohibited pursuant to Section 5.2 without the prior written consent of Buyer, prior to taking such action the Company may request such written consent by sending an e-mail to Vince McCarthy at vmccarthy@verisk.com, with a copy to Kenneth E. Thompson at kenneth.thompson@verisk.com, and may not take such action until such consent in writing has been received from such individual or such other individual as Buyer may designate in writing. The individual set forth above (or such other individual as Buyer may designate in writing) may grant consent on behalf of Buyer to the taking of any action which would otherwise be prohibited pursuant to Section 5.2 hereof by e-mail or such other notice that complies with the provisions of Section 12.3.

Section 5.3 Notification.

(a) Each of the Company and Buyer shall give prompt notice to the other party if any of the following occurs after the date of this Agreement and prior to the Effective Time: (i) the occurrence or failure to occur of any material event, which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate such that the condition set forth in Section 7.1(a) or Section 8.1(a), as the case may be, would not be satisfied, (ii) any written notice from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any written notice from any Governmental

Body in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (iv) any actions, suits, claims, investigations or proceedings commenced or threatened against such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement, and (v) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition set forth in Section 7.1(b) or Section 8.1(b), as the case may be, would not be satisfied.

(b) Subject to Legal Requirements, the Company shall, and shall cause each of the Acquired Companies to, (A) advise, on a regular and frequent basis, one or more designated representatives of Buyer to report the general status of ongoing operations, and (ii) notify Buyer of any governmental complaints, investigations or hearings (or communications in writing indicating that the same maybe contemplated) or adjudicatory proceedings involving any property of any of the Acquired Companies, and will keep Buyer fully informed of such events and permit the representatives of Buyer access to all materials prepared in connection therewith.

(c) The giving of any notice under this Section 5.3 shall in no way (i) change or modify the representations and warranties of the Company or Buyer, or the conditions to the obligations of the Company or Buyer, contained herein, (ii) limit or otherwise affect any remedies available to any party or (iii) constitute an acknowledgement or admission of a breach of this Agreement or any Ancillary Agreement.

Section 5.4 No Solicitation.

(a) Subject to Section 5.4(b), from and after the date of this Agreement through and including the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the Company shall not, and shall not authorize or permit any other Acquired Company or any Representatives of any Acquired Company to, directly or indirectly, (i) solicit, initiate, propose, induce or encourage the making or submission of any Acquisition Proposal, (ii) enter into, participate in, engage in or renew discussions or negotiations with any Person (other than Buyer, Acquisition Corporation and their respective Representatives) with respect to an Acquisition Proposal, (iii) provide any non-public information regarding any of the Acquired Companies to any Person (other than Buyer, Acquisition Corporation and their respective Representatives) in connection with or in response to an Acquisition Proposal or (iv) enter into, or authorize the Company or any other Acquired Company to enter into, any letter of intent, memorandum of understanding, agreement or understanding (whether written, oral, binding or nonbinding) of any kind providing for, or deliberately intended to facilitate an Acquisition Transaction.

(b) Notwithstanding any provision to the contrary in Section 5.4(a), but subject to the limitations set forth in this Section 5.4(b) and in Section 5.4(c), prior to the receipt of the Company Stockholder Approval, the Company may, in response to a bona fide unsolicited Acquisition Proposal which did not result from a breach of Section 5.4(a) and which the board of directors of the Company determines, in good faith after consultation with outside counsel and any other advisors, is reasonably expected to lead to a Superior Proposal (i) furnish non-public information with respect to the Acquired Companies to the Person making such bona fide unsolicited Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (ii)

participate in discussions or negotiations with such Person and its Representatives regarding any Acquisition Proposal which is reasonably expected to result in a Superior Proposal; provided, however, that the Company shall promptly provide to Buyer all non-public information that is provided to the Person or its Representatives making such Acquisition Proposal which was not previously provided to Buyer.

(c) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal, any inquiry, indication of interest or any request for non-public information that could lead to an Acquisition Proposal) (i) advise Buyer orally and in writing of any Acquisition Proposal, any inquiry, indication of interest or any request for non-public information that could lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the period from the date of this Agreement and prior to the receipt of the Company Stockholder Approval and (ii) deliver a copy of any such Acquisition Proposal made in writing or a summary of the terms of any such Acquisition Proposal not made in writing. The Company shall give Buyer prior written notice (which prior written notice shall be given at least twelve (12) hours in advance) of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information or afford access to any Person making a unsolicited Acquisition Proposal. The Company shall keep Buyer fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest, or request and any developments, discussions regarding any Acquisition Proposal and modification or proposed modification thereto. The Company agrees that it and each of the other Acquired Companies shall not enter into any agreement with any Person which prohibits the Company or any of the other Acquired Companies from complying with its obligations under this Section 5.4.

(d) Subject to Sections 5.4(e) through 5.4(g), (i) the Information Statement shall include a statement to the effect that the board of directors of the Company recommends that the Stockholders consent to the adoption of this Agreement and the approval of the Merger (such recommendation, the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Buyer, and no resolution of the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Buyer shall be adopted (each, a “Recommendation Change”).

(e) Notwithstanding the foregoing or any other provision contained herein to the contrary, at any time prior to the receipt of the Company Stockholder Approval, subject to compliance with Section 5.4(f) and Section 9.1(e), the board of directors of the Company may effect a Recommendation Change and the Company may terminate this Agreement pursuant to Section 9.1(e) in order to enter into a definitive agreement providing for the implementation of a Superior Proposal if the Company has received an Acquisition Proposal that the board of directors of the Company determines, in good faith by majority vote (after consultation with its financial advisors and outside legal counsel), constitutes a Superior Proposal and the failure to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the stockholders of the Company under applicable Legal Requirements; provided, that the Company has not taken any deliberate action or omitted to take any action that the Company knows is or would reasonably be expected to result in, or intends such action or omission to be or reasonably expects such action or omission to result in, a breach of this Section 5.4.

(f) Prior to taking any action permitted by Section 5.4(e), (i) the Company shall give Buyer at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the reasons for any Recommendation Change or the material terms and conditions of any such Superior Proposal) and no later than the time of such notice, provide Buyer an unredacted copy of the relevant proposed transaction agreement and other material documents contemplated with or by the party making such proposal or Superior Proposal, (ii) if requested by Buyer, the Company and its Representatives shall negotiate in good faith with Buyer during the notice period described in clause (i) above to enable the Company to propose changes to the terms of this Agreement intended to eliminate the need for the board of directors of the Company to effect a Recommendation Change or to cause such Superior Proposal no longer to constitute a Superior Proposal, (iii) the board of directors of the Company shall have considered in good faith (after consultation with its financial advisors and outside legal counsel) any changes to this Agreement proposed by Buyer and determined that such Superior Proposal would continue to require a Recommendation Change if such changes were to be given effect, and (iv) in the event of any change to any of the material terms of such Superior Proposal, the Company shall have delivered to Buyer an additional notice and a summary of the relevant proposed transaction agreement and other material documents and a new three (3) Business Day notice period shall commence during which time this Section 5.4(e) shall apply.

(g) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the board of directors of the Company from making any disclosure to the stockholders of the Company that the board of directors of the Company determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties or satisfy applicable state or federal securities Legal Requirements.

(h) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.4 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.4 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative or Affiliate of any of the Acquired Companies shall be deemed to be a breach of this Section 5.4 by the Acquired Companies.

Section 5.5 Stockholder Approval.

(a) As soon as practicable after the execution and delivery of this Agreement, the Company shall prepare, in consultation with Buyer, a solicitation statement (the “Information Statement”) for the solicitation of approval of the stockholders of the Company describing this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. The Information Statement shall not, on the date the Information Statement is first delivered to the stockholders of the Company or at the Effective Time, contain any statement which, as such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. As soon as practicable after the execution and delivery of this Agreement, the Company shall deliver or cause to be delivered the Information Statement to the stockholders of the Company provided, however, that the Company shall not distribute the Information Statement without the approval of Buyer, which approval shall not be unreasonably withheld or delayed. Neither Buyer nor Acquisition Corporation shall be responsible in any way for any content in the Information Statement except for information relating to Buyer or Acquisition Corporation that has been supplied in writing by Buyer for inclusion therein.

(b) Subject to the fiduciary duties of the board of directors of the Company and as required by applicable Legal Requirements and Section 5.4, the Information Statement shall contain the Company Board Recommendation and the conclusion of the board of directors of the Company that the terms and conditions of the Merger are fair and reasonable to the stockholders of the Company.

(c) The Company shall use its best efforts to obtain the Company Stockholder Approval, including the Company Stockholder Consent and the Company Preferred Stockholder Closing Consent, within twenty-four (24) hours after the execution and delivery of this Agreement, which approval shall approve the adoption of this Agreement as contemplated by Section 251 of the DGCL and shall constitute the irrevocable approval and adoption by the stockholders of the Company of the escrow and the indemnification obligations of the Securityholders and the appointment of the Stockholders’ Representative. In the event that such consents or approvals are not unanimous, the Company shall deliver prompt and timely notice, as required by the DGCL, relating to such written consent or approval to any stockholder of the Company who did not execute such written consent or approve such transactions and is entitled to notice of the action taken thereby.

(d) If after the initial solicitation by the Company of approval of the stockholders of the Company of this Agreement and the Merger, the Company, in the reasonable opinion of Buyer, is required by applicable Legal Requirements to obtain any additional approval of the stockholders of the Company of this Agreement, the Merger or the transactions contemplated hereby, the Company agrees to solicit such consent and/or approval within a reasonable period of time and the Company will use its commercially reasonable efforts to obtain such approval and/or consent.

Section 5.6 Efforts.

(a) Between the date of this Agreement and the Closing Date, the Company will use its commercially reasonable efforts to cause the conditions contained in Section 6.1(c) of Article VI and Article VII to be satisfied.

(b) Between the date of this Agreement and the Closing Date, Buyer will use its commercially reasonable efforts to cause the conditions contained in Article VIII to be satisfied.

Section 5.7 Intellectual Property. The Company shall, and shall cause each of the other Acquired Companies to, take all actions necessary to cause all Owned Intellectual Property and all Intellectual Property in the name of a third party that is Owned Intellectual Property to be assigned to the applicable Acquired Company, to have all Liens thereon fully released and discharged prior to the Closing Date and shall cause to be assigned and filed all appropriate documents with the applicable Governmental Body to properly record the assignment to the applicable Acquired Company of the Intellectual Property, including the Intellectual Property set forth on Section 5.7 of the Disclosure Schedule.

Section 5.8 Permits; Consents; Orders and the HSR Act.

(a) Except as provided in Sections 5.8(b) through 5.8(d), inclusive, with respect to the HSR Act, the Company shall and shall cause each of the other Acquired Companies to use its commercially reasonable efforts to obtain, or cause to be obtained, all Permits and other Consents and deliver all notices required for the consummation of the transactions contemplated by this Agreement in form and substance reasonably satisfactory to Buyer.

(b) Each of Buyer, on the one hand, and the Company, on the other hand, shall (and the Company shall cause the Acquired Companies to) use their commercially reasonable efforts to make or cause to be made, as promptly as practicable (but in any event within ten (10) Business Days) after the execution of this Agreement and not later than any deadline required by applicable Legal Requirements, all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer and the Company will cooperate with each other to prepare and submit any such filing required under the HSR Act. Buyer, on the one hand, and the Company, on the other hand, will deliver to each other’s antitrust counsel such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission required under the HSR Act; provided, however, that certain documents and information may be designated as being provided on an outside counsel or outside antitrust counsel basis only. Subject to the terms and conditions of this Section 5.8, Buyer, on the one hand, and the Company, on the other hand, will (and the Company shall cause the Acquired Companies to) respond promptly to reasonable requests for additional information under the HSR Act or other Antitrust Law, including requests from a Governmental Body for voluntary production of information and pursuant to a Second Request for Additional Information and Documentary Material under the HSR Act. Buyer shall pay all filing fees with a Governmental Body required under the HSR Act in connection with filings required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however each party shall be responsible for such costs and expenses otherwise incurred by such party in the preparation and submission of any filings.

(c) Subject to the terms and conditions of this Section 5.8, Buyer and the Company will (and the Company shall cause the other Acquired Companies to) cooperate with each other to resolve any investigation or inquiry by a Governmental Body under the HSR Act or other Antitrust Law with respect to the consummation of, or any filings made in connection with, the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer, on the one hand, and the Company, on the other hand, will promptly inform one another (which, at the request of any of the parties hereto, may be limited to outside antitrust counsel only) of any material oral or written communication with any Governmental Body regarding any such filings, investigations, or other proceedings under the HSR Act or other Antitrust Law relating to the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer and the Company will (and the Company shall cause the other Acquired Companies to) provide to the other parties in advance (which, at the request of any of the parties hereto, may be limited to outside antitrust counsel only), with a reasonable opportunity for review and comment thereon, and shall consider in good faith the other parties’ views upon, drafts of all contemplated communications with a Governmental Body relating to any filing, investigation, inquiry, dispute, litigation, or other proceeding under the HSR Act or any other Antitrust Law relating to the transactions contemplated by this Agreement and the Ancillary Agreements. No party hereto (nor any Acquired Company) may independently participate in any meeting or discussion with any Governmental Body in respect of any such filing, investigation, inquiry, dispute, litigation, or other proceeding without giving the other parties hereto (and in the case of the Stockholders, Buyer shall only be required to notify Stockholders’ Representative) prior notice of such meeting and, unless prohibited by the relevant Governmental Body, the opportunity to attend and participate in such meeting (which, at the request of any of the parties, may be limited to outside antitrust counsel only).

(d) Subject to Section 5.8(e), Buyer and the Company shall (and the Company shall cause the other Acquired Companies to) use all commercially reasonable efforts to take, or cause to be taken, all commercially reasonable actions necessary to obtain, or cause to be obtained, all Permits required pursuant to the HSR Act to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, to resolve all objections that may be asserted by any Governmental Body under the HSR Act or other Antitrust Law with respect to the transactions contemplated by this Agreement, and to avoid, vacate, lift, reverse, or otherwise render inoperative any decision, ruling, decree, injunction (whether temporary, preliminary, or permanent), Order, or other Legal Requirement that would prohibit, prevent, enjoin, limit, or otherwise restrain the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements under any Antitrust Law. Subject to the terms of this Section 5.8, each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries or other Affiliates to dispose of or transfer any assets, or to commit to cause the Company to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries or other Affiliates to discontinue offering any product or service, or commit to cause the Company or any of its Affiliates to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries or other Affiliates to license or otherwise make available, to any Person, any technology, software or other Intellectual Property, or commit to cause the Company or any of its Subsidiaries or Affiliates to license or otherwise make available to any Person any technology, software or other Intellectual Property; (iv) hold separate or cause any of its Subsidiaries or other Affiliates to hold separate any assets or operations (either before or after the Closing Date), or commit to cause the Company to hold separate any assets or operations; (v) make or cause any of its Subsidiaries or other Affiliates to make any commitment

(to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company; or (vi) participate in any claim, suit, investigation or proceeding by any Governmental Body or other Person commenced (or threatened to be commenced) which questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith; provided, however, the parties hereto agree to respond to reasonable requests for additional information under the HSR Act or other Antitrust Law, including requests from a Governmental Body for voluntary production of information and pursuant to a Second Request for Additional Information and Documentary Material pursuant to the HSR Act.

Section 5.9 Termination of 401(k) Plans and Other Benefit Plans. (a) Prior to the Closing Date, the Acquired Companies, as applicable, shall take all necessary actions to terminate the EagleView Technology Corporation 401(k) Profit Sharing Plan (the “Company 401(k) Plan”) in accordance with the terms of plan and applicable Legal Requirements, effective immediately prior to the Closing, and all documentation reflecting such actions shall be subject to the review and reasonable approval of Buyer. Such actions shall include, without limitation, the adoption by the board of directors of the Company of resolutions (i) terminating the Company 401(k) Plan, (ii) amending the Company 401(k) Plan, to provide that all participants’ account balances shall be 100% vested as of the plan termination date, and (iii) amending the Company 401(k) Plan to provide that distributions shall be made from the Company 401(k) Plan to all participants and beneficiaries with accounts in such plans, respectively, as soon as possible following the Closing in accordance with the terms thereof, respectively, and applicable Legal Requirements, including the tax requirements and qualifications of the Code. As soon as practicable following the Closing, Buyer shall cause Buyer’s or its designated Affiliate’s 401(k) plan to accept qualified direct rollovers of the accounts (including loans) maintained on behalf of any employee of any of the Acquired Companies accepting employment by Buyer or any of its Affiliates under Buyer’s or its Affiliate’s 401(k) Plan; provided, however, that the obligation of Buyer’s or its Affiliate’s 401(k) plan to accept a direct rollover of any loans shall be subject to such reasonable procedural and other requirements and restrictions as Buyer deems necessary or appropriate.

(b) Prior to the Closing Date, each of the Acquired Companies shall have taken all necessary actions to terminate any equity incentive plans, and any agreements thereunder, effective as of immediately prior to the Closing, including all of the Option Plans. All documentation reflecting such actions shall have been subject to the review and reasonable approval of Buyer. In addition to the foregoing, prior to the Closing, all outstanding Company Options, Company Warrants and any other rights to purchase or convert into any Capital Stock of any of the Acquired Companies, whether vested or unvested, which are not exercised prior to Closing, shall have been validly canceled, exercised or converted into the right to receive the consideration set forth in Section 2.6(h).

(c) At least five (5) Business Days prior to the Effective Time, the Company shall deliver notice to all of the holders of Company Options, which such notice shall be in compliance with the terms of such Company Options and the applicable Option Plans, that the Company Options will be treated as set forth in Section 2.6(h). The Company shall take all actions necessary to effect the transactions contemplated by Section 2.6(h). Any materials to be submitted to the holders of Company Options in connection with the notice required under this Section 5.9(c) shall be subject to the reasonable review and approval of Buyer.

Section 5.10 280G Consent. The Company shall use commercially reasonable efforts to obtain stockholder approval of any payments or benefits that could be considered parachute payments for purposes of Section 280G of the Code such that, if such approval is obtained, such payments and benefits shall not be subject to Section 280G of the Code, and, if approval for any payment is not obtained, the parachute payment shall not be made. The Company shall secure the written acknowledgement and consent of each person who may receive a parachute payment (each, a “payee”) such that, if stockholder approval of the parachute payment is not obtained, the payee waives his or her right to such payment and acknowledges that the payor’s obligation to make such payment has been canceled.

Section 5.11 Confidentiality. Each of the parties hereto agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby, shall be subject to the terms of the Nondisclosure and Confidentiality Agreement dated as of March 14, 2012, as amended on October 18, 2013 (the “Confidentiality Agreement”) between Eagle View Technologies and Buyer. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 5.12 Non-Competition Agreements. The Company shall use commercially reasonable efforts to cause each Person set forth on Section 5.12 of the Disclosure Schedule to execute and deliver a non-competition and non-solicitation agreement, in each case in form and substance acceptable to Buyer.

Section 5.13 Consents and Notices. The Company shall use commercially reasonable efforts to cause to be delivered to Buyer each of the Consents and notices listed on Section 5.13 of the Disclosure Schedule, in each case, in form and substance reasonably satisfactory to Buyer.

Section 5.14 Landlord Estoppel Certificates. The Company shall use commercially reasonable efforts to cause to be delivered to Buyer an estoppel certificate with respect to each of the real property leases described on Section 5.14 of the Disclosure Schedule, dated no more than sixty (60) days prior to the Closing, and in substantially the form attached hereto as Exhibit F, or in such other form that provides substantially similar information or is otherwise reasonably satisfactory to Buyer.

Section 5.15 Pending Party Litigation. (a) The Buyer will, and will cause its Affiliates to, and the Company will, and will cause its Affiliates to, use their commercially reasonable efforts, including making any supplemental filings or representations to the court in the civil action set forth on Section 5.15 of the Disclosure Schedule (the “Pending Party Litigation”) to ensure, consistent with this Agreement, that the November 19, 2013 order issued by the court staying all proceedings in the Pending Party Litigation (such order, the “Stay Order”) remains in force pending the closing of the Merger or earlier termination of this Agreement.

(b) In the event that this Agreement has not been terminated the court in the Pending Party Litigation enters an order that lifts the stay or otherwise modifies the Stay Order in any manner that permits or directs the Pending Party Litigation to proceed, Buyer shall, and shall cause its Affiliates to, and the Company shall, and shall cause its Affiliates to, cause their respective litigation counsel to cooperate in good faith and prepare a joint, stipulated motion for reconsideration of such order. If the motion for reconsideration is denied, Buyer shall, and shall cause its Affiliates to, and the Company shall, and shall cause its Affiliates to, each use their commercially reasonable efforts to collaborate, and to cause their respective litigation counsel to collaborate, on an alternative strategy to prevent the Pending Party Litigation from proceeding, in an attempt to realize the parties’ joint intent not to have to litigate pending the earlier of Closing or termination of this Agreement in accordance with its terms.

(c) In the event that this Agreement is terminated pursuant to Section 9.1, either Buyer or its Affiliates on the one hand, or the Company or its Affiliates on the other hand, may unilaterally request that the court lift or modify the Stay Order after providing the other party with five (5) Business Days’ written notice of its intent to so move the court. If the Stay Order is lifted or modified to permit or direct the Pending Party Litigation to proceed, either Buyer and its Affiliates on the one hand, or the Company and its Affiliates on the other hand, may request a status conference with the court. In such instance, the Buyer will, and will cause its Affiliates to, and the Company will, and will cause its Affiliates to, jointly request, and not object to, the court setting a trial date for the Pending Party Litigation that is more than six (6) months after the status conference with the court. Buyer will not, and will cause its Affiliates not to, and the Company will not, and will cause its Affiliates not to, oppose any request made in accordance with this Section 5.15(c) to lifting or modifying the Stay Order to allow the Pending Party Litigation to Proceed.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND THE COMPANY

Section 6.1 Conditions to Buyer’s and the Company’s Obligations. The obligations of Buyer and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) no temporary restraining Order, preliminary or permanent injunction or other Order and no Proceeding shall be in effect enjoining, prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(b) no Legal Requirement shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal;

(c) this Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the vote of the stockholders of the Company necessary under all applicable Legal Requirements and the Company’s Organizational Documents, including the Company Stockholder Consent and the Company Preferred Stockholder Closing Consent (the “Company Stockholder Approval”); and

(d) the waiting period under the HSR Act shall have expired or been terminated.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND ACQUISITION CORPORATION

Buyer’s obligation to effect the Merger and to take the other actions required to be taken at the Closing, and Acquisition Corporation’s obligation to effect the Merger and to take the other actions required to be taken, shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Section 7.1 Company Representations and Warranties; Performance. (a) The representations and warranties of the Company in Article III of this Agreement that are qualified as to materiality were, as of the date of this Agreement and are as of the Closing, true and correct in all respects and those not so qualified were, as of the date of this Agreement and are as of the Closing, true and correct in all material respects (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, in which case such representations and warranties were or will be true and correct, or true and correct in all material respects, as the case may be, as of such date).

(b) The Company shall have performed or complied in all material respects with all of the covenants, agreements and obligations contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

(c) The Company shall have delivered to Buyer a certificate dated as of the Closing Date and executed by the Company’s Chief Executive Officer certifying the foregoing.

Section 7.2 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under any applicable Legal Requirement or Order; or any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

Section 7.3 Certified Resolutions. Buyer shall have received a certificate of the Company’s Secretary (the “Secretary’s Certificate”), in form and substance satisfactory to Buyer, with respect to all requisite corporate proceedings and authorizations, including the Company Stockholder Approval, relating to this Agreement and the transactions contemplated by this Agreement, the Organizational Documents of each of the Acquired Companies, and the incumbency of the officers executing this Agreement or any certificate or document contemplated hereby.

Section 7.4 No Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect since the date of this Agreement.

Section 7.5 Termination of Acquired Companies’ 401(k) Plans and Other Benefit Plans. The Company shall have taken the actions required (i) pursuant to Section 5.9(a) to terminate the Company 401(k) Plan at or before the Effective Time and (ii) pursuant to Section 5.9(b) to terminate any and all equity incentive plans, and any agreements thereunder, including all of the Option Plans, effective as of immediately prior to the Effective Time, in accordance with their terms.

Section 7.6 Opinion of Counsel to the Acquired Companies. Buyer shall have received an opinion of DLA Piper LLP (US), counsel for the Acquired Companies, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and its counsel, McCarter & English, LLP, to the effect set forth in Exhibit E attached hereto.

Section 7.7 Acquired Company Indebtedness and Liens. Except for the Acquired Company Indebtedness designated on the Closing Payment Schedule to be paid at Closing, there shall be no outstanding Acquired Company Indebtedness as of the Effective Time and all associated Liens shall have been fully discharged, satisfied and released and the Company shall have delivered to Buyer evidence of the foregoing in form and substance reasonably satisfactory to Buyer.

Section 7.8 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Stockholders’ Representative and Escrow Agent.

Section 7.9 FIRPTA Certificate. The Company shall have delivered to Buyer a FIRPTA Certificate duly executed by an officer of the Company.

Section 7.10 Estimated Closing Certificate and Closing Payment Schedule. The Company shall have delivered to Buyer each of the Estimated Closing Certificate and the Closing Payment Schedule.

Section 7.11 Satisfaction of Earnout Payments and Contingent Purchase Price. The Company shall and shall have caused each of the other Acquired Companies to have satisfied in full any contingent purchase price obligations of any of the Acquired Companies relating to any prior acquisition of assets or equity interest of any Person by any of the Acquired Companies, including each of the obligations set forth on Section 7.11 of the Disclosure Schedule.

Section 7.12 Bank Accounts. The Company shall have delivered assignments of the power to sign on behalf of each of the Acquired Companies with respect to each bank account and brokerage account maintained on behalf of any of the Acquired Companies, in each case in form and substance reasonably satisfactory to Buyer.

Section 7.13 Non-Competition Agreements. The employees of the Company set forth on Section 7.13 of the Disclosure Schedule shall have executed and delivered a non-competition and non-solicitation agreement, in each case in form and substance acceptable to Buyer.

Section 7.14 Intellectual Property. The Company shall have delivered to Buyer copies of all applicable assignments and evidence of recordation and release and discharge of all Liens with respect to Intellectual Property as set forth on Section 5.7 of the Disclosure Schedule, in each case in form and substance reasonably satisfactory to Buyer.

Section 7.15 Consents and Notices. The Company shall have obtained and delivered to Buyer each of the Consents set forth on Section 7.15 of the Disclosure Schedule.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The Company’s obligations to effect the Merger and to take the other actions required to be taken by the Company at the Closing and the Acquired Companies’ obligations to take such actions as required to be taken by them at Closing, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived the Company, in whole or in part):

Section 8.1 Buyer’s Representations and Warranties; Performance. (a) The representations and warranties of Buyer in Article IV of this Agreement that are qualified as to materiality were, as of the date of this Agreement and are as of the Closing, true and correct in all respects and those not so qualified were, as of the date of this Agreement and are as of the Closing, true and correct in all material respects (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, in which case such representations and warranties were or will be true and correct, or true and correct in all material respects, as the case may be, as of such date).

(b) Buyer shall have performed or complied in all material respects with all of the covenants, agreements and obligations contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

(c) Buyer shall have delivered to the Company a certificate dated as of the Closing Date and executed by an executive officer of Buyer certifying the foregoing.

Section 8.2 Payments at Closing. Buyer shall have made the payments required to be made by Buyer pursuant to Section 2.7(b).

Section 8.3 Certified Corporate Proceedings. The Company shall have received a certificate of the Secretary of Buyer with respect to all requisite corporate proceedings and authorizations relating to this Agreement and the transactions contemplated by this Agreement and the incumbency of the officers executing this Agreement or any certificate or document contemplated hereby.

Section 8.4 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Buyer and Escrow Agent.

Section 8.5 Opinion of Counsel to Buyer. The Company shall have received an opinion of the General Counsel of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel, DLA Piper LLP (US), to the effect set forth in Exhibit G attached hereto.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders):

(a) by mutual written Consent of Buyer and the Company;

(b) by Buyer or the Company if the Merger shall not have been consummated by 11:59 p.m., Eastern Time, on March 31, 2014 (the “End Date”); provided, however, that (i) the End Date shall be extended to June 30, 2014, if the only reason the Closing shall not have occurred by March 31, 2014, is the failure of the condition set forth in Section 6.1(d) (although such extension shall not occur if the failure of such condition has been caused or resulted from one party’s action or failure to act constituting a breach of this Agreement and the other party does not consent to such extension) and/or the failure to obtain the Company Preferred Stockholder Closing Consent, and (ii) the End Date shall be extended to July 15, 2014, if the only reason the Closing shall not have occurred by June 30, 2014, is the failure to obtain the Company Preferred Stockholder Closing Consent; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to a party whose failure to perform any material obligation required to be performed by such party in breach of this Agreement has been a cause of, or results in, the failure of the Merger to be consummated by the End Date;

(c) by Buyer or the Company if (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, or (ii) a Legal Requirement shall be in effect that makes consummation of the Merger illegal or otherwise prohibits or prevents the consummation of the Merger;

(d) by Buyer, at any time prior to the receipt by the Company and delivery to Buyer of the Company Stockholder Consent and notwithstanding anything set forth in Section 9.1(b), if the Company Stockholder Consent shall not have been obtained by the Company and delivered to Buyer within twenty-four (24) hours after the execution and delivery of this Agreement by the Company;

(e) by Buyer or the Company (at any time prior to the adoption of this Agreement by the Company Stockholder Approval) if (i) the board of directors of the Company has received a Superior Proposal, (ii) in light of such Superior Proposal a majority of the disinterested directors of the Company shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its recommendation of the Merger and this Agreement would be inconsistent with the exercise of the fiduciary duties of the board of directors of the Company under applicable Legal Requirements, (iii) the Company has notified Buyer in writing of the determinations described in clause (ii) above, (iv) at least five (5) Business Days following receipt by Buyer of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Buyer since receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and a majority of the disinterested directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance with Section 5.4 and (vi) the board of directors of the Company concurrently approves, and the Company concurrently enters into a definitive agreement providing for the implementation of such Superior Proposal;

(f) by Buyer (i) if any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if (A) any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied, and (B) such inaccuracy, if capable of cure, has not been cured by the Company within ten (10) Business Days after its receipt of written notice thereof from Buyer, or (C) if any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.1 would not be satisfied;

(g) by the Company (i) if any of Buyer’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied, or (ii) if (A) any of Buyer’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied, and (B) such inaccuracy, if capable of cure, has not been cured by Buyer within ten (10) Business Days after its receipt of written notice thereof from the Company, or (C) if any of Buyer’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.1 would not be satisfied;

(h) by Buyer if, since the date of this Agreement, there shall have been a Company Material Adverse Effect; or

(i) by Buyer, in the event that (i) the board of directors of the Company or any committee thereof shall have for any reason effected a Recommendation Change and the Company Stockholder Approval shall not have been obtained, or (ii) the Company enters into a definitive agreement with a Person other than Buyer for an Acquisition Transaction.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 5.11, this Section 9.2, Section 9.3, and Article X shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for fraud or any willful breach of any representation or any willful breach of any warranty, covenant, or other provision contained in this Agreement.

Section 9.3 Expenses; Termination Fees.

(a) Subject to Section 9.3(b) and Section 9.3(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b) Buyer shall pay the filing fees incurred in connection with the filing by the parties hereto of the pre-merger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign Antitrust Law.

(c) In the event that the Company elects to pursue discussions or negotiations with any Person relating to any Acquisition Proposal as contemplated by Section 5.4(c), the Company shall promptly reimburse Buyer for all of the out-of-pocket costs and expenses (including the fees and expenses of its advisors, accountants and legal counsel) reasonably incurred by Buyer in connection with this Agreement and the transactions contemplated hereby and the due diligence review of the Acquired Companies by Buyer. Any such payment shall be made by wire transfer of same day funds to the Buyer within three (3) Business Days after the Company elects to pursue any such negotiations or discussions.

(d) In the event that Buyer or the Company shall terminate this Agreement pursuant to Section 9.1(e) or clause (ii) of Section 9.1(i), the Company shall (i) promptly reimburse Buyer for all of the out-of-pocket costs and expenses (including the fees and expenses of its advisors, accountants and legal counsel) reasonably incurred by Buyer in connection with this Agreement and the transactions contemplated hereby and the due diligence review of the Acquired Companies by Buyer (but only to the extent not previously reimbursed pursuant to Section 9.3(c)), and (ii) promptly pay Buyer a non-refundable fee equal to Twenty-Six Million Dollars ($26,000,000), but only if within twelve (12) months of such termination the transaction contemplated by such Superior Proposal or Acquisition Transaction, as the case may be, is consummated. Any payment required to be paid pursuant to clause (i) of this Section 9.3(c) will be made by wire transfer of same day funds within three (3) Business Days following such termination, and any payment required to be paid pursuant to clause (ii) of this Section 9.3(c) will be made by wire transfer of same day funds within three (3) Business Days after the consummation of such Superior Proposal or Acquisition Transaction, as the case may be. For purposes of this Section 9.3(c), “consummation” of a Superior Proposal or Acquisition Transaction shall occur on the closing date with respect to a merger or other business combination involving the Company or the acquisition of 50% or more of the outstanding shares of Company Capital Stock, or sale or transfer of all or substantially all assets (excluding the sale or disposition of assets in the Ordinary Course of Business) of the Company and its Subsidiaries.

(e) The parties agree that the agreement contained in Section 9.3(d) and the payment contemplated thereby is an integral part of the transaction contemplated by this Agreement and that such payment represents the damages that Buyer and Acquisition Corporation will incur if the conditions giving rise to such payment shall occur and constitute liquidated damages and not a penalty and represent the sole and exclusive remedy of Buyer and Acquisition Corporation in the circumstances contemplated by such payment event (including any remedy related to the Stockholder Voting Agreements or with respect to the Company and its officers, directors, stockholders, affiliates, employees, agents and representatives).

ARTICLE X

INDEMNIFICATION; REMEDIES

Section 10.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations and warranties contained in this Agreement or in any certificate delivered by a party pursuant to this Agreement shall survive the Closing and shall terminate on, and no claim or action with respect thereto may be brought after, the date that is sixteen months (16) after the Closing Date (such 16-month period, the “General Survival Period”); provided, however, that (a) the representations and warranties contained in Section 3.13 (Tax Matters) shall survive until and shall terminate on, and no claim or action with respect thereto may be brought after, the twentieth (20th) day after the expiration of the applicable statute of limitations and (ii) the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (Capitalization) and 3.5 (Subsidiaries) shall survive the Closing indefinitely. The representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.4 (Capitalization), 3.5 (Subsidiaries) and 3.13 (Tax Matters) are collectively referred to as the “Fundamental Representations.” Except as otherwise expressly provided herein, claims relating to any and all covenants and agreements of the parties contained in this Agreement to be performed by the parties at or prior to the Closing Date shall survive the Closing and shall terminate on, and no claim or action with respect thereto may be brought after, the date that is sixteen (16) months after the Closing Date. All other covenants and agreements of the parties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Merger indefinitely. The termination of the foregoing survival periods shall not affect the rights of any indemnified Person in respect of any claim for indemnifiable Damages made by such indemnified Person in a writing received by another party prior to the expiration of such survival periods, in which case the indemnification obligations set for the in this Article X shall continue with respect to such claim until such claim has been finally resolved. The right to indemnification for payment of Damages for any matter set forth in any of Sections 10.2(a)(ii) through and including 10.2(a)(xi) shall not be affected or in any way compromised by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by Buyer or any of Buyer’s Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date. The waiver of any condition set forth in Article VII that is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

Section 10.2 Indemnification.

(a) After the Closing, and subject to the limitations set forth in this Article X, the Securityholders (each a “Selling Indemnifying Party” and collectively, the “Selling Indemnifying Parties”) agree to severally indemnify and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees, agents and Representatives (including each Acquired Company) (each a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against all damages, costs, losses, liabilities, claims, awards, Taxes, expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees and accountants’ fees incurred in connection with investigating any Third Party Claim and defending against or settling any of the foregoing), but excluding any exemplary or punitive damages and excluding consequential damages (collectively, “Damages”), arising, directly or indirectly, from, or in any way sustained or incurred by reason of:

(i) any inaccuracy in or any breach of, as of the date hereof or as of the Closing Date, any representation or warranty of the Company contained in this Agreement (including all schedules and exhibits hereto) or in any certificate delivered by the Company hereunder;

(ii) any failure by any of the Acquired Companies to perform or comply with any covenant, undertaking or other agreement applicable to it contained in this Agreement;

(iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of the Acquired Companies (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

(iv) any amount payable with respect to any Dissenting Shares to the extent that such payments, in the aggregate, exceed the amount, in the aggregate, that otherwise would have been payable pursuant to Sections 2.6(a) through 2.6(f), as applicable, upon the exchange of such Dissenting Shares, and any cost and expenses in defending any claim involving Dissenting Shares;

(v) any Liability for (A) any and all Taxes of any of the Acquired Companies for any Pre-Closing Tax Period (determined as described in Section 11.1(b)) which remain unpaid as of the Closing Date, (B) any and all Taxes imposed upon any of the Acquired Companies as a result of such Acquired Company being included prior to the Closing in a combined, consolidated or unitary Tax group under Treasury Regulation Section 1.1502-6 (or any analogous provision of any other applicable Legal Requirement), (C) any and all Taxes of any Person (other than any of the Acquired Companies) imposed on any of the Acquired Companies as a transferee or successor, by contract, agreement or otherwise, which Taxes relate to an event or transaction occurring before the Closing, and (D) any Tax of any Acquired Company that is attributable to any of the Acquired Companies’ employment-related classification prior to the Closing, including any federal, state or foreign wage withholding and FICA, FUTA and Medicare (and any corresponding or similar provision of state, local of foreign Legal Requirements), for Persons who performed services at any time prior to Closing for any of the Acquired Companies or any of their respective Affiliates; provided, however, that with respect to this Section 10.2(a)(v), the Seller Indemnifying Parties shall be liable for such Liabilities only to the extent that such Liabilities exceed the amount of the Tax Liabilities, if any, that are included as a Current Liability for purposes of determining Closing Working Capital as set forth in the final Closing Certificate, as determined in accordance with Section 2.10;

(vi) to the extent not paid at or prior to Closing and otherwise not included in the calculation of the Closing Working Capital pursuant to Section 2.10(c), any Liability of any of the Acquired Companies for any Acquired Company Indebtedness existing prior to or at Closing;

(vii) to the extent not paid at or prior to Closing and otherwise not included in the calculation of the Closing Working Capital pursuant to Section 2.10(c), any Liability of the Company or any other Acquired Company for any Transaction Expenses;

(viii) any demand, claim, suit, action, cause of action, Proceeding or assessment brought by any current or former holder of any Equity Securities of any of the Acquired Companies (other than such claims that may be asserted by any Affiliate of Buyer in its capacity as a current or former holder of Equity Securities of any of the Acquired Companies) in connection with this Agreement or the transactions contemplated hereby (other than claims for payments to which such holder is entitled under Section 2.6) or for any matter relating to a period prior to Closing;

(ix) the matters set forth on Section 10.2(a)(ix) of the Disclosure Schedule; and

(x) any inaccuracy in the Company Spreadsheet; and

(xi) a landlord’s early termination or cancellation as a result of the consummation of the Merger of any of the real property leases set forth on Section 10.2(a)(xi) of the Disclosure Schedule, in the event the Company fails to obtain and deliver to Buyer, prior to Closing, an estoppel certificate with respect to such real property lease; provided, however, that in the event of any early termination or cancellation of any such lease, each Buyer Indemnified Party shall have the duty to mitigate any Damages arising, directly or indirectly, from, or in any way sustained or incurred by reason of such early termination or cancellation and any Damages in respect of any such early termination or cancellation shall be reduced by the amount of monetary benefit or credit or lease obligation reduction with respect to such matter.

Section 10.3 Indemnification and Payment of Damages by Buyer. After Closing and subject to the limitations set forth in this Article X, Buyer shall indemnify and hold harmless each of the Securityholders and their respective Affiliates, officers, directors, employees, agents and stockholders (each a “Seller Indemnified Party”), from and against all Damages arising, directly or indirectly, from, relating to or in any way sustained or incurred by reason of:

(a) any breach as of the date hereof or as of the Closing of any representation or warranty of Buyer contained in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement;

(b) any failure by Buyer to perform or comply with any covenant, undertaking or other agreement applicable to it contained in this Agreement; or

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

Section 10.4 Time Limitations. Following the Effective Time, except in the case of fraud or willful misrepresentation by the Company, the Seller Indemnifying Parties will have no liability under Section 10.2(a) for claims of indemnification (a) for any inaccuracy in or breach of any representation or warranty unless on or before the last day of the General Survival Period (in each case excluding claims for breaches of or inaccuracies in any of the Fundamental Representations) and (b) for any inaccuracy in or breach of the any Fundamental Representation or any other claims for indemnity under this Article X unless on or before the expiration of all applicable statutes of limitations or other applicable time periods for such claims, Buyer (on behalf of itself or any other Buyer Indemnified Party) has delivered to the Stockholders’ Representative (or to the Seller Indemnifying Party in the event that indemnification is being sought hereunder directly from such Seller Indemnifying Party and not from the Escrow Fund) a certificate signed by any officer of Buyer (an “Officer’s Certificate”) (i) stating that a Buyer Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue indemnifiable Damages as a result of facts, circumstances, events or occurrences existing prior to the date of such Officer’s Certificate; (ii) stating the amount of such indemnifiable Damages to the extent known at the time of such Officer’s Certificate; and describing in reasonable detail, to the extent known, the indemnifiable Damages included in the amount so stated, including the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the claim to which such indemnifiable Damages are related. Buyer will have no liability for indemnification or otherwise, under Section 10.3 for claims for indemnification unless, on or before the date which is sixteen (16) months after the Closing Date, the Stockholders’ Representative has delivered to Buyer a certificate signed by the Stockholders’ Representative (x) stating that the Seller Indemnified Parties have paid, sustained, incurred or properly accrued, or reasonably anticipates that they will have to pay, sustain, incur or accrue indemnifiable Damages, as a result of facts, circumstances, events or occurrences existing prior to the date of the Stockholders’ Representative’s certificate; (y) stating the amount of such indemnifiable Damages to the extent known at the time of such certificate; and describing in reasonable detail, to the extent known, the indemnifiable Damages included in the amount so stated, including the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the claim to which such indemnifiable Damages are related notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Stockholders’ Representative.

Section 10.5 Limitations on Amount – Securityholders.

(a) Following the Effective Time, except in the case of fraud or willful misrepresentation by the Company, no Seller Indemnifying Party shall have any liability for claims for indemnification pursuant to Section 10.2(a)(i) hereof for breach of any representation or warranty except for (i) breaches of any of the Fundamental Representations or (ii) claims made pursuant to Sections 10.2(a)(ii) through and including 10.2(a)(xi) hereof, unless and until the total of all Damages under such claim together with any prior claims for Damages incurred by the Buyer Indemnified Parties exceeds One Million Dollars ($1,000,000) (the “Basket”), at which time the Buyer Indemnified Parties shall be entitled to be indemnified, subject to the terms of this Article X, for all such Damages (including the Basket) from the Securityholders.

(b) Following the Effective Time, except with respect to claims for indemnification for any breach of any of the Fundamental Representations or claims based upon any of the matters set forth in Sections 10.2(a)(ii) through and including 10.2(a)(xi) hereof or as otherwise provided in Section 10.7, claims against the Escrow Fund shall be the Buyer Indemnified Parties’ sole and exclusive remedy for the Buyer Indemnified Parties’ indemnity claims under this Article X; provided, however, that this Section 10.5(b) shall not apply to any claim based on fraud or willful misrepresentation by the Company.

(c) Following the Effective Time, except in the case of fraud or willful misrepresentation by the Company, the aggregate liability for all claims of indemnity under Section 10.2(a) shall be Forty Million Dollars ($40,000,000). In the case of any claim for indemnification with respect to inaccuracies in or breaches of any of the Fundamental Representations or any of the matters set forth in Sections 10.2(a)(ii) through and including 10.2(a)(xi), a claim for indemnification under this Article X shall remain the sole and exclusive remedy for Buyer and the Buyer Indemnified Parties, except for injunctive relief or specific performance or in the case of fraud or willful misrepresentation. In such an event, the Buyer Indemnified Parties shall first seek recovery of Damages from the Escrow Fund. If recovery of indemnifiable Damages from the Escrow Fund is not sufficient to satisfy the Seller Indemnifying Parties’ indemnity obligations under this Agreement, the Buyer Indemnified Parties may seek recovery from the Seller Indemnifying Parties according to their respective Pro Rata Shares of such Damages, subject to the recovery amount limitations set forth in this Section 10.5(c) and Sections 10.5(d) and (e) below.

(d) In no event shall the aggregate liability of any Seller Indemnifying Party for all claims of indemnification under this Agreement exceed the amount of consideration actually received by such Seller Indemnifying Party pursuant to Section 2.6, and no Seller Indemnifying Party shall be liable for any Damages in excess of such Seller Indemnifying Party’s Pro Rata Share of such Damages; provided, however, that nothing in this Agreement shall limit the liability of a Seller Indemnifying Party in connection with a claim based on fraud or willful misrepresentation committed by such Seller Indemnifying Party or the Company prior to the Effective Time; provided further that the limitations in this Section 10.5(d) shall not apply to claims settled by recourse to the Escrow Fund.

(e) The Buyer Indemnified Parties shall act in good faith and in a commercially reasonable manner to mitigate as required by law any Damages they may suffer. Damages in respect of a matter shall be reduced by the amount of any insurance proceeds actually received by Buyer or its Subsidiaries with respect to such matter, less any costs of recovery (including any increase in insurance premiums). Applicable insurance coverage available to any Buyer Indemnified Party for any Damages shall be pursued in good faith by Buyer, including compliance with reasonable notice, consent, and defense provisions. Any deductibles, self-insured retentions, or sums owed by the insured to its insurer under a fronting policy arrangement, shall not be treated as “insurance” for the purposes of this provision.

(f) Notwithstanding anything to the contrary contained in this Agreement, no Buyer Indemnified Party shall have any right to seek or obtain indemnification under this Agreement for the amount of any Damages incurred by or alleged Damages by such Buyer Indemnified Party, and the amount of such Damages shall not be included in meeting the Basket in Section 10.5(a) hereof, to the extent the dollar amount of such Damages reduced the Merger Consideration because it was included in the Transaction Expenses or the Acquired Company Indebtedness paid at Closing or specifically included in the final Closing Working Capital.

Section 10.6 Limitations on Amount – Buyer. Buyer will have no Liability, for indemnification or otherwise, pursuant to Section 10.3(a) for breaches of representations and warranties until the total of all Damages with respect to such matters exceeds One Million Dollars ($1,000,000), at which time the Seller Indemnified Parties shall be entitled to be indemnified, subject to the terms of this Article X, for all such Damages from the first dollar. The aggregate amount of all Damages for which the Seller Indemnified Parties shall be indemnified hereunder (other than payment of the Merger Consideration) shall not exceed the sum of Forty Million Dollars ($40,000,000); provided, however, that this Section 10.6 shall not apply to any claim based on fraud or willful misrepresentation by Buyer.

Section 10.7 Sole and Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, this Article X shall be the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties from and after the Effective Time for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 10.7 shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of a Seller Indemnifying Party (and this Article X shall not be the sole and exclusive remedy in respect of such Seller Indemnifying Party) in connection with a claim based on fraud or willful misrepresentation committed by any party hereto.

Section 10.8 Procedure For Indemnification – Third-Party Claims.

(a) Promptly after receipt by an indemnified party under Section 10.2 or Section 10.3 of notice of the commencement of any Proceeding or other claim by a third party against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give prompt notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice. For purposes of this Section 10.8, in the event that a Buyer Indemnified Party reasonably believes a claim may result in a demand against the Escrow Fund, the delivery of a notice claiming indemnification shall be delivered to the Stockholders’ Representative and such notice shall be deemed to be delivery of the notice to the Securityholders; provided, however, that in the event indemnification is being sought hereunder directly from a Seller Indemnifying Party, notice shall be given to such Seller Indemnifying Party.

(b) If any Proceeding or claim referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding or claim, except as provided in Section 10.8(c), the indemnifying party shall be entitled, at its election, to assume the defense and management of such Proceeding and claim with counsel reasonably satisfactory to the indemnified party, provided that the indemnified party may be entitled to participate in the defense of such matter at its sole cost and expense. Except as provided in Section 10.8(c), the indemnifying party may elect to assume the defense of any third party claim with, at its own expense, counsel reasonably satisfactory to the indemnified party, by giving written notice to the indemnified party of its election to assume the defense of the third party claim no later than ten (10) Business Days after the indemnified party gives notice of the assertion of a third party claim under Section 10.8(a). If the indemnifying party elects to assume the defense of a third party claim (i) it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the indemnified party for any indemnified party’s fees or expenses subsequently incurred in connection with the defense of the third party claim other than reasonable costs of investigation, and (ii) the party claiming indemnification shall cooperate fully with the indemnifying party and make available to the indemnifying party all pertinent information under its control; provided that the indemnified party may participate in any proceeding with counsel of its choice at its expense. No compromise or settlement of such third party claim may be effected by the indemnifying party without the indemnified party’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) The Stockholders’ Representative (or, in the event indemnification is being sought hereunder directly from a Seller Indemnifying Party, such Seller Indemnifying Party), at its sole cost and expense, may assume and manage the defense of a third party claim, with counsel reasonably acceptable to Buyer, if such third party claim seeks only monetary damages and the potential aggregate Damages arising from such third party claim, when taken together with all other outstanding claims for indemnification by the Buyer Indemnified Parties, would not reasonably be expected to exceed the amount of the Escrow Fund then held in escrow by Escrow Agent. In no event shall the Stockholders’ Representative or the Seller Indemnifying Parties have the right to assume or manage the defense of any third party claim or matter (i) that primarily involves or is primarily related to Taxes, (ii) to which the Stockholders’ Representative or any Securityholder is also a party and Buyer determines in good faith that joint representation would be inappropriate, (iii) if the potential aggregate Damages arising from such third party claim, when taken together with all other outstanding claims for indemnification by the Buyer Indemnified Parties, could reasonably be expected to exceed the amount of the Escrow Fund then held by Escrow Agent (or, in the event indemnification is being sought hereunder directly from a Seller Indemnifying Party, the amount set forth in Section 10.5(c)), (iv) if the third party claim seeks relief other than monetary damages, (v) if the subject matter of the third party claim relates to the ongoing business of the Surviving Corporation, any of its Affiliates, or any of the Buyer Indemnified Parties and, if decided against the Surviving Corporation, any of its Affiliates or any of the Buyer Indemnified Parties, would adversely affect the ongoing business or reputation of the Surviving Corporation, any of its Affiliates or any of the Buyer Indemnified Parties, or (vi) if the Stockholders’ Representative (or, in the event indemnification is being sought hereunder directly from a Seller Indemnifying Party, such Seller Indemnifying Party) does not or is not diligently defending against such third party claim. If the Stockholders’ Representative (or, in the event indemnification is being sought hereunder directly from a Seller Indemnifying Party, such Seller Indemnifying Party) assumes the defense of a third party claim (i) it will be conclusively established for purposes of this Agreement that the claims made in such third party claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Stockholders’ Representative (or, in the event indemnification is being sought hereunder directly from a Seller Indemnifying Party, such Seller Indemnifying Party or such Seller Indemnifying Party’s representative) without Buyer’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and (iii) the Buyer Indemnified Parties will have no liability with respect to any compromise or settlement of such claims effected without its consent. In addition, if an indemnified party determines in good faith that there is a reasonable probability that a third party claim may materially and adversely affect it or any Affiliate other than as a result of monetary damages for which it would be entitled to relief under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such third party claim. After the full release of the Escrow Fund in accordance with the terms of the Escrow Agreement, in the event that there is no Stockholders’ Representative and the Buyer makes a claim for Damages against more than one of the Securityholders, such Securityholders shall jointly appoint one designated representative to represent them and manage the defense of any third party claim (if the defense is (and can be) assumed by such Securityholders pursuant to the terms of this Agreement) in connection with such claim and Buyer shall be entitled to deal with and rely on the decisions of such representative.

(d) In connection with any such Proceeding or claim involving a third party, the Securityholders, the Stockholders’ Representative and Buyer shall, and shall cause their respective Affiliates to, cooperate with each other and provide each other with reasonable access to relevant books and records in their possession.

(e) The Stockholders’ Representative, on behalf of each Securityholder, hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Buyer Indemnified Party for purposes of any claim that a Buyer Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Securityholders and the Stockholders’ Representative with respect to such a claim anywhere in the world.

Section 10.9 Procedure for Indemnification – Other Claims.

A claim for indemnification for any matter not involving a third party claim may be asserted by delivery of written notice to the party from whom indemnification is sought, which notice shall (i) state that such indemnified party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue indemnifiable Damages as a result of facts, circumstances, events or occurrences existing prior to the date of such written notice, (ii) state the amount of such indemnifiable Damages to the extent known at the time of such written notice and (iii) describe in reasonable detail, to the extent known, the indemnifiable Damages included in the amount so stated, including the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the claim to which such indemnifiable Damages are related. Upon receipt by the indemnifying party of such written notice, the indemnifying party shall have thirty (30) days to review such notice for indemnification and state whether it has any objections to the matters stated therein. If the indemnifying party has not objected in writing to any claim or claims made in such notice for indemnification within thirty (30) days of receipt of such notice of indemnification, the amount of such Damages shall thereupon become payable to such indemnified party by such indemnifying party. In the event Buyer reasonably believes a claim pursuant to this Section 10.9 may result in a demand against the Escrow Fund, it shall deliver the written notice claiming indemnification to Stockholders’ Representative and such notice shall be deemed to be delivery of the notice to the Securityholders; provided, however, that in the event indemnification is being sought hereunder directly from a Seller Indemnifying Party, such notice shall be delivered to such Seller Indemnifying Party.

ARTICLE XI

CERTAIN POST-CLOSING COVENANTS

Section 11.1 Taxes.

(a) Tax Indemnification. The indemnification obligations of the Securityholders with respect to Taxes are provided in Article X of this Agreement.

(b) Tax Determinations.

(i) For purposes of this Agreement, Taxes of the Acquired Companies attributable to Pre-Closing Tax Periods shall be computed by: (A) excluding and disregarding the application of any and all Transaction Related Tax Benefits, (B) excluding any Taxes incurred on the Closing Date which are attributable to the actions of Buyer or its Affiliates after the Closing which are outside the Ordinary Course of Business of the Acquired Companies and are beyond the rights granted to Buyer or its Affiliates or any of the Acquired Companies under the terms of this Agreement (including the rights granted pursuant to Sections 11.1(c) and (e) hereof) and (C) excluding any Transfer Taxes imposed on the Acquired Companies. For the avoidance of doubt, the amount of any U.S. federal income Tax deduction of the Acquired Companies with respect to state and local income Taxes shall be determined, for purposes of determining Taxes of the Acquired Companies attributable to Pre-Closing Tax Periods, by reference to state and local income Taxes computed as described in this Section 11.1(b)(i). Notwithstanding the foregoing, the provisions of this Section 11.1(b) shall not in any way diminish, compromise or have any impact on the representations and warranties of the Company set forth in Article III of this Agreement.

(ii) In the case of any Straddle Period, the amount of any Taxes imposed on or calculated by reference to income, gain, receipts, capital, sales, use or payment of wages of any of the Acquired Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which any Acquired Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of all other Taxes of any Acquired Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Filing and Amending Tax Returns.

(i) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies which are due, filed or amended after the Closing Date or which were due or filed prior to the Closing Date and have yet to be filed or amended. To the extent that any such Tax Return relates to a Pre-Closing Tax Period (a “Pre-Closing Tax Return”), at least thirty (30) days prior to the Buyer’s chosen filing date of any such Pre-Closing Tax Return, Buyer shall cause a draft copy of such Pre-Closing Tax Return to be delivered to the Stockholders’ Representative for the Stockholders’ Representative’s review and comment. Buyer shall reasonably consider any and all reasonable comments provided by the Stockholders’ Representative with respect to any Pre-Closing Tax Returns, provided, that, such reasonable comments are delivered in writing by the Stockholders’ Representative to Buyer no less than fifteen (15) days prior to Buyer’s chosen filing date for such Pre-Closing Tax Returns (the “Tax Comments”). Buyer shall have no obligation to accept or incorporate into any such Pre-Closing Tax Returns any of the Tax Comments; provided, however, if the Tax Comments are consistent with the past customs and practices of the applicable Acquired Company and are not contrary to (A) applicable Tax Legal Requirements, (B) the disposition of any applicable Tax Proceeding, or (C) any applicable Voluntary Compliance Procedure filed or to be filed pursuant to Section 11.1(c)(ii), then Buyer shall accept and incorporate (or cause to be accepted and incorporated) such Tax Comments into such Pre-Closing Tax Return. Subject to the provisions of Section 11.1(c)(iii), any and all costs, fees or expenses incurred by Buyer, any of the Acquired Companies or any of their respective Affiliates in connection with any Tax Return prepared or filed in connection with this Section 11.1(c)(i) shall be considered Damages for which the Buyer Indemnified Parties shall be indemnified and held harmless pursuant to Section 10.2(a)(v) and all such Damages shall not be subject to the Basket. For the avoidance of doubt, the immediately preceding sentence shall not impact or compromise the Buyer Indemnified Parties’ rights to be indemnified and held harmless for any Tax. In the event that Buyer or any Acquired Company decides to have any Pre-Closing Tax Return prepared by a third party paid preparer and such Pre-Closing Tax Return has an original due date (after accounting for all applicable filing extensions granted with respect to such Tax Return) which occurs after the Closing Date, then the Buyer shall engage (or shall cause the applicable Acquired Company to engage) Deloitte LLP or any other third party tax preparer mutually agreed upon by Buyer and the Stockholders’ Representative to prepare such Tax Return; provided, however, the foregoing shall not apply to: (y) any Tax Return prepared in connection with any Voluntary Compliance Procedure or any Tax Proceeding, or (z) any amendment of any Tax Return which was originally filed prior to the Closing Date.

(ii) Notwithstanding any provision of Section 11.1(c)(i) or Section 11.1(e) to the contrary, at any time following the Closing, Buyer or any of its Affiliates, including any Acquired Company, may enter into any Voluntary Compliance Procedure and prepare and file (or cause to be prepared and filed) any Tax Returns related to such Voluntary Compliance Procedure. The parties hereto agree that with respect to any Voluntary Compliance Procedure, Buyer may cause any Acquired Company to request in writing a determination from the Tax Authority for the applicable Voluntary Compliance Jurisdiction which confirms that there are no outstanding Taxes due to such Voluntary Compliance Jurisdiction. If, in connection with a Voluntary Compliance Procedure, Buyer or any Acquired Company receives a determination from the Tax Authority of such Voluntary Compliance Jurisdiction which indicates that further compliance may be required, Buyer shall file (or cause the applicable Acquired Company to file) any and all necessary Tax Returns or other documents and pay any outstanding Taxes, including applicable interest and penalties, to such Voluntary Compliance Jurisdiction in accordance with the determination of such Tax Authority. Buyer shall control the preparation and filing of all Tax Returns and Voluntary Compliance Procedures to be

filed pursuant to this Section 11.1(c)(ii) and shall control any Tax Proceeding arising therefrom; provided, however, subject to any confidentiality obligations of Stockholders’ Representative under this Agreement and subject to any applicable Legal Requirements restricting any of the following, (A) Buyer shall notify the Stockholders’ Representative of any meetings with Tax Authorities in connection with such Tax Proceeding and permit the Stockholders’ Representative, at the Stockholders’ Representative’s sole cost and expense, to attend any such meetings (in person, via telephone or via video-conference, if available) which relate solely to Taxes of the Acquired Companies for a Pre-Closing Tax Period, provided that if the Stockholders’ Representative fails to attend any such meeting (including any notice of cancellation provided by the Stockholders’ Representative) then the Buyer or any Acquired Company may proceed with such meeting without the Stockholders’ Representative; and (B) Buyer shall provide the Stockholders’ Representative with all correspondence and other documents regarding such Tax Proceeding, permit the Stockholders’ Representative a reasonable opportunity to review and comment to Buyer regarding any such correspondence and other documents and shall include such comments as Buyer determines is reasonably appropriate. Subject to the provisions of Section 11.1(c)(iii), all costs, fees and expenses incurred by Buyer, any of the Acquired Companies or any of their respective Affiliates in connection with any Voluntary Compliance Procedure shall be considered Damages for which the Buyer Indemnified Parties shall be indemnified and held harmless pursuant to Section 10.2(a)(v) and all such Damages shall not be subject to the Basket. For the avoidance of doubt, the immediately preceding sentence shall not impact or compromise the Buyer Indemnified Parties’ rights to be indemnified and held harmless for any Tax.

(iii) Notwithstanding the foregoing provisions of this Section 11.1(c), with respect to the filing of any Voluntary Compliance Procedure or Tax Return for any Acquired Company that pertains to a Pre-Closing Tax Period in any Tax jurisdiction where a Tax Return has not previously been filed by such Acquired Company, then all costs, fees and expenses incurred by Buyer, any of the Acquired Companies or any of their respective Affiliates in connection with such Voluntary Compliance Procedure or Tax Return, as the case may be, shall be considered Damages for which the Buyer Indemnified Parties shall be indemnified and held harmless pursuant to Section 10.2(a)(v) only if such Tax Return or Voluntary Compliance Procedure, as the case may be, results in any Liability for Taxes. For the avoidance of doubt, the provisions of this Section 11.1(c)(iii) shall not impact or compromise the Buyer Indemnified Parties’ rights to be indemnified and held harmless for any Tax.

(d) Refunds. All refunds of, and credits against, Taxes of the Acquired Companies for any Pre-Closing Tax Period (whether in the form of cash received or a credit to offset against Taxes otherwise payable during a Pre-Closing Tax Period) shall be for the benefit of the Buyer and the Acquired Companies and shall not be payable to (or credited to) the Securityholders; provided, however, in the event of any Ordinary Course Pre-Closing Refund, (i) if such Ordinary Course Pre-Closing Refund is received or credited before the end of the General Survival Period, such Ordinary Course Pre-Closing Refund shall be deposited by Buyer or its Affiliates with Escrow Agent, constituting additional escrow funds governed by the terms of the Escrow Agreement, or (ii) if such Ordinary Course Pre-Closing Refund is received or credited on or after the end of the General Survival Period, be applied as an offset against or otherwise reduce indemnification obligations of the Selling Indemnifying Parties under Section 10.2.

(e) Tax Proceedings. If any Tax Authority issues to the Acquired Companies (i) a notice of its intent to audit or conduct another Tax Proceeding with respect to a Tax Return or Taxes of any of the Acquired Companies for any Pre-Closing Tax Period or (ii) a notice of deficiency for Taxes for any such Pre-Closing Tax Period, Buyer or the applicable Acquired Company shall notify the Stockholders’ Representative of its receipt of such communication from the Tax Authority within fifteen (15) days of receipt and provide the Stockholders’ Representative with copies of all correspondence and other documents received from the Tax Authority. Buyer shall determine and control (in its sole discretion) the preparation, prosecution, defense, settlement, disposition and conduct of any such Tax Proceeding; provided, however, subject to any confidentiality obligations of Stockholders’ Representative under this Agreement and subject to any applicable Legal Requirements restricting any of the following, (A) Buyer shall notify the Stockholders’ Representative of any meetings with Tax Authorities in connection with such Tax Proceeding and permit the Stockholders’ Representative, at the Stockholders’ Representative’s sole cost and expense, to attend any such meetings (in person, via telephone or via video-conference, if available) which relate solely to Taxes of the Acquired Companies for a Pre-Closing Tax Period, provided that if the Stockholders’ Representative fails to attend any such meeting (including any notice of cancellation provided by the Stockholders’ Representative) then the Buyer or any Acquired Company may proceed with such meeting without the Stockholders’ Representative; (B) Buyer shall provide the Stockholders’ Representative with all correspondence and other documents regarding such Tax Proceeding, permit the Stockholders’ Representative a reasonable opportunity to review and comment to Buyer regarding any such correspondence and other documents and shall include such comments as Buyer determines is reasonably appropriate; and (C) Buyer shall not, and shall not allow the Acquired Companies to settle, resolve, or abandon a Tax Proceeding (whether or not the Stockholders’ Representative participates in such Tax Proceeding) related to a Pre-Closing Tax Period without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Any and all reasonable costs, fees or expenses incurred by the Buyer or any of its Affiliates in connection with any Tax Proceeding arising from any Pre-Closing Tax Period shall be considered Damages for which the Buyer Indemnified Parties shall be indemnified and held harmless pursuant to Section 10.2(a)(v) and all such Damages shall not be subject to the Basket. For the avoidance of doubt, the immediately preceding sentence shall not impact or compromise the Buyer Indemnified Parties’ rights to be indemnified and held harmless for any Tax.

(f) Cooperation on Tax Matters.

(i) The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 11.1(c) (including signing any such Tax Returns) above and any Tax Proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree to (i) retain all books and records with respect to Pre-Closing Tax Periods until the expiration of the applicable statute of limitations and abide by all record retention agreements entered into with any Tax Authority with respect to all Pre-Closing Tax Periods, and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Buyer shall cause the Acquired Companies to retain such records for such additional period of time as reasonably requested by such party.

(ii) Buyer and the Stockholders’ Representative, on behalf of the Securityholders, further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and the Stockholders’ Representative, on behalf of the Securityholders, further agree, upon request, to provide the other party with all information that any party may be required to report pursuant to Code Sections 6043 or 6043A and all Treasury Regulations promulgated thereunder.

(g) Tax Sharing Agreements. All Tax sharing agreements, Tax allocation agreements or similar agreements (excluding Applicable Contracts the principal purpose of which is unrelated to Taxes) with respect to or involving any Acquired Company shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

(h) Certain Taxes and Fees. All Transfer Taxes shall be paid by the party upon whom the applicable Legal Requirement imposes such Transfer Taxes, and such party will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges, and, if required by applicable Legal Requirements, the other parties hereto will join in the execution of any such Tax Returns and other documentation to the extent required by applicable Legal Requirements.

(i) Tax Treatment of Payments. Any and all indemnification payments made pursuant to Article X of this Agreement shall constitute an adjustment of the Merger Consideration for Tax purposes and shall be treated as such by Buyer and the Securityholders on their respective Tax Returns to the extent permitted by any applicable Legal Requirement.

(j) No Section 336 or 338 Elections. The parties covenant that no election will be made under Sections 336 or 338 of the Code with respect to the transactions contemplated by this Agreement.

Section 11.2 D&O Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of each of the Acquired Companies (each, a “Company Indemnified Party”) as provided in the Organizational Documents of such Acquired Companies or in separate agreements between the Acquired Companies and individual officers and directors, shall continue to be binding upon by each such Acquired Company and their respective successor entities following the consummation of the Merger in accordance with their respective terms, and, for a period of six (6) years after the Effective Time, Buyer will fulfill and honor in all respects the obligations set forth in the Organizational Documents of such Acquired Companies in accordance with the terms thereof in each case in effect on the date hereof, and for such six (6) year period such rights will continue in full force and effect in accordance with their respective terms and shall not be amended, repealed or modified so as to adversely affect any Company Indemnified Party; provided that such indemnification shall be subject to any limitation imposed from time to time under any applicable Legal Requirement and that Buyer shall be able to amend the Organizational Documents of any of the Acquired Companies so long as it honors and fulfills the obligation to indemnify such Company Indemnified Parties pursuant to the foregoing obligations. Any Company Indemnified Party wishing to claim indemnification under this Section 11.2, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer; provided, further, that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 11.2 except (and only) to the extent such failure to notify materially prejudices Buyer.

(b) This Section 11.2 shall survive consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party, his or her heirs and representatives, the Company and each of the Acquired Companies (whether or not party to this Agreement) and shall not be amended on or after the Effective Time without the consent of all Company Indemnified Parties.

Section 11.3 D&O Tail Insurance Policy. Prior to the Effective Time, the Company and/or each of the Acquired Companies, as applicable, shall purchase at their sole cost and expense an extended reporting period endorsement/tail under each of the Acquired Company’s existing directors’ and officers’ liability insurance coverage for each of the Acquired Companies’ directors and officers which shall provide coverage for six (6) years following the effective time of not less than the existing coverage for, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance presently maintained by each of the Acquired Companies. The costs of such policy shall be a Transaction Expense payable at Closing to the extent such costs are not paid prior to Closing.

Section 11.4 Books and Records. From and after the Closing, Buyer will cause the Surviving Corporation to maintain a reasonable records retention policy. After the Closing, the Stockholders’ Representative and its accountants, lawyers and representatives shall be entitled at all reasonable times to have reasonable access to and to make copies of the books and records and other information of the Surviving Corporation and its Subsidiaries which existed prior to Closing solely relating to the Securityholders’ ownership of the Company or any of its Subsidiaries prior to the Closing including the preparation of Tax Returns. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 11.4 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.

Section 11.5 WARN Matters. Neither Buyer nor the Surviving Corporation will, at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act or any similar termination or reduction in force under any Law.

Section 11.6 Employment Benefits.

(a) For a period of one (1) year following the Closing Date, Buyer (in its sole discretion) will either allow those individuals who continue their employment with Company or its Subsidiaries, as applicable, following the Closing Date (the “Continuing Employees”) to join

Buyer’s generally available employee benefits plans, which plans shall provide such Continuing Employees with levels and types of benefits that are on substantially similar terms as those provided to such Continuing Employees as of the date of this Agreement, or will continue the Company’s Benefit Plans in effect as of the Effective Time except for any equity incentive plan or the Company 401(k) Plan; provided, however, that no provision in this Agreement shall limit in any way the right of Company or any of its Subsidiaries to terminate the employment of a Continuing Employee.

(b) To the maximum extent permitted by law and under the applicable benefit plans, for the purposes of any of the employee benefit and compensation plans, programs, policies and arrangements of Buyer (collectively, the “Buyer Plans”) for which eligibility or vesting of benefits depends on length of service, and for any benefit for which the amount or level of benefits depends on length of service, Buyer shall give (or cause to be given) to each Continuing Employee full credit for past service with any of the Acquired Companies as of and through the Closing Date (“Prior Service”) under the plans, programs, policies and arrangements of Company and its Subsidiaries in effect on the date of this Agreement (collectively, the “Company Plans”). In addition, to the maximum extent permitted by law and to the extent permitted under the applicable benefit plan, each Continuing Employee (i) shall be given credit for Prior Service for purposes of eligibility to participate, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and (ii) shall be eligible to receive under the Buyer Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued based upon time in service and available to the employee under the Company Plans immediately prior to the Closing.

(c) The Company and the Stockholders’ Representative acknowledge and agree that all provisions contained in this Agreement with respect to employees of the Acquired Companies are included for the sole benefit of Buyer and the Company, and that nothing in this Section 11.6, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any current or former employee of any of the Acquired Companies, any participant in any Benefit Plan or any dependent or beneficiary thereof. No provision of this Agreement shall constitute an amendment to any Benefit Plan or any employee benefit or compensation plan, policy, agreement or arrangement of Buyer or any of its Affiliates.

(d) Nothing contained herein shall be construed as: (i) requiring the Surviving Corporation or Buyer or any of their Affiliates to continue any particular Benefit Plan or other employee compensation or benefit plan or arrangements or prevent the amendment, modification or termination thereof whether before or after the Closing; (ii) creating any right to any compensation whatsoever on the part of any future, present or former employee of the Surviving Corporation or Buyer or any of their Affiliates; or (iii) constituting an amendment to any Benefit Plan or other employee benefit or compensation plan or arrangement.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Stockholders’ Representative.

(a) Upon approval of this Agreement by the stockholders of the Company in accordance with the DGCL and the Organizational Documents of the Company and the execution and delivery of this Agreement by the Company, Buyer and the Stockholders’ Representative, each Securityholder without any further action thereby, irrevocably hereby consents, designates and appoints the Stockholders’ Representative, including any replacement of the Stockholders’ Representative, as such Securityholder’s agent and attorney-in-fact, with full power and authority in the name of and for and on behalf of such Securityholder, to serve as the Stockholders’ Representative under this Agreement and to exercise the power and authority granted to or required by the Stockholders’ Representative hereunder or under the Escrow Agreement to take actions contemplated hereby and thereby, all such actions being deemed to constitute facts ascertainable outside of this Agreement and shall be binding on each of the Securityholders. No bond shall be required of the Stockholders’ Representative. The Stockholders’ Representative is hereby granted the power and authority on behalf of each Securityholder to execute and deliver the Escrow Agreement and to negotiate and enter into amendments to this Agreement for itself and on behalf of the Securityholders, to act on each Securityholder’s behalf in any dispute, litigation or arbitration involving this Agreement or the Escrow Agreement or any document delivered to the Stockholders’ Representative in such capacity pursuant hereto or thereto and to do or refrain from doing all such further acts and things, and execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. All decisions, acts, consents or instructions of the Stockholders’ Representative may be relied upon by any third party as being the decision, act, consent or instruction of every Securityholder and shall be final conclusive and binding upon each Securityholder. In the event of the death, physical or mental incapacity or resignation of the Stockholders’ Representative or any successor Stockholders’ Representative, the Stockholders holding a majority of the issued outstanding shares of Company Capital Stock immediately prior to the Effective Time, on a fully-diluted as converted to Company Common Stock basis (including the personal representative of any deceased or disabled Stockholder in the event of the death or disability of any Stockholder) shall promptly appoint a substitute Stockholders’ Representative reasonably acceptable to Buyer and shall notify Buyer and Escrow Agent of such action. As between the Stockholders’ Representative and the Securityholders, the Stockholders’ Representative shall not be liable for, and shall be indemnified by the Securityholders against any good faith error of judgment on the Stockholders’ Representative’s part or for any other act done or omitted by it in good faith in connection with the Stockholders’ Representative’s duties as Stockholders’ Representative, except for willful misconduct. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(b) Certain Securityholders will enter into a letter agreement with the Stockholders’ Representative to provide direction to the Stockholders’ Representative in connection with the performance of its services under this Agreement and the Escrow Agreement

(such Securityholders, including their individual representatives, hereinafter referred to as the “Advisory Group”). As between the Stockholders’ Representative and the Securityholders, neither the Stockholders’ Representative (together with its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Representative Group”), shall be liable for any good faith error of judgment on the part of the Stockholders’ Representative or for any other act done or omitted by it in good faith in connection with Stockholders’ Representative’s duties as stockholders’ representative, except for willful misconduct. The Securityholders shall indemnify, defend and hold harmless the Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Representative Group and arising out of or in connection with the acceptance or administration of its duties hereunder.

(c) Such Representative Expenses may be recovered first from the Representative Fund, second, from any distribution of the Escrow Fund otherwise distributable to the Securityholders at the time of distribution, and third, directly from the Securityholders based on their respective Pro Rata Shares. The Securityholders acknowledge that the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of the Stockholders’ Representative’s duties. The Stockholders’ Representative will hold the Representative Fund as agent and for the benefit of the Securityholders in a segregated client account, separate from its corporate funds and will not voluntarily make such funds available to its creditors in the event of bankruptcy. The Stockholders’ Representative is not providing any investment supervision, recommendations or advice. The Stockholders’ Representative shall have no responsibility or liability for any loss of principal of the Representative Fund other than as a result of its gross negligence or willful misconduct. Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Fund, and has no tax reporting or income distribution obligations hereunder. The Representative Fund will be held or disbursed, in whole or in part, as determined in good faith by the Stockholders’ Representative. The retention by the Stockholders’ Representative of any amounts in the Representative Fund shall not be used as evidence that the Securityholders have any obligation hereunder. The Stockholders’ Representative shall be permitted to make any disbursements of amounts in the Representative Fund in the amounts and at the times that it determines in good faith.

(d) As soon as reasonably determined by the Stockholders’ Representative that the Representative Fund will be released by the Stockholders’ Representative, the Stockholders’ Representative shall be permitted to either (i) distribute the Representative Fund Consideration to the Securityholders or (ii) deposit the Representative Fund with the Exchange Agent, if then still engaged to handle disbursements of Merger Consideration, for further distribution to the Securityholders. At least thirty (30) days prior to the Representative Fund Release Date, the Stockholders’ Representative shall provide Buyer with written notice setting forth the remaining balance of the Representative Fund and the amount of Representative Fund Consideration payable to each Securityholder, including each Employee Option Holder and Former Employee Option Holder (without accounting for any reduction to the Representative Fund Consideration for any Post-Closing Related Payroll Taxes). Within fifteen (15) days of

Buyer’s receipt of the Stockholders’ Representative’s written notice, Buyer shall provide the Stockholders’ Representative with written notice setting forth: (A) the amount of Post-Closing Related Payroll Taxes to be withheld from the Representative Fund and paid to Buyer (or any Acquired Company designated by Buyer) on the Representative Fund Release Date, (B) the portion of the Representative Fund Consideration payable to each Employee Option Holder who remains an employee of any Acquired Company as of the date of such notice, and (C) the amount of Tax withholding attributable to the payment of the portion of the Representative Fund Consideration due to each Former Employee Option Holder and each Employee Option Holder who is no longer an employee of any Acquired Company as of the date of such notice. On the Representative Fund Release Date, the Stockholders’ Representative shall: (x) pay to the Buyer (or any designated Acquired Company) the amount of the Post-Closing Related Payroll Taxes designated by Buyer in such written notice, such amount to be for the benefit and account of Buyer and the Acquired Companies, (y) deposit with Buyer (or any Acquired Companies designated by Buyer) the amount of the Representative Fund Consideration to be paid to the Employee Option Holders (as set forth in Buyer’ notice) who remain employees of any Acquired Company on the date of such notice, such amount to be disbursed by the relevant Acquired Company to the Employee Option Holders through such Acquired Company’s payroll process, and (z) deposit with Buyer (or any Acquired Companies designated by Buyer) the Tax withholding amounts (as set forth in Buyer’s notice) attributable to the payment of the Representative Fund Consideration due to each Former Employee Option Holder and each Employee Option Holder who is no longer an employee of any Acquired Company as of the date of such notice, such amounts to be remitted by the relevant Acquired Company to the applicable Tax Authorities.

(e) The authority conferred under this Section 12.1 is an agency coupled with an interest and, to the extent permitted by applicable laws, all authority, powers, immunities and rights to indemnification conferred hereby are irrevocable and not subject to termination by any Securityholder or by operation of law, whether by the death or incapacity of any of the Securityholders, the termination of any trust or estate, in the event of bankruptcy or liquidation of any Securityholder, assignment of the whole or any fraction of his, her or its interest in the Escrow Fund or the Representative Fund, or the occurrence of any other event. If any Securityholder should die or become incapacitated, if any trust or estate of any of the above should be terminated, in the event of bankruptcy or liquidation of any Securityholder or assignment of the whole or any fraction of his, her or its interest in the Escrow Fund or the Representative Fund, or if any other event shall occur, any action taken by Stockholders’ Representative pursuant to this Section 12.1 shall be valid as if such death or incapacity, termination, bankruptcy or liquidation, assignment or other event had not occurred, regardless of whether or not Stockholders’ Representative or Buyer shall have received notice of such death, incapacity, termination, bankruptcy or liquidation, assignment or other event.

Section 12.2 Public Announcements. Buyer shall, not later than four (4) Business Days following the date hereof, issue a press release describing all material terms of the transaction contemplated by this Agreement, and, no later than four (4) Business Days following the date hereof, file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby, and which shall attach the Merger Agreement thereto. Buyer and the Company shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby and no public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be issued without by Buyer or the Company without the prior written consent of the other party, except as such release or announcement may be required by Legal Requirements, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Buyer and the Company will consult with each other concerning the means by which the Acquired Companies’ respective employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the existence of, and the transactions contemplated by, this Agreement. Notwithstanding anything contained herein to the contrary, Buyer may issue a press release or announcement regarding the Closing; provided, however, that Buyer shall provide Stockholders’ Representative with reasonable advance notice of any such announcement and an opportunity to comment thereon.

Section 12.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties, provided that any such change shall be effective only upon receipt by the other parties):

If to Buyer or any of the Acquired Companies (post-Closing), to:

Verisk Analytics, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07301

Attention:       Kenneth E. Thompson, Executive Vice

          President, General Counsel and Corporate Secretary

Telephone:     201-469-2975

Fax:                201-748-1429

with a copy to:

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

P.O. Box 652

Newark, NJ 07101-0652

Attention: Lisa Heeb, Esq.

Telephone: 973-848-5356

Fax: 973-297-3830

If to the Company or any of the Acquired Companies (prior to Closing), to:

EagleView Technology Corporation

3700 Monte Villa Parkway, Suite 200

Bothell, Washington 98021

Attn: Chief Executive Officer

Telephone: 425-484-1090

Fax: 425-487-3300

with a copy to:

DLA Piper LLP (US)

701 Fifth Avenue

Suite 7000

Seattle, Washington 98104-7044

Attention: Michael Hutchings

Telephone: 206-839-4824

Fax: 206-839-4801

If to the Stockholders’ Representative, to:

Fortis Advisors LLC

4225 Executive Square

Suite 1040

La Jolla, California 92037

Attention: Notice Department

Telephone: 858-200-8688

Fax: 858 408-1843

E-mail: notices@fortisrep.com

Section 12.4 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 12.5 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.5.

Section 12.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and the Company dated as of November 12, 2013) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyer, the Acquired Companies and Stockholders’ Representative.

Section 12.9 Waiver of Conflicts. Buyer (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (a) each of the Stockholders’ Representative and the Securityholders shall have the right to retain DLA Piper LLP (US) (the “Designated Firm”) to represent their respective interests in any dispute arising solely under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby (a “Dispute”); (b) Buyer (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise to any representation of the Stockholders’ Representative or any Securityholder by the Designated Firm in any Dispute; (c) all client communications between any of the Securityholders, Company, or any of their respective Affiliates, directors, officers, employees, agents or representatives, on the one hand, and the Designated Firm, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under this Agreement, or any Dispute shall be deemed to be privileged and confidential communications to the extent consistent with applicable Legal Requirements (the “Protected Seller Communications”); (d) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Stockholders’ Representative to the extent permitted by applicable Legal Requirements; and (e)

to the extent Buyer or any of its Affiliates (including the Surviving Corporation) should discover in its possession after the Closing any Protected Seller Communications, such party shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Stockholders’ Representative, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.

Section 12.10 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as provided in Section 11.2, (a) nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement except that each Buyer Indemnified Party shall be a beneficiary of the provisions of Article X, and (b) this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.12 Specific Performance. The Company, Buyer and the Stockholders’ Representative recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly, agree that, in addition to other remedies, any non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms and provisions of this Agreement by a decree of specific performance in any action instituted in any court of the United States or any state thereof, or any other jurisdiction, having jurisdiction without the necessity of proving the inadequacy as a remedy of money damages.

Section 12.13 Parent Guarantee. Parent agrees to take all action necessary to cause Buyer, Acquisition Corporation or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company, the Securityholders, the Stockholders’ Representative, and any other Seller Indemnified Party, the full and complete performance by Buyer, Acquisition Corporation or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Buyer, Acquisition Corporation or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Buyer, Acquisition Corporation or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 12.13.

Section 12.14 Headings. The headings of the Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references in this Agreement to “Article”, “Articles”, “Section”, or “Sections” refer to the corresponding Article, Articles, Section, or Sections, respectively, of this Agreement.

Section 12.15 Time Of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.16 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to its conflicts of laws principles.

Section 12.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

PARENT:

VERISK ANALYTICS, INC.

By	/s/ Scott G. Stephenson
	Name:	Scott G. Stephenson
	Title:	President and Chief Executive Officer

BUYER:

INSURANCE SERVICES OFFICE, INC.

By	/s/ Scott G. Stephenson
	Name:	Scott G. Stephenson
	Title:	President and Chief Executive Officer

ACQUISITION CORPORATION:

ISO MERGER SUB I, INC.

By	/s/ Scott G. Stephenson
	Name:	Scott G. Stephenson
	Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the date first written above.

COMPANY:

EAGLEVIEW TECHNOLOGY CORPORATION

By	/s/ Christopher Barrow
	Name:	Christopher Barrow
	Title:	Chief Executive Officer

ACCEPTANCE AND AGREEMENT OF STOCKHOLDERS’ REPRESENTATIVE

The undersigned, being the Stockholders’ Representative appointed in Section 12.1 of the foregoing Agreement and Plan of Merger, agrees to serve as the Stockholders’ Representative and to be bound by the terms of this Agreement and Plan of Merger.

STOCKHOLDERS’ REPRESENTATIVE:

FORTIS ADVISORS LLC, acting solely in its capacity as Stockholders’ Representative

By	/s/ Ryan Simkin
	Name:	Ryan Simkin
	Title:	Managing Director

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A), the following terms have the following meanings:

“Accountants” has the meaning set forth in Section 3.6(a).

“Accounts Receivable” has the meaning set forth in Section 3.10.

“Acquired Companies” means the Company, its wholly-owned subsidiaries Eagle View and Pictometry, and their respective subsidiaries.

“Acquired Company Indebtedness” means any Indebtedness of the Acquired Companies.

“Acquisition Corporation” has the meaning set forth in the Preamble of this Agreement.

“Acquisition Proposal” means any unsolicited bona fide written offer, proposal, inquiry, or indication of interest (other than an offer, proposal, inquiry, or indication of interest by Buyer) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities or other similar transaction (i) in which the Company or any of its Subsidiaries is a constituent corporation, (ii) in which a Person, together with all of its Affiliates directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries, or (iii) in which the Company or any of its Subsidiaries issues or sells securities representing more than 50% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries;

(b) any sale (other than sales of inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition, or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries;

(c) any liquidation or dissolution of the Company or any of its Subsidiaries; or

(d) any other similar acquisition transaction, the consummation of which would reasonably be expected to materially impede or interfere with, prevent or materially delay the consummation of the transaction contemplated hereby.

“Active” whether or not capitalized, (A) when used to modify any Government Contract or Government Subcontract, means that final payment has not been made on such Government Contract, Government Subcontract, and (B) when used to modify any Teaming Agreement, means that such Teaming Agreement has not terminated or expired.

“Adjusted Working Capital Deficiency” has the meaning set forth in Section 2.10(c).

“Adjusted Working Capital Surplus” has the meaning set forth in Section 2.10(c).

“Adjusted Upfront Merger Consideration” means an amount equal to (i) the Upfront Merger Consideration plus (ii) the Aggregate Exercise Price Amount as set forth in the Company Spreadsheet minus (iii) the sum of (A) the Series B-1 Preference Amount and (B) the Series B-3 Preference Amount.

“Advisory Group” has the meaning set forth at Section 12.1(b).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

“Aggregate Exercise Price Amount” means an amount equal to the sum of the Exercise Price Amounts of all of the Company Vested Options that are outstanding immediately prior to the Effective Time and all Company Warrants that are outstanding immediately prior to the Effective Time or have been exercised immediately prior to and effective conditionally upon consummation of the Merger (unless such exercise price has been previously paid to the Company).

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Ancillary Agreements” means the Escrow Agreement and the other agreements and certificates entered into and delivered by the Company and the Securityholders and/or Buyer in connection with the transactions contemplated by this Agreement or the Escrow Agreement.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, as amended, and all other Legal Requirements designed to prohibit, regulate, or govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.

“Applicable Contract” means any Contract to which any of the Acquired Companies is a party and (a) under which any of the Acquired Companies has or may acquire any rights, (b) under which any of the Acquired Companies has or may become subject to any obligation or liability, or (c) by which any of the Acquired Companies or any of the assets owned or used by any Acquired Company is or may become bound.

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Baseline Working Capital” means $6,500,000.

“Basket” has the meaning set forth at Section 10.5(a).

“Benefit Plans” has the meaning set forth in Section 3.15(a).

“Business” shall mean the businesses of providing (i) digital imagery (including, but not limited to, aerial imagery, oblique imagery, orthogonal imagery, orthophotography, LiDAR imagery, three-dimensional models, street imagery, building imagery, and other types of imagery); (ii) analytics relating to digital imagery (including, but not limited to, building measurement and feature detection services based on digital imagery); (iii) digital imagery libraries and related software applications and services; and (iv) reports relating to digital imagery (including, but not limited to, roof estimation reports, construction reports, hazard reports, and other reports), in each case to the insurance, construction, solar, government, commercial and other markets.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by Legal Requirements to close.

“Buyer” has the meaning set forth in the Preamble of this Agreement.

“Buyer Indemnified Party” or “Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Buyer Plans” has the meaning set forth in Section 11.6(b).

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership units (whether general or limited, preferred or common), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Closed Government Contracts” has the meaning set forth in Section 3.30(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.10(a).

“Closing Certificate” has the meaning set forth in Section 2.10(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payment Schedule” has the meaning set forth in Section 2.7(a)(ii).

“Closing Related Payroll Taxes” means any and all Acquired Companies’ employer portion of FICA, Medicare or similar employer payroll or employment Taxes incurred or to be incurred in connection with (i) any and all payments of Total Upfront Option Consideration, (ii) any and all payments of Adjusted Working Capital Surplus made to any Securityholder, and (iii) any bonuses, change in control or other compensation payments made in connection with the transactions contemplated by this Agreement.

“Closing Working Capital” means as of the close of business on the Closing Date, the amount obtained by subtracting (i) the sum of (A) the amount of the Current Liabilities of the Acquired Companies and (B) the long-term portion of any outstanding payment obligation of the Acquired Companies under leases capitalized in accordance with GAAP from (ii) the amount of the Current Assets of the Acquired Companies. The Closing Working Capital shall be determined in accordance with GAAP using the same methods, practices and principles used by the Company to prepare its most recent unaudited financial statements referenced in Section 3.6. In no event, however, will any action taken by Buyer or any of its Affiliates after Closing in connection with its operation of the Business affect the determination of the Closing Working Capital.

“COBRA” means Section 54.4980B-9 of the Treasury Regulations and/or Sections 601-609 of ERISA regarding the continuation of health coverage under Section 4980B of the Code and the rules and regulations promulgated thereunder and any successor Legal Requirement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and the rules and regulations thereunder or under any successor law.

“Common Stock Consideration” has the meaning set forth in Section 2.6(f).

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 5.9(a).

“Company Balance Sheet” means the unaudited balance sheet of the Company on a consolidated basis as of the Company Balance Sheet Date.

“Company Balance Sheet Date” means January 8, 2013.

“Company Board Recommendation” has the meaning set forth in Section 5.4(d).

“Company Capital Stock” means the Capital Stock of the Company.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended to date.

“Company Common Stock” means shares of the Company’s common stock, $0.001 par value per share.

“Company Employee Agreements” has the meaning set forth in Section 3.22(a).

“Company Indemnified Party” has the meaning set forth in Section 11.2(a).

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Investor Rights Agreement” means the Investors’ Rights Agreement dated as of January 7, 2013 among the Company and the Securityholders party thereto.

“Company Material Adverse Effect” means an effect that is or would reasonably be expected to: (i) be materially adverse to the business, assets, financial condition or results of operation of the Acquired Companies taken as a whole; or (ii) to materially impede the authority of the Company to perform any of its material obligations under this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or any applicable Legal Requirements; provided, however, the following effects shall not be deemed to constitute a Company Material Adverse Effect: (A) changes in general political, economic or market conditions (including changes in interest rates or in any financial market, including Nasdaq) or changes in GAAP, laws, regulations or regulatory policies of general applicability (or interpretations thereof); (B) changes resulting from acts of terrorism, war or other social or political disruptions, to the extent that such change, event, occurrence or effect does not have a disproportionately adverse effect on any of the Acquired Companies; (C) any increase in energy or fuel surcharges, any volatile weather conditions or natural disaster to the extent that such change, event, occurrence or effect does not have a disproportionately adverse effect on any of the Acquired Companies; (D) any change resulting from the lack of weather events; (E) any change resulting from the announcement or pendency of the Merger or attributable to the fact that Buyer or any of its Affiliates are the prospective owner of the Company; or (F) the failure of any of the Acquired Companies to achieve any financial projection or budget.

“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

“Company Plans” has the meaning set forth in Section 11.6(b).

“Company Preferred Stock” means shares of the Company Series A Preferred Stock, Company Series B-1 Preferred Stock, Company Series B-2 Preferred Stock, Company Series B-3 Preferred Stock and Company Series C Preferred Stock, collectively.

“Company Preferred Stockholder Closing Consent” means the approval of the consummation of the Merger required pursuant to Article Fourth, Section C(7) of the Company’s Amended and Restated Certificate of Incorporation.

“Company Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, $0.001 par value per share.

“Company Series B-1 Preferred Stock” means shares of the Company’s Series B-1 Preferred Stock, $0.001 par value per share.

“Company Series B-2 Preferred Stock” means shares of the Company’s Series B-2 Preferred Stock, $0.001 par value per share.

“Company Series B-3 Preferred Stock” means shares of the Company’s Series B-3 Preferred Stock, $0.001 par value per share.

“Company Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, $0.001 par value per share.

“Company Spreadsheet” has the meaning set forth in Section 2.7(a)(iii).

“Company Stock Certificates” has the meaning set forth in Section 2.8(b).

“Company Stockholder Approval” has the meaning set forth in Section 6.1(c).

“Company Stockholder Consent” means the adoption of this Agreement and the approval of the Merger by the written consent of the holders of a majority of the shares of Company Capital Stock, voting together as a single class.

“Company Vested Options” means all Company Options (or portions thereof) that, as of immediately prior to the Effective Time, are outstanding and vested under the terms of any equity incentive plan established by the Company or otherwise, after giving effect to any acceleration of vesting pursuant the terms governing such award. For the sake of clarity, Company Vested Options excludes the unaccelerated and unvested portion of any Company Option that will be cancelled at the Effective Time pursuant to Section 2.6(h).

“Company Vested Option Consideration” has the meaning set forth in Section 2.6(h).

“Company Voting Agreement” means the Voting Agreement dated as of January 7, 2013 among the Company and certain stockholders of the Company party thereto.

“Company Warrant Consideration” has the meaning set forth in Section 2.6(i)

“Company Warrants” means all issued and outstanding warrants to purchase or otherwise acquire shares of Company Common Stock (whether or not vested).

“Competing Business” has the meaning set forth in Section 3.27.

“Confidentiality Agreement” has the meaning set forth in Section 5.11.

“Consent” means any approval, consent, ratification, waiver or other authorization (including any Permit).

“Continuing Employees” has the meaning set forth in Section 11.6(a).

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property” in this Exhibit A.

“Current Assets” means the current assets of the Acquired Companies as of the closing of business on the date measured, including, without duplication, unbilled revenue, cash and cash equivalents, prepaid expenses, work in progress, Tax assets (calculated without regard to and specifically excluding all Transaction Related Tax Benefits and all deferred Tax assets) and an amount equal to the face amount of all accounts receivable (net of any allowance for doubtful accounts and excluding those aged over ninety (90) days), in each case determined in accordance with GAAP.

“Current Liabilities” means the current liabilities of the Acquired Companies as of the closing of business on the date measured, including, without duplication, accounts payable, accrued liabilities, accrued expenses, deferred revenue (including any deferred revenue which corresponds to any work in progress included as a Current Asset), the current portion of any outstanding payment obligation of the Acquired Companies under leases capitalized in accordance with GAAP, accrued employee or consultant compensation, accrued paid time off, the employer portion of all Employment Taxes resulting from or relating to the payment of any compensation arising from or relating to any Pre-Closing Tax Period, all Closing Related Payroll Taxes, Tax liabilities (calculated without regard to and specifically excluding all Transaction Related Tax Benefits), dividends declared and payable to stockholders and deferred compensation; but specifically excluding (i) deferred Tax liabilities, (ii) any Acquired Company Indebtedness, (iii) all Transaction Expenses, (iv) the Total Upfront Option Consideration, (v) any Transfer Taxes of the Acquired Companies, (vi) the long-term portion of any outstanding payment obligation of the Acquired Companies under leases capitalized in accordance with GAAP and (vii) any amount outstanding from any of the Acquired Companies to any of its respective Affiliates or from an Affiliate of any of the Acquired Companies to any of the Acquired Companies (all of which amounts in clauses (ii), (iii) and (vii) shall be paid, satisfied and discharged at or prior to Closing), in each case determined in accordance with GAAP.

“Damages” has the meaning set forth in Section 10.2(a).

“DGCL” has the meaning set forth in Section 2.1.

“Designated Firm” has the meaning set forth in Section 12.9.

“Disclosure Schedule” means the written disclosure schedule of the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in Article III of this Agreement and delivered to Buyer concurrently with this Agreement.

“Dispute” has the meaning set forth in Section 12.9.

“Disputed Items” has the meaning set forth in Section 2.10(b).

“Dissenting Shares” has the meaning set forth at Section 2.6(k)(i).

“Domain Names” has the meaning set forth in the definition of “Intellectual Property” in Exhibit A.

“Eagle View” means Eagle View Technologies, Inc., a Washington corporation.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Option Holder” has the meaning set forth in Section 2.8(b)(ii).

“Employment Taxes” means Taxes (and penalties for failure to withhold Taxes) in respect of wages, employment Taxes, unemployment Taxes, social security, Medicare and similar employment related Taxes.

“End Date” has the meaning set forth in Section 9.1(b).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Laws” means any and all federal, state, county, local or foreign laws, statutes, ordinances, rules, regulations, orders, or determinations of any federal, state, county, local or foreign Governmental Body pertaining to pollution, the Environment, public health and safety, or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport of handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. 6901, et seq.); the Clean Air Act (42 U.S.C. 7401, et seq.); the Clean Water Act (33 U.S.C. 1251, et seq.); the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2629 and any and all rules and regulations promulgated thereunder.

“Equity Securities” means (a) Capital Stock and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding Capital Stock.

“ERISA” has the meaning set forth in Section 3.15(a).

“ERISA Affiliate” has the meaning set forth in Section 3.15(a).

“ERISA Plans” has the meaning set forth in Section 3.15(a).

“Escrow Agent” has the meaning set forth in Section 2.9.

“Escrow Agreement” has the meaning set forth in Section 2.9.

“Escrow Amount” means $30,000,000.

“Escrow Consideration” shall be equal to the difference obtained by subtracting (i) the sum of (A) the amount of cash paid from the Escrow Fund to the Buyer Indemnified Parties pursuant to Section 2.10(c) and Article X hereof and pursuant to the Escrow Agreement; and (B) the aggregate amount of Post-Closing Related Payroll Taxes payable to the Buyer or any Acquired Company from the Escrow Fund pursuant to the Escrow Agreement, from (ii) the Escrow Fund.

“Escrow Fund” means the Escrow Amount plus any interest earned on such Escrow Amount in accordance with the provisions of the Escrow Agreement.

“Estimated Closing Certificate” has the meaning set forth in Section 2.7(a)(i).

“Estimated Closing Working Capital” means the Company’s estimated calculation of the Closing Working Capital.

“Estimated Merger Consideration” means an amount equal to $650,000,000, plus the amount, if any, of the Estimated Working Capital Surplus, or minus the amount, if any, of the Estimated Working Capital Deficiency.

“Estimated Working Capital Deficiency” means the amount, if any, by which the Estimated Closing Working Capital is less than the Baseline Working Capital.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Closing Working Capital exceeds the Baseline Working Capital.

“Exchange Agent” has the meaning set forth in Section 2.8(a).

“Exchange Documents” has the meaning set forth in Section 2.8(b).

“Exchange Fund” means cash in an amount equal to the aggregate Estimated Merger Consideration minus the sum of (A) the Escrow Amount, (B) the Representative Fund Amount, (C) the Total Upfront Option Consideration payable to the former holders of Company Vested Options who are employees of any of the Acquired Companies as of the Effective Time and (D) the aggregate amount of all withholding amounts required to be deducted and withheld from the consideration payable to any Securityholders as contemplated by Section 2.14.

“Exercise Price Amount” means (i) with respect to each Company Vested Option, the product of (a) the price per share of Company Common Stock at which the holder of such Company Vested Option may purchase shares of Company Common Stock upon exercise of such Company Vested Option multiplied by (b) the corresponding number of shares of Company Common Stock issuable upon exercise of such Company Vested Options, and (ii) with respect to each Company Warrant, the product of (a) the price per share of Company Common Stock at which the holder of such Company Warrant may purchase shares of Company Common Stock upon exercise of such Company Warrant multiplied by (b) the corresponding number of shares of Company Common Stock issuable upon exercise of such Company Warrant.

“Excluded Refund” means any refund of (or credit against) Taxes of any of the Acquired Companies (a) which would not exist but for the existence of (i) any Transaction Related Tax Benefit, or (ii) any Tax asset arising from any Taxable period other than a Pre-Closing Tax Period or (b) attributable to any Tax asset arising from a Pre-Closing Tax Period which does not result in a refund (or credit against) of Taxes for a Pre-Closing Tax Period but which does result in a refund of (or credit against) Taxes for a Post-Closing Tax Period, including any net operating loss carryover utilized in a Post-Closing Tax Period, or (c) to the extent such refund or credit does not exceed the corresponding Tax asset included as a Current Asset in the calculation and determination of Closing Working Capital.

“FAR” means the Federal Acquisition Regulation of the United States of America.

“FIN 48” has the meaning set forth in Section 3.6(b).

“Final Merger Consideration” has the meaning set forth in Section 2.10(c).

“FIRPTA Certificate” means a certificate sworn under penalty of perjury and in the form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that the Company is not a United States real property holding corporation as defined in Code Section 897(c)(2).

“Former Employee Option Holder” means any former employee of any Acquired Company who is a holder of Company Vested Options as of the moment immediately preceding the Effective Time.

“Fully Diluted Common Shares Outstanding” means, without duplication, the sum of (i) the number of shares of Company Capital Stock outstanding, on an as-converted to Company Common Stock basis, immediately prior to the Effective Time, including all shares of Company Common Stock issued immediately prior to the Effective Time upon exercise of the Company Warrants (but only to the extent such Company Warrants were properly exercised prior to, or contingent upon, the Effective Time), (ii) the number of shares of Company Common Stock underlying Company Vested Options outstanding immediately prior to the Effective Time and (iii) the number of shares of Company Common Stock underlying any Company Warrant outstanding and not exercised as of the Effective Time.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“FSS” has the meaning set forth in Section 3.30(c)(ii).

“GAAP” means generally accepted accounting principles in the United States.

“General Survival Period” has the meaning set forth in Section 10.1.

“Government Bid” means any bid, proposal, offer or quotation made by any of the Acquired Companies, or by a contractor team or joint venture in which any of the Acquired Companies are participating, that, if accepted, would lead to a Government Contract.

“Government Contract” means any prime contract, multiple award schedule contract, federal supply schedule contract, Government Subcontract, Teaming Agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, pricing agreement, letter contract, cooperative research and development agreement, cooperative purchasing agreement, grant or other similar arrangement of any kind, between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Body, (b) any prime contractor of a Governmental Body in its capacity as a prime contractor, or (c) any subcontractor (or lower tier subcontractor) with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Government-Furnished Property” means personal property, equipment and fixtures loaned, bailed or otherwise furnished to any of the Acquired Companies by or on behalf of the U.S. Government for use in the performance of a Government Contract or Government Subcontract.

“Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, grant or other commitment of any kind with respect to products, services or research provided by the Company or any of the other Acquired Companies between the Company or any of the other Acquired Companies and any prime contractor to the U.S. Government or any state, county, municipal or local government, or any subcontractor with respect to a prime contract, multiple award schedule contract, basic ordering agreement, letter contract, purchase order, delivery order, cooperative research and development agreement, cooperative agreement, grant or other commitment of any kind between such prime contractor or subcontractor and the U.S. Government or any state, county, municipal or local government.

“Governmental Body” means any federal, state, county, city, town, local, municipal, foreign, or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, corporation, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; tribe or tribal organization, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Tax Authority or power of any nature.

“GSA” means the United States General Services Administration.

“GSAR” means the General Services Administration Acquisition Regulation.

“Hazardous Substance” shall mean all pollutants, contaminants, substances, materials or wastes that are regulated under Environmental Law due to their hazardous or toxic effect on human health, the environment or natural resources, including petroleum or petroleum by-products, asbestos, polychlorinated biphenyls and radioactive materials.

“Historical Financial Statements” has the meaning set forth in Section 3.6(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means at any particular time, without duplication: (i) any indebtedness of a Person for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any indebtedness of a Person evidenced by any note, bond, debenture or other debt security, (iii) any outstanding reimbursement obligations of a Person with respect to letters of credit, (iv) any outstanding amounts of a Person due pursuant to a guarantee of indebtedness of a third party or of a nature similar to the types of liabilities described in clauses (i), (ii) or (iii) above, (v) any cash settlement obligation of a Person with respect to the termination of currency exchange contracts, hedge agreements, swap contracts and similar arrangements; and (vi) any indebtedness of a Person for sums owed secured by a Lien on such Person’s assets.

“Independent Accounting Firm” means an independent accounting firm of national reputation selected by Buyer and the Stockholders’ Representative.

“Information Statement” has the meaning set forth in Section 5.5(a).

“Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, geographic indications and other designations of source, origin, sponsorship, affiliation, endorsement or certification, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor (collectively, “Marks”); (ii) domain names, URLs and any other addresses for use on the Internet, mobile devices or any other computer network or communication system (collectively, “Domain Names”); (iii) patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures and all related provisionals, divisions, extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto (collectively, “Patents”); (iv) copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website content and database rights (collectively, “Copyrights”); (v) “look and feel” of websites, rights of publicity and rights of privacy; (vi) know-how, inventions, discoveries, methods, techniques, processes, algorithms, formulae, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer and supplier lists and information, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”); (vi) computer programs and proprietary software and firmware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”), (vii) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (viii) copies and tangible embodiments thereof, in each case whether or not the same are in existence as of the date of this Agreement or developed after such date and in any jurisdiction throughout the world.

“Interim Financial Statement” has the meaning set forth in Section 3.6(a).

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means that an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual would have become aware of such fact or other matter after due inquiry concerning the existence of such fact or other matter; provided, however, that such due inquiry with respect to a Person (other than an individual) means due inquiry of all officers, directors and manager-level employees and consultants of such Person who, by virtue of their job responsibilities, would or should have actual knowledge of the matters represented after due inquiry. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director or officer has Knowledge of such fact or other matter. With respect to Intellectual Property Rights, “Knowledge” does not require any of the Acquired Companies to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property Rights clearance searches. For purposes of this Agreement, “Knowledge of the Company” or any derivation thereof, shall include Knowledge of each individual who is serving as a director or officer of any of the Acquired Companies.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty put into legal effect by or under the authority of any Governmental Body, as applicable to the Acquired Companies.

“Letter of Transmittal” has the meaning set forth in Section 2.8(b).

“Liability” means any debt, liability, obligation, or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Lien” means, with respect to any property or asset, any lien (statutory or otherwise), mortgage, pledge, charge, security interest, hypothecation, community property interest, equitable interest, servitude, option, right (including rights of first refusal), restriction (including restrictions on voting, transfer or other attribute of ownership), lease, license, other rights of occupancy, claim, reversion, reverter, preferential arrangement or any other encumbrance in respect of such property or asset.

“Licensed Intellectual Property” means all Intellectual Property that any Person other than an Acquired Company owns and that any Acquired Company licenses for use in the operation of its business or otherwise has acquired rights of use that have been granted by such Person.

“Marks” has the meaning set forth in the definition of “Intellectual Property” in this Exhibit A.

“Material Contract” has the meaning set forth in Section 3.19(a).

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Consideration” means an amount equal to $650,000,000, plus the amount, if any, of the Working Capital Surplus, or minus the amount, if any, of the Working Capital Deficiency.

“Non-Employee Option Holder” has the meaning set forth in Section 2.8(a).

“Officer’s Certificate” has the meaning set forth in Section 10.4.

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any licenses or distribution models similar to GNU’s General Public License or Lesser/Library General Public License or any other open source license listed by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.

“Option Acknowledgement Form” means a waiver and acknowledgement, in the form approved by Buyer and the Company, providing that such option holder (i) accepts the consideration set forth in Section 2.6(h) in lieu of any other consideration that might be claimed by any such holder, (ii) unconditionally and irrevocably waives and releases any and all right or claim that such holder might have or assert in respect of such consideration, (iii) acknowledges that such holder’s Company Vested Options shall terminate upon and may not be exercised after the Closing Date, and (iv) approves the appointment of the Stockholders’ Representative and agrees to be bound by the indemnification obligations contained in this Agreement and the provisions set forth in Article X and the Escrow Agreement.

“Option Plans” means the Company 2013 Stock Incentive Plan, the Pictometry Amended and Restated 2000 Long Term Incentive Plan, the Pictometry 2011 Long Term Incentive Plan and the Eagle View Amended and Restated 2008 Stock Incentive Plan.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” if: (a) such action is consistent in nature and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; or (c) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority) or parent company (if any) of such other Persons. Capital expenditures shall be in the Ordinary Course of Business to the extent such expenditures are materially consistent with the budget furnished by the Company in writing to Buyer.

“Ordinary Course Pre-Closing Refund” means refunds of, and credits against, Taxes of the Acquired Companies for any Pre-Closing Tax Period (whether in the form of cash received or a credit to offset against Taxes otherwise payable during a Pre-Closing Tax Period), excluding any and all Excluded Refunds.

“Organizational Documents” means (a) the articles or certificate of incorporation or organization and the bylaws of a corporation; (b) the certificate of formation and operating agreement (or similar document) of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by any Acquired Company.

“Parent” has the meaning set forth in the Preamble of this Agreement.

“Patents” has the meaning set forth in the definition of “Intellectual Property” in this Exhibit A.

“Pending Party Litigation” has the meaning set forth in Section 5.15(a).

“Permit” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including non-action by a Governmental Body leading to the expiration or termination of the statutory waiting period under the HSR Act.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity.

“Per Share Escrow Consideration” means an amount equal to the quotient obtained by dividing (i) the Escrow Consideration by (ii) the Fully Diluted Common Shares Outstanding.

“Per Share Representative Fund Consideration” means an amount equal to the quotient obtained by dividing (i) the Representative Fund Consideration by (ii) the Fully Diluted Common Shares Outstanding.

“Per Share Upfront Merger Consideration” means the Per Share Upfront Stock Consideration payable to a holder of Company Capital Stock, as applicable, and in the case of the Company Series B-1 Preferred Stock and the Company Series B-3 Preferred Stock, the applicable portion of the Series B-1 Preference Amount and the Series B-3 Preference Amount, as applicable, payable to a holder of Company Series B-1 Preferred Stock and Company Series B-3 Preferred Stock.

“Per Share Upfront Option Consideration” means, in respect of each share of Company Common Stock subject to a Company Vested Option, an amount, if any, equal to the Per Share Upfront Stock Consideration minus the applicable per share exercise price of such Company Vested Option.

“Per Share Upfront Stock Consideration” shall be equal to a cash payment in an amount equal to the quotient obtained by dividing (i) the Adjusted Upfront Merger Consideration by (ii) the Fully Diluted Common Shares Outstanding.

“Per Share Upfront Warrant Consideration” means, in respect of each share of Company Common Stock subject to a Company Warrant (or portion thereof) that (a) remained unexercised as of the Effective Time or (b) is or will have been exercised prior to and effective conditionally upon the consummation of the Merger, an amount, if any, equal to the Per Share Upfront Stock Consideration minus the applicable per share exercise price of such Company Warrant (unless such exercise price has been previously paid to the Company).

“Per Share Working Capital Surplus” shall be an amount equal to the quotient obtained by dividing (i) the amount of the Adjusted Working Capital Surplus, if any, by (ii) the Fully Diluted Common Shares Outstanding.

“Pictometry” means Pictometry International Corp., a Delaware corporation.

“Post-Closing Related Payroll Taxes” means any and all Acquired Companies’ employer portion of FICA, Medicare or similar employer payroll or employment Taxes incurred or to be incurred in connection with (i) any and all payments of Representative Fund Consideration made to any Securityholders, and (ii) any and all payments of Escrow Consideration made to any Securityholders.

“Post-Closing Tax Period” means any Taxable period other than a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any and all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Tax Return” has the meaning set forth in Section 11.1(c)(i).

“Prior Option Plans” means any of the Pictometry Amended and Restated 2000 Long Term Incentive Plan, the Pictometry 2011 Long Term Incentive Plan and the Eagle View Amended and Restated 2008 Stock Incentive Plan.

“Prior Service” has the meaning set forth in Section 11.6(b).

“Pro Rata Share” means, with respect to a particular Securityholder, a fraction, the numerator of which is the number of shares of Company Common Stock held by such Securityholder as of immediately prior to the Effective Time, and the denominator of which is the total number of outstanding shares of Company Common Stock as of immediately prior to the Effective Time, treating for this purpose each share of Company Preferred Stock, each Company Vested Option and each Company Warrant not exercised as of the Effective Time, as being equal to the number of shares of Company Common Stock for which such security is exercisable or into which such security is convertible as of the Effective Time.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body.

“Proprietary Rights Agreement” has the meaning set forth in Section 3.22(c).

“Protected Seller Communications” has the meaning set forth in Section 12.9.

“Real Property Leases” has the meaning set forth in Section 3.8(a).

“Registered Intellectual Property” means all Owned Intellectual Property that has been registered, filed, certified, or otherwise perfected or recorded with any Governmental Body, including any Registrar or Registry of Domain Names, or any applications for any of the foregoing.

“Recommendation Change” has the meaning set forth in Section 5.4(d).

“Release Date” means the date of the release of the Escrow Fund.

“Representative” means, with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Representative Expenses” has the meaning set forth in Section 12.1(b).

“Representative Fund” means the Representative Fund Amount plus any interest earned on such Representative Fund Amount in accordance with the provisions of this Agreement.

“Representative Fund Amount” means the amount of $500,000, in cash, delivered to the Stockholders’ Representative from the Merger Consideration for payment on behalf of the Securityholders of (i) any Adjusted Working Capital Deficiency pursuant to Section 2.10(c) and (ii) all costs and expenses incurred by or on behalf of the Stockholders’ Representative, in its capacity as such, including all costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement, any document, agreement or instrument entered into in connection with this Agreement, or the transactions contemplated hereby or thereby.

“Representative Fund Consideration” shall equal the difference obtained by subtracting (i) the sum of (A) the amount of cash paid from the Representative Fund to Buyer pursuant to Section 2.10(c) and for costs and expenses incurred by or on behalf of the Stockholders’ Representative, in its capacity as such, including all costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement, any document, agreement or instrument entered into in connection with this Agreement, or the transactions contemplated hereby or thereby, plus (B) the aggregate amount of Post-Closing Related Payroll Taxes paid or payable to the Buyer or its Affiliates from the Representative Fund pursuant to the provisions of this Agreement, from (ii) the Representative Fund.

“Representative Fund Release Date” means the date of the release of the Representative Fund Consideration by the Stockholders’ Representative, whether such release is directly to the Securityholders, to the Exchange Agent or to the Buyer or any Acquired Company pursuant to the provisions of Section 12.1.

“Representative Group” has the meaning set forth in Section 12.1(b).

“Secretary’s Certificate” has the meaning set forth in Section 7.3.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and the rules and regulations issued thereunder or under any successor law.

“Securityholder” means a holder of Company Capital Stock (other than a holder of solely shares of Company Capital Stock which constitute and remain Dissenting Shares as of immediately prior to the Effective Time), Company Vested Options or Company Warrants (or portions thereof) that remain unexercised as of the Effective Time. For the avoidance of doubt, Securityholder shall include the former holders of Company Warrants or Company Options who properly exercised such Company Warrants or Company Options prior to, or contingent upon, the Effective Time and, as a result, became Stockholders in connection with such exercise.

“Seller Indemnified Party” has the meaning set forth in Section 10.3.

“Selling Indemnifying Party” or “Selling Indemnifying Parties” has the meaning set forth in Section 10.2(a).

“Series A Preferred Consideration” has the meaning set forth in Section 2.6(a).

“Series B-1 Per Share Preference Amount” means an amount equal to the Series B-1 Preference Amount divided by the total number of shares of Company Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series B-1 Preference Amount” means $259,200.

“Series B-1 Preferred Consideration” has the meaning set forth in Section 2.6(b).

“Series B-2 Preferred Consideration” has the meaning set forth in Section 2.6(c).

“Series B-3 Per Share Preference Amount” means an amount equal to the Series B-3 Preference Amount divided by the total number of shares of Company Series B-3 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series B-3 Preference Amount” means $460,800.

“Series B-3 Preferred Consideration” has the meaning set forth in Section 2.6(d).

“Series C Preferred Consideration” has the meaning set forth in Section 2.6(e).

“Software” has the meaning set forth in the definition of “Intellectual Property” in this Exhibit A.

“Stay Order” has the meaning set forth in Section 5.15(a).

“Stockholder” means any holder of Company Capital Stock immediately prior to the Effective Time.

“Stockholders’ Representative” has the meaning set forth in the Preamble of this Agreement.

“Stockholder Voting Agreement” means the series of agreements entered into between Buyer and certain holders of Company Capital Stock on the date hereof.

“Straddle Period” means any Taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person that is directly or indirectly Controlled by the first Person.

“Subsidiary Shares” has the meaning set forth in Section 3.5(a).

“Superior Proposal” means a bona fide written offer made by a third party to acquire, directly or indirectly, by merger or otherwise, all of the outstanding shares of Company Capital Stock or all or substantially all of the assets of the Company and its Subsidiaries, which the board of directors of the Company determines in good faith in its reasonable judgment, taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the Person making the proposal, (a) is more favorable from a financial point of view to the Company’s stockholders (solely in their capacity as such) than the terms of the Merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the form of consideration, the likelihood, ability to finance, conditionality and timing of consummation of such proposal, any break-up fees, expense reimbursement provisions and any other aspects of the transaction described in such proposal, including the identity of the Person or “group” making such proposal and this Agreement (including any changes to the terms of this Agreement proposed in writing by Buyer to the Company in response to such proposal or otherwise), and (b) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” (or “Taxable” or “Taxing” where the context requires) means any and all federal, state, local, or foreign: net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer taxes, unemployment, social security, workers’ compensation, capital, premium, recapture, environmental (including taxes under Code Section 59A), customs, duties, net worth, registration, business license fees, estimated and other taxes, including any liability arising from any failure to file any form required to be filed by the U.S. Treasury Department or the IRS, including Form TD F 90-22.1 (Report of Foreign Bank and Financial Accounts), assessments, customs, duties, fees, levies, or other governmental charges in the manner of taxes, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Authority” means any Governmental Body having jurisdiction with respect to any Tax.

“Tax Comments” has the meaning set forth in Section 11.1(c)(i).

“Tax Proceeding” means any Tax-related audit, examination, claim for refund, action, or other administrative, regulatory or judicial proceeding regarding any Pre-Closing Tax Period of any of the Acquired Companies.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Teaming Agreement” has the same meaning as the term “contractor team arrangement” as defined in FAR § 9.601.

“Total Upfront Option Consideration” means the aggregate Per Share Upfront Option Consideration payable following the Effective Time pursuant to Section 2.6(h) in exchange for all Company Vested Options.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” in this Exhibit A.

“Transaction Expenses” means, to the extent not paid by the Company or any of the other Acquired Companies prior to the Effective Time, the fees, costs and expenses (including legal, accounting and financial advisory expenses and commissions) incurred or committed to by any of the Acquired Companies on or prior to the Closing Date in connection with the Company’s negotiation, preparation, review, execution, delivery or performance of this Agreement or any certificate, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated by this Agreement, including, but not limited to, those fees and expenses of legal counsel, accountants and advisers and any and all severance, change-of-control or similar payments arising from or related to the transactions contemplated hereby.

“Transaction Related Tax Benefits” means (i) any Transaction Related Deductions, (ii) any net operating loss carryback or net operating loss carryover which would not exist but for the Transaction Related Deductions, (iii) any reduction in income Tax liability to the extent attributable to the Transaction Related Deductions, (iv) any income Tax refund or income Tax credit (including any research and development Tax credit or Tax overpayment credit) to the extent such refund is an Excluded Refund or otherwise attributable to the Transaction Related Deductions, and (v) any deferred Tax asset to the extent attributable to the items described in clauses (i) through (iv) of this definition of Transaction Related Tax Benefits.

“Transaction Related Deductions” means any income Tax deductions (regardless of whether or not reported on a Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period) attributable to: (i) the exercise of any Company Options or Company Warrants from and after the date of this Agreement; (ii) any payments made on or after the date of this Agreement to the holders of any Company Options or Company Warrants in exchange for the cancellation of such Company Options or Company Warrants; (iii) any payments made on or after the date of this Agreement to any Stockholders in exchange for their Company Capital Stock; (iv) any bonuses, change in control or other compensation payments made in connection with the transactions contemplated by this Agreement; (v) any Transaction Expenses; or (vi) interest expense paid at Closing on any Acquired Company Indebtedness, in each case, excluding any income Tax deductions attributable to Closing Related Payroll Taxes included as Current Liabilities in the calculation of Closing Working Capital.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest), in each case, incurred in connection with consummation of the transactions contemplated by this Agreement.

“Upfront Merger Consideration” means an amount equal to the Estimated Merger Consideration less the sum of (i) the Escrow Amount, (ii) the Representative Fund Amount (iii) the total amount of any Acquired Company Indebtedness outstanding immediately prior to the Effective Time and (iv) the total amount of any Transaction Expenses outstanding immediately prior to the Effective Time.

“Voluntary Compliance Procedure” means any voluntary worker classification settlement program, voluntary compliance procedure, Tax amnesty program or other settlement program to be entered into with the Tax Authority of any Voluntary Compliance Jurisdiction.

“Voluntary Compliance Jurisdiction” means, with respect to any Voluntary Compliance Procedure, the jurisdiction in which such Voluntary Compliance Procedure is commenced.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Warrant Cash-Out Agreement” has the meaning set forth in Section 2.8(b)(iv).

“Working Capital Deficiency” means the amount, if any, by which the Closing Working Capital is less than the Baseline Working Capital.

“Working Capital Surplus” means the amount, if any, by which the Closing Working Capital is more than the Baseline Working Capital.